Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

dated as of

October 12, 2022

by and among

CLEAN EARTH ACQUISITIONS CORP.,

ALTERNUS ENERGY GROUP PLC

and

CLEAN EARTH ACQUISITIONS SPONSOR, LLC

in its capacity as the Purchaser Representative and solely for purposes of Sections 2.05, 2.09, 8.06 and 9.02

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EXHIBITS

Exhibit A – Form of Sponsor Support Agreement

Exhibit B – Form of Third Amended and Restated Certificate of Incorporation of Purchaser

Exhibit C – Form of Amended and Restated Bylaws of Purchaser

Exhibit D – Form of Investor Rights Agreement

Exhibit E – Form of Purchaser Incentive Plan

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of October 12, 2022, is made by and among Clean Earth Acquisitions Corp., a Delaware corporation (“Purchaser”), Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland (“Seller”), and Clean Earth Acquisitions Sponsor, LLC, a Delaware limited liability company, in its capacity as the representative of Purchaser and solely for purposes of Sections 2.05, 2.09, 8.06 and 9.02 (the “Purchaser Representative”). Purchaser and Seller are each referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Purchaser is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the date of this Agreement, Seller effected a restructuring whereby Seller formed Alternus Lux 01 S.à.r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Alternus Lux”), and contributed one hundred percent (100%) of the issued share capital of AEG MH 01 Limited, a private limited company incorporated under the laws of Ireland (the “AEG MH 01 Shares”), to Alternus Lux (the “Pre-Signing Luxco Contribution”);

WHEREAS, as of the date of this Agreement, Seller directly owns, inter alia, (i) one hundred percent (100%) of the issued and outstanding capital stock of Alternus Energy Americas Inc., a Delaware corporation (the “AEA Shares”), (ii) sixty percent (60%) of the issued share capital of Unisun Energy Holding B.V., a private limited company incorporated under the laws of the Netherlands (the “Unisun Shares”), (iii) one hundred percent (100%) of the issued share capital of Alternus Lux (the “Alternus Lux Shares”), (iv) one hundred percent (100%) of the issued share capital of Solis Bond Company Designated Activity Company, a private limited company incorporated under the laws of Ireland (the “Solis Shares”), and (v) one hundred percent (100%) of the issued share capital of AEG JD 02 Limited, a private limited company incorporated under the laws of Ireland (the “AEG JD 02 Shares”);

WHEREAS, between the date of this Agreement and the Closing (as defined below), Seller intends to effect a further restructuring whereby Seller plans to contribute (i) one hundred percent (100%) of the Solis Shares to Alternus Lux and (ii) one hundred percent (100%) of the AEG JD 02 to Alternus Lux (collectively, the “Post-Signing Luxco Contribution” and together with the Pre-Signing Luxco Contribution, the “Restructuring”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Shares in exchange for the consideration set forth in this Agreement (the “Share Sale”);

WHEREAS, the board of directors of Seller (the “Seller Board”) has: (a) determined that it is in the best interests of Seller and the shareholders of Seller, and declared it advisable, to enter into this Agreement and the Transactions; and (b) approved this Agreement and the Transactions, including the Share Sale, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has: (a) determined that it is in the best interests of Purchaser and the stockholders of Purchaser, and declared it advisable, to enter into this Agreement and the Transactions; and (b) approved this Agreement and the Transactions, including the Share Sale, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, in accordance with the terms hereof, Purchaser shall provide an opportunity to its stockholders to have their Public Shares redeemed on the terms and subject to the conditions set forth in the Prospectus and the Organizational Documents of Purchaser in conjunction with, inter alia, obtaining approval from its stockholders for the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, Clean Earth Acquisitions Sponsor, LLC (the “Sponsor”), certain other stockholders of Purchaser, Purchaser and Seller have entered into that certain Sponsor Support Agreement in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), dated as of the date hereof, pursuant to which each of the Sponsor and stockholders of Purchaser listed thereto has agreed to, among other things, vote to adopt and approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and waive, forfeit and surrender any and all anti-dilution or similar protection with respect to any shares of Purchaser Common Stock;

WHEREAS, prior to the Closing, Purchaser shall, on the terms and subject to the conditions set forth herein, adopt (i) the Third Amended and Restated Certificate of Incorporation of Purchaser in the form attached hereto as Exhibit B (the “A&R Purchaser Charter”) and (ii) the Amended and Restated Bylaws of Purchaser in the form attached hereto as Exhibit C (the “A&R Purchaser Bylaws”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, Seller and Purchaser have entered into an Investor Rights Agreement in the form attached hereto as Exhibit D (the “Investor Rights Agreement”);

WHEREAS, after the execution and delivery of this Agreement, Purchaser may, subject to approval by Seller, obtain commitments from one or more investors (an “Investment”) pursuant to the terms of one or more agreements (each, a “Investment Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01      As used herein, the following terms shall have the following meanings:

“A&R Purchaser Bylaws” has the meaning set forth in the recitals.

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“A&R Purchaser Charter” has the meaning set forth in the recitals.

“Accounting Principles” means the principles and accounting standards set out in Annex A attached hereto.

“Acquired Subsidiaries” means each of (i) Lucas EST S.R.L., (ii) Ecosfer Energy S.R.L., (iii) LJG Green Source Energy Beta S.R.L., (iv) Solarpark Samas Sp. z.o.o., (v) Elektrownia PV Komorowo Sp. z.o.o., (vi) Gardno PV Sp. z.o.o., (vii) Gardno2 PV Sp. z.o.o., (viii) PV Zachod Sp. z.o.o. and (ix) RA 01 Sp. z.o.o.

“Action” means any action, lawsuit, claim, suit, arbitration, litigation, inquiry, hearing, audit, charge, mediation, examination, judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Authority or arbitrator.

“Adjusted EBITDA” means, with respect to any period, the “Adjusted EBITDA” of Purchaser for such period, as set forth in Purchaser’s Annual Reports (i.e., Form 10-Ks) filed with the SEC and as it is presented in the MD&A section of the Purchaser’s Annual Reports.

“Adjustment Escrow Account” has the meaning set forth in Section 2.04(b).

“Adjustment Escrow Shares” means 1,000,000 shares of Purchaser Common Stock.

“AEA Shares” has the meaning set forth in the recitals.

“AEG JD 02 Shares” has the meaning set forth in the recitals.

“AEG MH 01 Shares” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternus Lux” has the meaning set forth in the recitals.

“Alternus Lux Shares” has the meaning set forth in the recitals.

“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including the Sponsor Support Agreement, the A&R Purchaser Charter, the A&R Purchaser Bylaws, the Investor Rights Agreement, the Key Employee Employment Agreements, the Escrow Agreement and the documents and agreements entered into in connection therewith.

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“Audited Financial Statements” has the meaning set forth in Section 3.06(a).

“Available Cash” means, as of immediately prior to the Closing after giving effect to the Purchaser Share Redemption, the payment by Purchaser of any Purchaser Transaction Expenses and Seller Transaction Expenses and the repayment by Purchaser of any Working Capital Loans, but without giving effect to the Transactions, the sum of (a) the Final Purchaser Trust Amount, plus (b) if applicable, any and all amounts that are delivered to Purchaser at or prior to the Closing pursuant to any Investments as agreed to by Seller, plus (c) any and all amounts that are raised by Seller or its Subsidiaries between the date of this Agreement and the Closing (i) pursuant to an agreement which provides that funds are to be repaid from equity or other process post-closing, (ii) in the form of convertible notes or forward purchase agreements convertible into or payable in shares of Purchaser, or (iii) that were facilitated by JonesTrading Institutional Services LLC, Citigroup Global Markets Inc. or any of their respective Affiliates.

“Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York, Amsterdam, the Netherlands, Luxembourg, Grand Duchy of Luxembourg or Dublin, Ireland are authorized or obligated by Law to close.

“Calculated Share Price” means the amount determined by the following formulas:

(i)          With respect to Share Price Milestone 1: the result of (1) (x) the Adjusted EBITDA for the fiscal year ending on December 31, 2028, multiplied by (y) 15, minus (z) the debt (short-term and long-term), net of cash and cash equivalents, of Purchaser as reported in the audited and publicly filed financial statements of Purchaser for the fiscal year ending on December 31, 2028, divided by (2) the total number of shares issued and outstanding of Purchaser as of December 31, 2028;

(ii)         With respect to Share Price Milestone 2: the result of (1) (x) the Adjusted EBITDA for the fiscal year ending on December 31, 2029, multiplied by (y) 14, minus (z) the debt (short-term and long-term), net of cash and cash equivalents, of Purchaser as reported in the audited and publicly filed financial statements of Purchaser for the fiscal year ending on December 31, 2029, divided by (2) the total number of shares issued and outstanding of Purchaser as of December 31, 2029; and

(iii)        With respect to Share Price Milestone 3: the result of (1) (x) the Adjusted EBITDA for the fiscal year ending on December 31, 2030, multiplied by (y) 13, minus (z) the debt (short-term and long-term), net of cash and cash equivalents, of Purchaser as reported in the audited and publicly filed financial statements of Purchaser for the fiscal year ending on December 31, 2030, divided by (2) the total number of shares issued and outstanding of Purchaser as of December 31, 2030.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133) and the American Rescue Plan Act of 2021 (Pub. L. 117-2), as applicable (including, in each case, any changes in state or local Law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), and any legislative or regulatory guidance issued pursuant thereto.

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“Carmel Privileged Communications” has the meaning set forth in Section 9.15(a).

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization, employee representative or association.

“Certificate” has the meaning set forth in Section 2.04(d)(i).

“Change in Recommendation” has the meaning set forth in Section 5.07(d).

“Claims” has the meaning set forth in Section 5.10.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Statement” has the meaning set forth in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Consideration” means an amount equal to (a) $550,000,000, plus (b) the Estimated Net Working Capital Adjustment (which, for the avoidance of doubt, may be a negative number thereby reducing the Closing Consideration).

“Closing Share Consideration” means a number of shares, rounded up to the nearest whole number, of Purchaser Common Stock equal to the quotient of (a) the Closing Consideration divided by (b) $10.

“Company Indemnified Parties” has the meaning set forth in Section 5.14(a).

“Company IP Rights” means (a) all Intellectual Property Rights, other than Company-Owned IP Rights, for which any Target Company holds or purports to hold, or has been granted, any licenses, immunities, or other rights, or which are used or held for use in, or necessary for, the operation of the businesses of the Target Companies as presently conducted; and (b) all Company-Owned IP Rights.

“Company-Owned IP Rights” means all Intellectual Property Rights owned by any Target Company or represented by a Target Company in a Contract as owned by a Target Company.

“Company Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Software, hardware and equipment (including all databases, firmware and related documentation) and information contained therein or transmitted thereby, including any outsourced systems and processes, in each case necessary for or otherwise used or held for use by or on behalf of the Target Companies.

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“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 19, 2022, by and between Seller and Purchaser.

“Contract” means any written or oral agreement, contract, indenture, lease, sublease, instrument, arrangement, license, sublicense, obligation or commitment, in each case, that is legally binding (and in each case, including any amendments and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks of COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester or any other Law, decree, judgment, injunction or other Governmental Order, directive, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to COVID-19 pandemic, including, the CARES Act.

“COVID-19 Tax Measure” means any Law enacted or issued by any Governmental Authority with respect to any Tax matter in response to COVID-19 (including the CARES Act and Payroll Tax Executive Order) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including IRS Notice 2020-65).

“D&O Indemnified Parties” has the meaning set forth in Section 5.14(a).

“Deferred Underwriting Commissions” has the meaning set forth in Section 4.05.

“Disclosure Letters” means the Seller Disclosure Letter and Purchaser Disclosure Letter, collectively.

“Dispute” has the meaning set forth in Section 9.04(a).

“Dutch Notary” means a civil law notary (notaris) (or such notary’s substitute) of Loyens & Loeff N.V. in the Netherlands.

“Earnout Escrow Account” has the meaning set forth in Section 2.04(b).

“Earnout Escrow Shares” means 35,000,000 shares of Purchaser Common Stock.

“Earnout Milestone 1” has the meaning set forth in Section 2.09(b)(i).

“Earnout Milestone 2” has the meaning set forth in Section 2.09(b)(ii).

“Earnout Milestone 3” has the meaning set forth in Section 2.09(b)(iii).

“Earnout Milestones” means, collectively, Earnout Milestone 1, Earnout Milestone 2 and Earnout Milestone 3.

“Earnout Objection Notice” has the meaning set forth in Section 2.09(a)(ii).

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“Earnout Statement” has the meaning set forth in Section 2.09(a)(i).

“Entity” means a Person that is not a natural Person.

“Environmental Laws” means any applicable Law in any relevant jurisdictions relating to pollution or protection of human health or the environment, including those imposing liability or establishing requirements for the use, storage, transport, handling, treatment, Release of, exposure to, and disposal of Hazardous Materials.

“ERISA” means of the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that is (or at the relevant time was or could be) considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA with any Target Company.

“Escrow Agent” has the meaning set forth in Section 2.04(b).

“Escrow Agreement” has the meaning set forth in Section 2.04(b).

“Estimated Closing Consideration” has the meaning set forth in Section 2.03(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.03(a).

“Estimated Net Working Capital Adjustment” means an amount, positive or negative, equal to Estimated Net Working Capital, minus $11,500,000; provided, however, that (i) if the Estimated Net Working Capital Adjustment is greater than $10,000,000, the Estimated Net Working Capital Adjustment shall be deemed to equal $10,000,000 and (ii) if the Estimated Net Working Capital Adjustment is less than negative $10,000,000, the Estimated Net Working Capital Adjustment shall be deemed to equal negative $10,000,000.

“Excepted Liens” means those Liens set forth on Section 1.01(a) of the Seller Disclosure Letter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Companies” means (i) Altnor AS, private limited company incorporated under the laws of Norway, and its direct and direct Subsidiaries, (iii) GHFG Limited, a private limited company incorporated under the laws of Ireland, and its direct and direct Subsidiaries, and (iii) ALTAM Inc., a Nevada corporation, and its direct and direct Subsidiaries.

“Final Consideration” means an amount equal to (a) $550,000,000, plus (b) the Net Working Capital Adjustment (which, for the avoidance of doubt, may be a negative number thereby reducing the Final Consideration).

“Final Consideration Shortfall” has the meaning set forth in Section 2.05(e).

“Final Consideration Surplus” has the meaning set forth in Section 2.05(g).

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“Final Purchaser Trust Amount” has the meaning set forth in Section 2.03(b).

“Financial Statements” has the meaning set forth in Section 3.06(a).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body, in each case whether U.S. or non-U.S., exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means: (a) those substances defined in or regulated as pollutants, contaminants, dangerous goods or hazardous or toxic substances, materials of concern or wastes under Laws relating to pollution or protection of human health or the environment; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated biphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Laws relating to pollution or protection of human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period (including any extensions) thereunder, if required.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immigration Laws” has the meaning set forth in Section 3.21(c).

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (a) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

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“Indebtedness” means, without duplication, the unsatisfied Liabilities of the Target Companies, whether contingent or otherwise (including penalties, interest and premiums): (a) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (b) evidenced by bonds, notes, debentures or similar instruments, including such obligations incurred in connection with the acquisition of property, assets or businesses; (c) any obligations for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (f) amounts drawn on letters of credit, bankers’ acceptances or similar facilities; (g) any amounts in respect of unfunded or underfunded liabilities or obligations under pension or retirement (whether defined benefit or defined contribution), superannuation, gratuity, or similar pension-like policies, plans, programs, agreements or arrangements, severance or similar termination liabilities or obligations, deferred compensation, post-termination or retiree health and/or welfare benefit liabilities or obligations, accrued paid time off, or accrued bonuses or other incentive payments, in each case, whether pursuant to a written agreement or otherwise owed, plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; (h) payables owing to Affiliates (other than to another Target Company); (i) any change-in-control payments, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments payable to any Person by any Target Company that are triggered in connection with the consummation of the Transactions (whether prior to, upon or after such consummation, and whether or not in connection with another event but excluding in all cases any “double trigger” payments that become payable as a result of any action or omission by Purchaser or its applicable Affiliate upon or following such consummation) and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; and (j) guarantees of the liabilities described in clauses (a) through (i) above of any other Person; provided, however, that each of (i) trade accounts payable and other operating liabilities in the Ordinary Course of Business (for the avoidance of doubt, not including Taxes), (ii) any outstanding surety or performance bonds (to the extent undrawn) or letters of credit (to the extent undrawn), (iii) any liabilities or obligations owed by any Target Company to another of any Target Company, and (iv) any amounts taken into account in calculating the Estimated Net Working Capital Adjustment or the Net Working Capital Adjustment, shall not constitute Indebtedness.

“Insider Letter Agreement” means that certain Insider Letter Agreement, dated February 23, 2022, by and among the Clean Earth Acquisitions Sponsor, LLC, Aaron Ratner, Martha Ross, Nicholas Parker, Candice Beaumont, Bradford Allen, Michael Vahrenkamp and Purchaser.

“Insurance Policies” has the meaning set forth in Section 3.15.

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“Intellectual Property Rights” shall mean any and all common law or statutory or other rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, re-issues, and reexaminations thereof (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, logos, designs, slogans, taglines, brands, product names, and other designations of origin, source or quality, registrations and applications for any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights, copyrightable works, and equivalent rights of author, in any published or unpublished works of authorship (including Software as a work of authorship), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data, and other confidential or proprietary information (whether business or technical or otherwise) (collectively, “Trade Secrets”); and (f) other intellectual property, industrial property and proprietary rights anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 3.06(a).

“Interim Period” has the meaning set forth in Section 5.01.

“Intervening Event” has the meaning set forth in Section 5.07(d).

“Intervening Event Notice Period” has the meaning set forth in Section 5.07(d).

“Investment” has the meaning set forth in the recitals.

“Investment Agreement” has the meaning set forth in the recitals.

“Investor Rights Agreement” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in Section 5.10.

“IRS” means the Internal Revenue Service of the United States of America.

“Key Employees” means Vincent Browne, Joseph Duey, Taliesin Durant, Gary Swan, David Farrell, Bill Sadlier and Larry Farrell.

“Key Employee Employment Agreements” has the meaning set forth in Section 5.16.

“Law” means any law (statutory, common or otherwise), statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Liability” means any liability or obligation (whether known or unknown, absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“Liens” means liens, licenses, covenants not to sue, options, transfer restrictions, mortgages, security interests, adverse ownership interests, pledges, charges or other encumbrances.

“Leased Real Property” has the meaning set forth in Section 3.09(b).

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“Leases” means all leases, subleases, licenses, concessions and other binding agreements (written or oral) pursuant to which any Target Company holds any Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto and the right to all security deposits and other amounts and instruments deposited by or on behalf of any Target Company thereunder.

“Locked-Up Persons” means each of Aaron Ratner, Martha Ross, Nicholas Parker, Candice Beaumont, Bradford Allen, Michael Vahrenkamp, Alex Greystoke and David Saab.

“Look-back Date” means January 1, 2019.

“Maximum Annual Premium” has the meaning set forth in Section 5.14(b).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“NASDAQ” means the Nasdaq Global Market.

“Net Working Capital” means the working capital of the Target Companies at 11:59 p.m. (Eastern Time) on the calendar day immediately prior to the Closing Date comprising all items included in the illustrative working capital calculation set out in Section 1.01(b) of the Seller Disclosure Letter calculated, on a consolidated basis, immediately prior to the Closing, in accordance with the Accounting Principles. The table in Section 1.01(b) of the Seller Disclosure Letter shows, for illustrative purposes, the calculation of the Net Working Capital of the Target Companies as of June 30, 2022. Notwithstanding anything to the contrary, Net Working Capital shall not include any current assets or current liabilities related to, based on or in respect of (i) any acquisitions consummated after the date of this Agreement and any Indebtedness incurred after the date of this Agreement related to such acquisitions, (ii) any Indebtedness and related cash, in each case not related to core operations, incurred after the date of this Agreement, or (iii) any payments or proceeds received on account of events after the date of this Agreement that are not in the Ordinary Course of Business (e.g., insurance proceeds from a natural disaster).

“Net Working Capital Adjustment” means an amount, positive or negative, equal to Net Working Capital minus $11,500,000; provided, however, that (i) if the Net Working Capital Adjustment is greater than $10,000,000, the Net Working Capital Adjustment shall be deemed to equal $10,000,000 and (ii) if the Net Working Capital Adjustment is less than negative $10,000,000, the Net Working Capital Adjustment shall be deemed to equal negative $10,000,000.

“Notice of Objection” has the meaning set forth in Section 2.05(b).

“Objection Period” has the meaning set forth in Section 2.05(b).

“Ordinary Course of Business” means, with respect to any Person, actions that are taken in the ordinary course and materially consistent with the past practices and normal day-to-day operations of such Person, including any action taken or omitted to be taken to the extent such act or omission is reasonably determined by such Person to be necessary to comply with the COVID-19 Measures.

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“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, constitution, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar governing agreements or documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state, local, and non-U.S. Tax laws.

“Party” has the meaning set forth in the preamble.

“Pass-Through Tax Return” means any Income Tax Return (such as IRS Form 1065 and associated IRS Schedule K-1s and corresponding state and local Tax Returns) of the Company and its Subsidiaries with respect to which (i) such Company or Subsidiary is treated as a partnership for U.S. federal (and applicable state and local) Income Tax purposes (a “Relevant Target Company”), and (ii) the income, gain, losses, deductions, and other Tax items reflected on such Income Tax Returns are allocated to, and reflected on the Tax Returns of, the beneficial owners of the Company. By way of example and without limitation, Tax Returns primarily concerning property Taxes, sales and use Taxes, payroll Taxes, and withholding Taxes are not Pass-Through Tax Returns.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the Target Companies’ audited combined balance sheet as of December 31, 2020 and December 31, 2021 and statements of income, changes in shareholder equity and cash flows for the twelve (12)-month periods then ended, each audited in accordance with GAAP and PCAOB auditing standards by a PCAOB qualified auditor.

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any Target Company to own, lease and operate its properties or to carry on its business.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with the Accounting Principles; (b) statutory and contractual Liens arising or incurred in the Ordinary Course of Business with respect to Leased Real Property for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with the Accounting Principles; (c) zoning, building, or other restrictions, variances, and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (d) covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere, or would interfere, in any material respect with the present use of or occupancy of the affected parcel in the operation of the business conducted thereon by the Target Companies; and (e) Liens incurred in connection with capital lease obligations of the Target Companies incurred in the Ordinary Course of Business.

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“Person” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, directly or indirectly, including name; social security number; government-issued identification numbers or other identification numbers; health or medical information, including health insurance information; credit or payment card or financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws.

“Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any similar plan subject to Laws of a jurisdiction outside of the United States), and any other benefit or compensation plan, policy, program, practice, agreement, understanding or arrangement, whether written or oral, (including all cash incentive, bonus, deferred compensation, profit sharing, equity appreciation, phantom equity, equity purchase, stock or share option or other incentive equity or equity or equity-linked arrangement, and any employment, consulting, advisor, service, termination, retention, bonus, excess benefit, profit sharing, change in control, severance, retirement, supplemental retirement, pension, savings, tax gross-up, employee loan, vacation, fringe, paid time off, disability, medical, dental, vision, cafeteria, insurance, flex spending, accident, adoption/dependent/employee assistance, tuition, health and welfare, post-termination or retiree health and welfare plan, program, policy, agreement, arrangement, commitment or Contract) that is: (A) sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Subsidiaries or any of their ERISA Affiliates or (B) with respect to which Seller or any of its Subsidiaries or any of their ERISA Affiliates has or could reasonably be expected to have any liability or obligation whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any current or former officer, employee, individual independent contractor, consultant or other service provider (including any such Person providing services through a personal services entity), director or manager (each, a “Service Provider”) or the spouses, beneficiaries or other dependents thereof.

“Post-Closing Consideration Calculation” has the meaning set forth in Section 2.05(a).

“Post-Closing Statement” has the meaning set forth in Section 2.05(a).

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“Post-Signing Luxco Contribution” has the meaning set forth in the recitals.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Pre-Signing Luxco Contribution” has the meaning set forth in the recitals.

“Privacy Laws” means all applicable Laws concerning the privacy, collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, processing, protection, sharing, breach or other use of Personal Information, and all regulations promulgated thereunder, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (2016/679), state social security number protection Laws, state data breach notification Laws and, where applicable, state consumer protection Laws.

“Probable Acquired Subsidiaries” means each of (i) Invest PV 26 Sp. z.o.o., (ii) Invest PV 27 Sp. z.o.o., (iii) INVEST PV 4 Sp. z.o.o., (iv) Invest PV 18 Sp. z.o.o., (v) Invest PV 31 Sp. z.o.o., (vi) Invest PV 32 Sp. z.o.o., (vii) Invest PV 33 Sp. z.o.o., (viii) Invest PV 34 Sp. z.o.o., (ix) Invest PV 35 Sp. z.o.o., (x) Invest PV 36 Sp. z.o.o., (xi) Invest PV 37 Sp. z.o.o., (xii) Invest PV 38 Sp. z.o.o., (xiii) Invest PV 39 Sp. z.o.o., (xiv) Invest PV 17 MM83 Sp. z.o.o., (xv) Invest PV 28 Sp. z.o.o., (xvi) Invest PV 29 Sp. z.o.o., (xvii) Invest PV 19 Sp. z.o.o., (xviii) Invest PV 20 Sp. z.o.o., (xix) Invest PV 30 Sp. z.o.o., (xx) Invest PV 21 Solar Park Plewiska Sp. z.o.o., (xxi) Invest PV 22 Sp. z.o.o., (xxii) Invest PV 23 Sp. z.o.o., (xxiii) Invest PV 24 Sp. z.o.o., (xxiv) Invest PV 25 Sp. z.o.o., (xxv) P+S SPV2 Sp. z.o.o., (xxvi) P+S SPV3 Sp. z.o.o., (xxvii) P+S SPV4 Sp. z.o.o., (xxviii) INVEST PV 11 Sp. z.o.o., (xxix) INVEST PV 12 Sp. z.o.o., (xxx) INVEST PV 13 Sp. z.o.o., (xxxi) Invest PV 14 Sp. z.o.o., (xxxii) SOLAR PROJECT SPV Sp. z.o.o., (xxxiii) SOLAR FARM SPV Sp. z.o.o., (xxxiv) INVEST PV 7 Sp. z.o.o., (xxxv) RESNET 1 Sp. z.o.o., (xxxvi) RD PV Produkcja 1 Sp. z.o.o., (xxxvii) RD PV Produkcja 2 Sp. z.o.o., (xxxviii) RD PV Produkcja 3 Sp. z.o.o., (xxxix) RD PV Produkcja 4 Sp. z.o.o., (xxxx) Elektroniw PV Grylewo Sp. z.o.o., and (xxxxi) INVEST PV 58 z.o.o.

“Proskauer Privileged Communications” has the meaning set forth in Section 9.15(b).

“Prospectus” means that certain final prospectus of Purchaser, dated February 23, 2022, and filed on February 25, 2022, prepared, filed and made available to the public in accordance with applicable federal securities Laws.

“Proxy Statement” has the meaning set forth in Section 5.07(a).

“Public Rights” means the 23,000,000 Rights that comprise part of the Public Units, which are listed on the NASDAQ under the ticker symbol “CLINR”, with each Right entitling the holder thereof to acquire one-tenth (1/10th) of one share of Purchaser Common Stock upon consummation of an initial business combination.

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“Public Shareholders” has the meaning set forth in Section 5.10.

“Public Shares” means the 23,000,000 shares of Purchaser Common Stock that comprise part of the Public Units, which are listed on the NASDAQ under the ticker symbol “CLIN”.

“Public Units” means the 23,000,000 Units issued and sold in the IPO, with each Public Unit consisting of one Public Share, one Public Right and one-half of one Public Warrant, which Public Units are listed on the NASDAQ under the ticker symbol “CLINU”.

“Public Warrants” means the warrants to purchase up to 11,500,000 shares of Purchaser Common Stock at a price of $11.50 per share that comprise part of the Public Units, which is listed on the NASDAQ under the ticker symbol “CLINW”.

“Purchase Price Allocation” has the meaning set forth in Section 8.07.

“Purchased Shares” means, collectively, (i) the AEA Shares, (ii) the Unisun Shares, (iii) the Alternus Lux Shares, (iv) the Solis Shares and (v) the AEG JD 02 Shares; provided, however, that, in the event that the Post-Signing Luxco Contribution is effected, “Purchased Shares” shall mean, collectively, (i) the AEA Shares, (ii) the Unisun Shares and (iii) the Alternus Lux Shares. For the avoidance of doubt, Purchased Shares shall not include any capital stock or share capital of any of the Excluded Companies.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under Purchaser’s initial IPO prospectus or similar transaction, in one transaction or a series of transactions, involving Purchaser or involving all or a material portion of the assets, equity securities or businesses of Purchaser (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in Purchaser or any of its controlled Affiliates, other than any Investments, the extent applicable.

“Purchaser Board” has the meaning set forth in the recitals.

“Purchaser Board Recommendation” has the meaning set forth in Section 5.07(d).

“Purchaser Class B Common Stock” means Class B common stock of Purchaser, par value $0.0001 per share.

“Purchaser Closing Statement” has the meaning set forth in Section 2.03(b).

“Purchaser Common Stock” means Class A common stock of Purchaser, par value $0.0001 per share.

“Purchaser Disclosure Letter” means the disclosure schedules of Purchaser delivered concurrently with the execution of this Agreement.

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“Purchaser Fundamental Representations” means Section 4.01 (Organization and Power), Section 4.03(a) (Authorization; No Breach; Valid and Binding Agreement), Section 4.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 4.05 (Purchaser Trust Account), Section 4.10 (Capitalization), and Section 4.18 (Brokerage).

“Purchaser Group” has the meaning set forth in Section 9.15(a).

“Purchaser Incentive Plan” means that certain equity incentive plan to be entered into at Closing by Purchaser, substantially in the form attached hereto as Exhibit E.

“Purchaser Indemnified Parties” has the meaning set forth in Section 5.14(a).

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, financial condition or results of operations of Purchaser taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay Purchaser from consummating the Transactions (including the Share Sale); provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Purchaser Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which Purchaser operates, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Purchaser Share Redemption; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions; (x) any action taken by, or at the request of, or with the express consent of Seller and (xi) the failure of Purchaser to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction (provided that this clause (xi) shall not prevent a determination that any change or effect underlying such change has resulted in a Purchaser Material Adverse Effect if not otherwise excluded from this definition); provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Purchaser as compared to other special purpose acquisition companies and/or blank check companies, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Purchaser Material Adverse Effect has or will occur.

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“Purchaser Prepared Returns” has the meaning set forth in Section 8.03.

“Purchaser SEC Documents” has the meaning set forth in Section 4.14(a).

“Purchaser Share Redemption” means the election of an eligible holder of Purchaser Common Stock (as determined in accordance with the applicable Organizational Documents of Purchaser and the Trust Agreement) to redeem all or a portion of such holder’s shares of Purchaser Common Stock in accordance with the applicable Organizational Documents of Purchaser and the Trust Agreement.

“Purchaser Shareholder Approval” has the meaning set forth in Section 6.03(c).

“Purchaser Shareholder Proposals” means, collectively, the following proposals, or such other proposals as may be agreed upon between Purchaser and Seller, to be voted upon at the Purchaser Special Meeting: (a) the approval of the Transactions; (b) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of the shares of Purchaser Common Stock in connection with the consummation of the Transactions (including the Share Sale and any Investments, if applicable); (c) the amendment and restatement of the Organizational Documents of Purchaser as contemplated by this Agreement; (d) the adoption of the Purchaser Incentive Plan; (e) the appointment of new directors effective as of the Closing in accordance with the terms of this Agreement; and (f) the advisory charter proposals with respect to governance provisions.

“Purchaser Shareholders” means the Public Shareholders and all other holders of shares of Purchaser Common Stock and Purchaser Class B Common Stock.

“Purchaser Special Meeting” has the meaning set forth in Section 5.07(c).

“Purchaser Transaction Expenses” means, collectively, (a) the fees and expenses of Purchaser incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, commissions, expenses and disbursements of its counsels, accountants, placement and wall crossing agents, due diligence expenses, advisory and consulting fees, whether paid or unpaid prior to the Closing, (b) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval necessary for the consummation of the Transactions, and (c) any and all Deferred Underwriting Commissions.

“Purchaser Trust Account” means that certain trust account of Purchaser with the Trustee, established under the Purchaser Trust Agreement.

“Purchaser Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 23, 2022, by and between Purchaser and the Trustee.

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“Purchaser Trust Amount” means, as the date of determination, the aggregate amount of funds held in the Purchaser Trust Account.

“Purchaser’s Knowledge” or any similar phrase, with respect to Purchaser, means the actual knowledge following a reasonable inquiry with his direct reports directly responsible for the applicable subject matter of Aaron Ratner and Martha Ross.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; provided that in no event shall the term Regulatory Approvals include the filing of, or securing effectiveness of, the Proxy Statement.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment.

“Released Party” has the meaning set forth in Section 9.13.

“Representatives” means the officers, directors, managers, employees, independent contractors, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Restructuring” has the meaning set forth in the recitals.

“Reviewing Accountant” has the meaning set forth in Section 2.05(d).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of sanctioned Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned fifty percent or more or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws and trade embargoes administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the United States Department of State), (ii) Her Majesty’s Treasury of the United Kingdom, (iii) the United Nations, or (iv) the European Union or any European Union member state.

“SEC” means the U.S. Securities and Exchange Commission.

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“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act, and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Seller” has the meaning set forth in the preamble.

“Seller Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination or similar transaction, in one transaction or a series of transactions, involving Seller or any Target Company or involving all or a material portion of the assets, equity securities or businesses of Seller or any Target Company (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); provided that the Restructuring and any other internal restructuring of Seller and its Subsidiaries shall be excluded from the foregoing; or (b) any equity or similar investment in Seller or any Target Company.

“Seller Board” has the meaning set forth in the recitals.

“Seller Disclosure Letter” means the disclosure schedules of Seller delivered concurrently with the execution of this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.01 (Organization and Corporate Power), Section 3.03(a) (Authorization; No Breach; Valid and Binding Agreement), Section 3.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 3.04 (Capitalization), Section 3.05 (Title to Shares), Section 3.10 (Tax Matters) and Section 3.24 (Brokerage).

“Seller Group” has the meaning set forth in Section 9.15(a).

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“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Seller and the Target Companies taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay Seller or any Target Company from consummating the Transactions (including the Share Sale); provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which Seller or the Target Companies operate, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Purchaser Share Redemption; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Seller or any Target Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto; (x) any matter disclosed in the Seller Disclosure Schedule, (xi) any action taken by, or at the request of, or with the express consent of Purchaser and (xii) the failure of Seller or the Target Companies to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction (provided that this clause (xii) shall not prevent a determination that any change or effect underlying such change has resulted in a Seller Material Adverse Effect if not otherwise excluded from this definition); provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Seller and the Target Companies as compared to other Persons or businesses that operate in the industry in which Seller and the Target Companies operate, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Seller Material Adverse Effect has or will occur.

“Seller Transaction Expenses” means, collectively, (a) the fees and expenses of Seller or any of its Subsidiaries incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsels, accountants, due diligence expenses, advisory and consulting fees, in each case, that is unpaid prior to the Closing, and (b) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval necessary for the consummation of the Transactions.

“Seller’s Knowledge” or any similar phrase, with respect to Seller or any Target Company, means the actual knowledge following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter of Vincent Brown, Joseph Duey, Taliesin Durant, Gary Swan and David Farrell.

“Service Provider” has the meaning set forth in the definition of Plan.

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“Share Price” means the closing trading price of a share of Purchaser Common Stock on the NASDAQ or any other national securities exchange on which shares of Purchaser Common Stock are then listed, as applicable

“Share Sale” has the meaning set forth in the recitals.

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, together with all intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Solis Shares” has the meaning set forth in the recitals.

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Promissory Note” means that certain Promissory Note, dated as of September 26, 2022, issued by the Purchaser to the Sponsor in the principal amount of $850,000.

“Sponsor Support Agreement” has the meaning set forth in the recitals.

“Sponsor Units” means the 890,000 private placement units held by the Sponsor, which consists of 890,000 shares of Purchaser Common Stock and warrants to purchase 445,000 shares of Purchaser Common Stock at a price of $11.50 per share (“Sponsor Warrants”).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity of which a majority of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the appointment or election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other Entity.

“Target Company” or “Target Companies” means (i) Alternus Energy Americas Inc., a Delaware corporation, and its direct and indirect Subsidiaries, (ii) Unisun Energy Holding B.V., a private limited company incorporated under the laws of the Netherlands, and its direct and indirect Subsidiaries, (iii) Alternus Lux and its direct and indirect Subsidiaries, (iv) Solis Bond Company Designated Activity Company, a private limited company incorporated under the laws of Ireland, and its direct and indirect Subsidiaries, and (v) AEG JD 02 Limited, a private limited company incorporated under the laws of Ireland, and its direct and indirect Subsidiaries; provided, however, that, in the event that the Post-Signing Luxco Contribution is effected, “Target Company” or “Target Companies” shall mean, (i) Alternus Energy Americas Inc., a Delaware corporation, and its direct and indirect Subsidiaries, (ii) Unisun Energy Holding B.V., a private limited company incorporated under the laws of the Netherlands, and its direct and indirect Subsidiaries and (iii) Alternus Lux and its direct and indirect Subsidiaries.

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“Tax” or “Taxes” means any and all applicable federal, state, local, non-U.S. and other income, gross receipts, alternative minimum, ad valorem, premium, production, value-added, excise, real property, personal property (tangible and intangible), real property gains, lease, sales, capital stock, environmental, harmonized sales, goods and services, use, services, transfer, registration, withholding, employment, unemployment, disability, payroll, franchise, profits, capital gains, occupation, severance, windfall profits, stamp, license, social security, estimated, alternative, add-on minimum, customs, duties, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest of such additions or penalties, whether disputed or not.

“Tax Proceeding” has the meaning set forth in Section 8.04.

“Tax Return” means any tax return, statement, form or report (including any election, declaration, disclosure, claim for refund, estimate and information return and any other information) filed or required to be filed with or supplied to a taxing authority in connection with any Tax, including any schedule or attachment thereto and any amendment thereof and any supplement thereto.

“TCA” means the Taxes Consolidation Act 1997 of Ireland (as amended).

“Termination Date” has the meaning set forth in Section 7.03(b).

“Termination Fee” has the meaning set forth in Section 7.06.

“Threshold Amount” means $500,000.

“Top Customer” has the meaning set forth in Section 3.19.

“Top Supplier” has the meaning set forth in Section 3.19.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Share Sale.

“Transfer Taxes” has the meaning set forth in Section 8.08.

“Trustee” means American Stock Transfer & Trust Company, LLC, a New York limited liability trust company.

“Unisun Closing” means the transfer of the Unisun Shares to Purchaser by execution of the Unisun Deed of Sale and Transfer and the other formalities in connection therewith.

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“Unisun Deed of Sale and Transfer” means the notarial instrument for the sale and transfer of the Unisun Shares.

“Unisun Shares” has the meaning set forth in the recitals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

“Working Capital Loans” means any loans incurred by Purchaser for its working capital needs, provided that the terms and conditions of such loans, including the form of consideration for repayment of such loans, shall be consistent with the terms described in the Prospectus.

Section 1.02        Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (vii) references to a Person are also to its permitted successors and assigns and (viii) the word “or” shall be disjunctive but not exclusive.

(b)          Unless the context of this Agreement otherwise requires, references to Contracts and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)          Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)          The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day.

(f)           Unless the context of this Agreement otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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(g)          The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by Seller in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h)         References to “$”, “US$” or “dollars” refer to lawful currency of the United States.

(i)           References to “director” or “board of directors” shall be deemed to be a reference to a “manager” or “board of managers” where such applies (e.g., Alternus Lux);

(j)           Writing includes typewriting, printing, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(k)          Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(l)           Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(m)         The Disclosure Letters and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
PURCHASE AND SALE TRANSACTIONS

Section 2.01         Closing. Unless another date, location or time is mutually agreed upon by the Parties, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or, if permissible, waiver of the conditions to the obligations of the parties set forth in Article VI other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions. The date and time on which the Closing takes place is herein referred to as the “Closing Date.”

Section 2.02         Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall transfer to Purchaser, and Purchaser shall acquire from Seller, free and clear of all Liens (except for (i) Liens created by Purchaser, (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law, and (iii) Excepted Liens), all right, title and interest in and attaching to the Purchased Shares, and as consideration and in exchange therefor, Purchaser shall issue the Closing Share Consideration, less the Adjustment Escrow Shares, to Seller in accordance with Section 2.04(c) and deposit the Adjustment Escrow Shares and the Earnout Escrow Shares, each in accordance with Section 2.04(b).

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Section 2.03        Pre-Closing Matters.

(a)          At least five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser a written schedule (the “Closing Statement”) prepared in accordance with the Accounting Principles setting forth (i) Seller’s good-faith estimate, together with reasonable supporting detail, of the Closing Consideration (the “Estimated Closing Consideration”), and the components thereof, including, estimated Net Working Capital (the “Estimated Net Working Capital”), and (ii) Seller’s good-faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated and wire instructions therefor to facilitate payment by Purchaser of the Seller Transaction Expenses, along with instructions for payment of such expenses by Purchaser as of the Closing. The Closing Statement shall also include a certificate signed by an authorized officer of Seller certifying in writing that it has been prepared in good faith using the latest available financial information of the Target Companies. Purchaser shall be entitled to review the Closing Statement and Seller will cooperate promptly and reasonably with Purchaser to revise the Closing Statement to the extent necessary to reflect any of Purchaser’s reasonable comments. Following such review, if the Closing Statement is revised, then such revised Closing Statement, or if the Closing Statement is not revised, then the initial Closing Statement, shall be deemed to be the final “Closing Statement”.

(b)          At least two (2) Business Days prior to the Closing, Purchaser shall notify Seller in writing (the “Purchaser Closing Statement”) of (i) the Purchaser Trust Amount upon conclusion of the Purchaser Share Redemption (the “Final Purchaser Trust Amount”), (ii) the Closing Share Consideration, and (iii) Purchaser’s good-faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated to facilitate payment by Purchaser of the Purchaser Transaction Expenses, along with details about which such expenses shall be paid out as of the Closing. Seller shall be entitled to review the Purchaser Closing Statement and Purchaser will cooperate reasonably with Seller to revise the Purchaser Closing Statement to the extent necessary to reflect any of Seller’s reasonable comments. Following such review, if the Purchaser Closing Statement is revised, such revised Purchaser Closing Statement, or if the Purchaser Closing Statement is not revised, then the initial Purchaser Closing Statement, shall be deemed to be the final “Purchaser Closing Statement”.

(c)          At least three (3) Business Days prior to the Closing, Seller shall deliver to the Dutch Notary: (i) the shareholders’ register of Unisun Energy Holding B.V., (ii) powers of attorney duly executed on behalf of Seller and Unisun Energy Holding B.V. (with a copy to Purchaser), respectively, and, as and where required by the Dutch Notary, legalized and apostilled, in each case authorizing the Dutch Notary (and each other (deputy) civil law notary and employee associated with Loyens & Loeff N.V.) to enter into and execute the Unisun Deed of Sale and Transfer on their respective behalves , (iii) a written waiver from the other shareholders of Unisun Energy Holding B.V. in which they waive their right of first refusal as set out in clauses 12.1 and 12.2 of the articles of association of Unisun Energy Holding B.V., or documentation proving that this right of first refusal process has been fully complied with and (iv) a written waiver from the other shareholders of Unisun Energy Holding B.V. in which they waive the tag-along rights set out in clause 12.3 of the articles of association of Unisun Energy Holding B.V.

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(d)          At least three (3) Business Days prior to the Closing, Purchaser shall deliver to the Dutch Notary (with a copy to Seller) a power of attorney duly executed on behalf of Purchaser and, as and where required by the Dutch Notary, legalized and apostilled, authorizing the Dutch Notary (and each other (deputy) civil law notary and employee associated with Loyens & Loeff N.V.) to enter into and execute the Unisun Deed of Sale and Transfer on its behalf.

Section 2.04        Closing Transactions. At the Closing:

(a)          Purchaser shall pay or cause to be paid in cash, by wire transfer of immediately available funds:

(i)          all amounts included in the Seller Transaction Expenses to the accounts set forth in the Closing Statement; provided that Purchaser shall pay directly to Seller any amount in respect of Seller Transaction Expenses paid by Seller or a Target Company prior to the Closing; and

(ii)         all amounts included in the Purchaser Transaction Expenses to the accounts set forth in the Purchaser Closing Statement, to the extent not paid by Purchaser prior to the Closing.

(b)          Each of Purchaser and Seller shall deliver an executed counterpart to an escrow agreement to be entered into on the Closing Date by and among Purchaser, Seller and an escrow agent mutually agreed upon by Purchaser and Seller (the “Escrow Agent”) in the form to be mutually agreed upon by Purchaser and Seller (the “Escrow Agreement”). Pursuant to the Escrow Agreement, Purchaser shall deposit with the Escrow Agent at Closing (i) the Adjustment Escrow Shares and (ii) the Earnout Escrow Shares, each into a designated and separate escrow account (the “Adjustment Escrow Account” and the “Earnout Escrow Account”, respectively), and Purchaser and Seller will appoint the Escrow Agent to hold (x) the Adjustment Escrow Shares until the final determination of the Final Consideration and disburse the Adjustment Escrow Shares, and (y) the Earnout Escrow Shares until the final determination of all of the Earnout Milestones and disburse the Earnout Escrow Shares, in each case, as provided herein and in the Escrow Agreement.

(c)          Purchaser shall make, or cause to be made, appropriate book entries in the name of Seller evidencing the issuance of the Closing Share Consideration, less the Adjustment Escrow Shares, free and clear of all Liens (except for (i) Liens created by, or on behalf of, Seller, (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law and (iii) the restrictions arising under the lock-up provisions under the Investors Rights Agreement).

(d)          Seller shall deliver to Purchaser:

(i)          to the extent certificated, all share certificates representing the Purchased Shares (each, a “Certificate”), or in the case of any Certificates that are lost, an indemnity for such Certificate;

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(ii)         a copy of the Investor Rights Agreement, duly executed by the Seller;

(iii)        a copy of resolutions taken by the Seller Board in connection with the approval of this Agreement and the Transactions (including the Share Sale);

(iv)       details of Seller’s Irish tax reference number;

(v)        either a certificate of the kind described in section 980 of the TCA or a letter from the auditors of the Target Companies confirming that none is required;

(vi)        where applicable, copies of the share transfer form instruments with respect to the Purchased Shares, duly executed by Seller;

(vii)       where applicable, the updated register of members of each of the Target Companies, reflecting the transfer of the Purchased Shares to Purchaser;

(viii)      the consents, approvals and waivers listed in Section 3.03(b) of the Seller Disclosure Letter;

(ix)         restrictive covenant agreements executed by each of the Key Employees;

(x)         a certificate from Seller, dated as of the Closing Date in format and substance acceptable to Purchaser, certifying that (i) no withholding is required under Section 1445 of the Code, which certificate shall be in form and substance in accordance with the provisions of Treasury Regulations Section 1.1445-11T(d)(2), and (ii) no withholding is required under Section 1446(f) of the Code, which certificate shall be in form and substance in accordance with the provisions of Treasury Regulations Section 1.1446(f)-2(b)(4);

(xi)        a properly completed Internal Revenue Service Form W-8 duly executed by Seller;

(xii)       a copy of the minutes of a meeting of the directors validly held in accordance with the relevant Organizational Documents of each of the entities involved in the Restructuring approving the relevant aspects of the Restructuring, including, in the case of AEG JD 02 Limited, the appointment of an additional director to take effect prior to such meeting of the directors of AEG JD 02 Limited;

(xiii)      a copy of the minutes of a meeting of the directors validly held in accordance with the relevant Organizational Documents of each of Alternus Lux and, to the extent that the Post-Signing Luxco Contribution is not effected, Solis Bond Company Designated Activity Company and AEG JD 02 Limited, in each case approving the registration of the interest of the Purchaser in the relevant Purchased Shares; and

(xiv)      (A) all other documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.01; and (B) such other documents or certificates as shall reasonably be required by Purchaser and its counsel to consummate the Transactions (including the Share Sale).

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(e)           Purchaser shall deliver to Seller:

(i)          a certified copy of the A&R Purchaser Charter;

(ii)         a copy of the A&R Purchaser Bylaws;

(iii)        a copy of the Investor Rights Agreement, duly executed by Purchaser;

(iv)        a copy of the resolutions taken by the Purchaser Board in connection with the approval of this Agreement and the Transactions (including the Share Sale);

(v)         to the extent required pursuant to Section 5.21, the Lock-Up Extension Agreement, executed by each of the Locked-Up Persons; and

(vi)         (A) all other documents, instruments or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to Section 6.02; and (B) such other documents or certificates as shall reasonably be required by Seller and its counsel to consummate the Transactions (including the Share Sale).

(f)          Seller and Purchaser shall together instruct the Dutch Notary to (i) execute the Unisun Deed of Sale and Transfer and (ii) subsequently register the transfer of the Unisun Shares in the shareholders’ register of Unisun Energy Holding B.V.

Section 2.05        Post-Closing Adjustment.

(a)          Within sixty (60) calendar days after the Closing Date, the Purchaser Representative shall deliver to Seller a statement (the “Post-Closing Statement”) prepared in accordance with the Accounting Principles setting forth in reasonable detail (on a line item by line item basis) the Purchaser Representative’s calculation of the Final Consideration and the components thereof, including Net Working Capital (the “Post-Closing Consideration Calculation”).

(b)          Upon receipt of the Post-Closing Statement, Seller shall have thirty (30) days within which to review the Post-Closing Consideration Calculation after the Purchaser Representative’s delivery of the Post-Closing Statement. Seller may object to the Post-Closing Consideration Calculation set forth in the Post-Closing Statement by providing written notice of such objection to the Purchaser Representative within thirty (30) days (the “Objection Period”) after the Purchaser Representative’s delivery of the Post-Closing Statement (the “Notice of Objection”), which notice shall set forth the basis for such objection in reasonable detail, along with Seller’s calculation and proposed modification of each disputed item, together with supporting documentation, information and Seller’s proposed calculations for each disputed item. During such thirty (30)-day period and thereafter until the determination of the Final Consideration pursuant to Section 2.05(d), Seller and its advisors shall be provided with prompt access (including remote access) to the books, records, work papers and other documents (subject to the execution of customary work paper access letters and excluding any communications with attorneys that are subject to the attorney-client privilege), personnel, consultants and advisors of the Target Companies as they may reasonably request to enable it to evaluate the calculations of Final Consideration and Net Working Capital prepared by the Purchaser Representative and set forth in the Post-Closing Statement. Such access shall be provided during regular business hours and upon reasonable advance notice. If Seller does not deliver a Notice of Objection within the Objection Period, then the Purchaser Representative’s calculation of each item contained in the Post-Closing Statement shall be deemed to be accepted by Seller as final and shall be conclusive, final and binding on the parties hereto for all purposes of this Agreement, and the Final Consideration set forth in the Post-Closing Statement shall be the Final Consideration.

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(c)          If Seller timely provides the Notice of Objection, then the Purchaser Representative and Seller shall negotiate in good faith for a period of up to thirty (30) days following the Purchaser Representative’s receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them in writing shall be final, conclusive and binding on the parties hereto, and any Final Consideration agreed upon in writing by the Purchaser Representative and Seller in connection therewith shall be the Final Consideration.

(d)          If, within the thirty (30)-day period set forth in Section 2.05(c), the Purchaser Representative and Seller cannot resolve any matter set forth in the Notice of Objection, then the Purchaser Representative and Seller shall engage an independent, nationally recognized accounting firm acceptable to both the Purchaser Representative and Seller (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by the Purchaser Representative and Seller in order to determine the Post-Closing Consideration Calculation. The Reviewing Accountant shall act in the capacity of an expert and not as an arbitrator. The Purchaser Representative and Seller may each submit to the Reviewing Accountant one (1) written submission setting forth their respective computations of the amounts set forth in the Notice of Objection (to the extent such amounts remain in dispute) and specific information, evidence and support for their respective positions as to all items in dispute. Neither the Purchaser Representative nor Seller shall have or conduct any communication, either written or oral, with the Reviewing Accountant with respect to matters contemplated by this Agreement without the other party either being present or receiving a concurrent copy of any written communication. The Purchaser Representative and Seller will also instruct the Reviewing Accountant to, and the Reviewing Accountant will, make its determination based solely on the terms of this Agreement, the Accounting Principles and written submissions by the Purchaser Representative and Seller that are provided in accordance with this Agreement (i.e., not on the basis of an independent review). Neither the Purchaser Representative nor Seller shall disclose to the Reviewing Accountant, and the Reviewing Accountant shall not consider for any purpose, any settlement discussions or settlement offer made by the Purchaser Representative or Seller with respect to any objection under this Section 2.05, unless otherwise agreed in writing by the Purchaser Representative and Seller. The Reviewing Accountant shall promptly (and in any event within thirty (30) days following its engagement) determine the resolution of such remaining disputed matters, which resolution shall not be outside of the range set forth by the Purchaser Representative in the Post-Closing Statement and Seller in the Notice of Objection. Such determination shall be final and binding on the parties, absent fraud or manifest error, and the Reviewing Accountant shall provide the Purchaser Representative and Seller with a calculation of the Final Consideration and Net Working Capital, as applicable, in accordance with such determination, and such determination of Final Consideration as set forth therein shall be the Final Consideration.

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(e)          If the Final Consideration is less than the Closing Consideration as set forth in the Closing Statement (such difference, the “Final Consideration Shortfall”), then Purchaser and Seller shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to deliver a number of Adjustment Escrow Shares (valued at $10 per share) equal to the Final Consideration Shortfall (or, if the Final Consideration Shortfall exceeds the value of all of the Adjustment Escrow Shares (valued at $10 per share), then all of the Adjustment Escrow Shares) to Purchaser, which shares will then be held as treasury shares or canceled by Purchaser, and to release the remainder, if any, of the Adjustment Escrow Shares to Seller. In no case will Purchaser be entitled to receive pursuant to this Section 2.05 an aggregate amount greater than all of the Adjustment Escrow Shares.

(f)           If the Final Consideration is equal to the Closing Consideration as set forth in the Closing Statement, then Purchaser and Seller shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release all of the Adjustment Escrow Shares to Seller.

(g)          If the Final Consideration is greater than the Closing Consideration as set forth in the Closing Statement (such excess, the “Final Consideration Surplus”), then (i) Purchaser and Seller shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release all of the Adjustment Escrow Shares to Seller and (ii) Purchaser shall promptly issue to Seller additional shares of Purchaser Common Stock (valued at $10 per share) with an aggregate value equal to the Final Consideration Surplus; provided, that in no case will Purchaser be required to issue additional shares of Purchaser Common Stock pursuant to this Section 2.05 greater than the number of Adjustment Escrow Shares.

(h)          The procedures set forth in this Section 2.05 for resolving any dispute over the amounts contemplated to be determined as set forth in this Section 2.05 shall be the sole and exclusive method for resolving any dispute over such amounts, it being understood that the foregoing shall not limit Purchaser’s rights under Article IX.

(i)           The fees and expenses of the Reviewing Accountant shall be paid 50% by each of Purchaser and Seller.

(j)           Any payment made pursuant to this Section 2.05 shall be treated as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code or otherwise).

Section 2.06         Purchaser Board. Subject to applicable Law and approval of the stockholders of Purchaser, Purchaser shall take all action necessary to ensure that, effective as of the Closing, the Purchaser Board shall consist of seven (7) directors who shall initially be the directors named in Section 2.06 of the Purchaser Disclosure Letter.

Section 2.07         Certain Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Closing Share Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

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Section 2.08          Fractional Shares. No fraction of a share of Purchaser Common Stock will be issued by virtue of the Transactions, and instead the number of shares of Purchaser Common Stock issued to Seller shall be rounded up to the nearest whole share.

Section 2.09          Earnout.

(a)            2023, 2024 and 2025 Adjusted EBITDA.

(i)            Within ten (10) Business Days after Purchaser’s Form 10-K is filed with the SEC for the fiscal years ending December 31, 2023, December 31, 2024 and December 31, 2025, Seller shall prepare and deliver to the Purchaser Representative a statement setting forth the Adjusted EBITDA for the fiscal year ending on December 31, 2023, December 31, 2024 and December 31, 2025, respectively (each such statement, an “Earnout Statement”).

(ii)           Following the receipt of an Earnout Statement, the Purchaser Representative shall have ten (10) Business Days to make an objection (in writing) (an “Earnout Objection Notice”) to Seller. If no Earnout Objection Notice has been sent by the Purchaser Representative within such ten (10) Business Day period, then such Earnout Statement shall be deemed final. If applicable, following the delivery of an Earnout Objection Notice, the Purchaser Representative and Seller shall attempt in good faith to resolve the issues and objections in such Earnout Objection Notice. If such good faith negotiations are unsuccessful, then such disagreement shall be submitted for final and binding resolution to the Reviewing Accountant to resolve any such disagreement in the same manner as set forth in Section 2.05(d), which terms and provisions shall apply mutatis mutandis to this Section 2.09.

(b)           Earnout Payment.

(i)            If (x) the Adjusted EBITDA for the fiscal year ending on December 31, 2023 is equal to or greater than $33,000,000 as finally determined pursuant to Section 2.09(a) (“Earnout Milestone 1”) and (y) the Share Price is equal to or greater than $11.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) immediately preceding the date of the Earnout Statement for which Earnout Milestone 1 is satisfied (“Share Price Milestone 1”), then the Purchaser Representative and Seller shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release 8,000,000 of the Earnout Escrow Shares from the Earnout Escrow Account to Seller. If Earnout Milestone 1 is satisfied but Share Price Milestone 1 is not satisfied, then Share Price Milestone 1 will be deemed to be satisfied if either of the following are met: (1) the Share Price is equal to or greater than $11.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from January 1, 2024 through December 31, 2028 or (ii) the Calculated Share Price is equal to or greater than $11.00 as of December 31, 2028.

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(ii)           If (x) the Adjusted EBITDA for the fiscal year ending on December 31, 2024 is equal to or greater than $75,000,000 as finally determined pursuant to Section 2.09(a) (“Earnout Milestone 2”) and (y) the Share Price is equal to or greater than $13.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) immediately preceding the date of the Earnout Statement for which Earnout Milestone 2 is satisfied (“Share Price Milestone 2”), then the Purchaser Representative and Seller shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release (i) 12,000,000 of the Earnout Escrow Shares plus (ii) to the extent that no Earnout Escrow Shares were released to the Seller pursuant to Section 2.09(b)(i), 8,000,000 of the Earnout Escrow Shares, in each case, from the Earnout Escrow Account to Seller. If Earnout Milestone 2 is satisfied but Share Price Milestone 2 is not satisfied, then Share Price Milestone 2 will be deemed to be satisfied if either of the following are met: (1) the Share Price is equal to or greater than $13.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from January 1, 2025 through December 31, 2029 or (ii) the Calculated Share Price is equal to or greater than $13.00 as of December 31, 2029.

(iii)          If (x) the Adjusted EBITDA for the fiscal year ending on December 31, 2025 is equal to or greater than $135,000,000 as finally determined pursuant to Section 2.09(a) (“Earnout Milestone 3”) and (y) the Share Price is equal to or greater than $15.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) immediately preceding the date of the Earnout Statement for which Earnout Milestone 3 is satisfied (“Share Price Milestone 3”), then the Purchaser Representative and Seller shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release (i) 15,000,000 of the Earnout Escrow Shares plus (ii) to the extent that no Earnout Escrow Shares were released to the Seller pursuant to Section 2.09(b)(i), 8,000,000 of the Earnout Escrow Shares, plus (iii) to the extent that no Earnout Escrow Shares were released to the Seller pursuant to Section 2.09(b)(ii), 12,000,000 of the Earnout Escrow Shares, in each case, from the Earnout Escrow Account to Seller. If Earnout Milestone 3 is satisfied but Share Price Milestone 3 is not satisfied, then Share Price Milestone 3 will be deemed to be satisfied if either of the following are met: (1) the Share Price is equal to or greater than $15.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from January 1, 2026 through December 31, 2030 or (ii) the Calculated Share Price is equal to or greater than $15.00 as of December 31, 2030.

(iv)          If there are any Earnout Escrow Shares remaining in the Earnout Escrow Account after application of Sections 2.09(b)(i)-(iii), then the Purchaser Representative and Seller shall prepare, execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release such remaining Earnout Escrow Shares from the Earnout Escrow Account to Purchaser, which shares will then be held as treasury shares or canceled by Purchaser, at Purchaser’s election.

(v)          Any payment made pursuant to this Section 2.09 shall be treated as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code or otherwise).

Section 2.10           Legends. Each certificate issued to Seller in connection with the Transactions, if any, or book entry position, as applicable, shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any applicable securities Laws at the time of issuance of the shares of Purchaser Common Stock:

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THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, MORTGAGED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SHARES OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

Section 2.11           Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the Share Sale, the Parties agree to promptly take any such actions, including executing such documents or making such filings, as may be reasonably required by any of the Parties, including without limitation, making any necessary filings with or notifications to the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) and Luxembourg Register of Beneficial Owners (Registre des Bénéficiaires Effectifs, Luxembourg).

Section 2.12           Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts paid or payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to such payment under the Code or any other provision of applicable Law; provided, that Purchaser shall use commercially reasonable efforts to provide Seller with a written notice of Purchaser’s intention to withhold at least three (3) Business Days prior to any such withholding (other than any withholding attributable to the failure to provide a certificate pursuant to Section 2.04(d)(x)) and, prior to any such withholding, Purchaser shall provide Seller a reasonable opportunity to mitigate or eliminate any such requirement to deduct or withhold to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in (i) the Seller Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) and/or (ii) the quarterly or annual reports that are available on the “Investor” section of Seller’s website (alternusenergy.com), and subject to the terms, conditions and limitations set forth in this Agreement, Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

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Section 3.01           Organization and Corporate Power. Each of Seller and each of the Target Companies is an entity duly incorporated, validly existing and, to the extent such concept is applicable under the Laws of its jurisdiction of incorporation or organization, in good standing under the Laws of its jurisdiction of incorporation or organization, and each of Seller and each of the Target Companies has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business, and is in good standing as a foreign corporation to the extent such concept is applicable, in each jurisdiction in which its ownership, lease and operation of property or the conduct of its business requires such qualification, except where the failure to hold such authorizations, licenses and permits or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Complete and correct copies of the Organizational Documents of Seller and the Target Companies, in each case as in effect as of the date of this Agreement, have been made available to Purchaser. Neither Seller nor any Target Company is in breach of its Organizational Documents.

Section 3.02          Subsidiaries. Section 3.02 of the Seller Disclosure Letter sets forth the name and jurisdiction of each Subsidiary of Seller. Except as set forth on Section 3.02 of the Seller Disclosure Letter, no Subsidiary of Seller owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity.

Section 3.03          Authorization; No Breach; Valid and Binding Agreement.

(a)           Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the consents, approvals, authorizations and other requirements described in this Section 3.03, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Share Sale). The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby (including the Share Sale) and thereby.

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(b)           Except as set forth on Section 3.03(b) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Seller, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien (other than Permitted Liens and Excepted Liens) upon any assets or properties of Seller or any Target Company under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Organizational Documents of Seller or any Target Company, (ii) any Contract or Permit to which Seller or any Target Company or their respective properties or assets are bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which Seller or any Target Company is subject or their respective properties or assets are subject; except, with respect to clause (ii) and (iii) of this Section 3.03(b), where the failure to obtain such authorization, consent, approval or exemption would prevent, materially impair or materially delay the consummation of the Transactions (including the Share Sale).

(c)           The execution and delivery of this Agreement or any Ancillary Agreement by Seller do not, and the performance of this Agreement or any Ancillary Agreement by Seller will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, and the rules and regulations of NASDAQ.

(d)           This Agreement has been, and each Ancillary Agreement to which Seller is a party has been or will be at Closing, as applicable, duly executed and delivered by Seller and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which Seller is a party constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.04           Capitalization. Section 3.04 of the Seller Disclosure Letter sets forth all of the authorized, issued and outstanding (as applicable) share capital of each Target Company. Except as set forth on Section 3.04 of the Seller Disclosure Letter, Seller or a Subsidiary of Seller owns all of equity interests of the Target Companies. The AEA Shares constitute one hundred percent (100%) of the issued and outstanding equity interests of Alternus Energy Americas Inc. The Unison Shares constitute sixty percent (60%) of the issued and outstanding equity interests of Unisun Energy Holding B.V. The Alternus Lux Shares constitute one hundred percent (100%) of the issued and outstanding equity interests of Alternus Lux. The Solis Shares constitute one hundred percent (100%) of the issued and outstanding equity interests of Solis Bond Company Designated Activity Company. The AEG JD 02 Shares constitute one hundred percent (100%) of the issued and outstanding equity interests of AEG JD 02 Limited. All of the equity interests of the Target Companies have been duly authorized and are validly issued, fully paid and nonassessable (where applicable) and issued free and clear of all Liens, other than Excepted Liens. Except as set forth on Section 3.04 of the Seller Disclosure Letter, no Target Company has any equity securities or securities containing any equity features authorized, issued, reserved for issuance or outstanding, and there are no agreements, options, warrants, convertible or exchangeable securities or other rights or arrangements relating to the interest or capital stock of, or other equity or voting interest in any Target Company existing, authorized or outstanding which provide for the sale, delivery or issuance of any of the foregoing by any Target Company. Except as set forth on Section 3.04 of the Seller Disclosure Letter, there are no authorized, issued, reserved for issuance or outstanding (i) preferred or ordinary shares or other equity interests or voting securities of any Target Company, (ii) securities convertible or exchangeable into equity interests of any Target Company or any Subsidiary of any Target Company, (iii) options, warrants, purchase rights, phantom equities, stock or share appreciation, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any Target Company or any Subsidiary of any Target Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of such Target Company or any Subsidiary of such Target Company, or (iv) stock or share appreciation, phantom equity, profit participation or similar rights with respect to the interest, capital stock or shares of, or other equity or voting interest in, any Target Company or any Subsidiary of any Target Company to which any Target Company is a party or is bound. None of the Target Companies has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the owners of any Target Company on any matter.

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Section 3.05           Title to Shares. Seller has legal and valid title to all of the Purchased Shares, free and clear of all Liens, other than restrictions imposed by applicable U.S. securities Laws or the Organizational Documents of Seller or the Target Companies. Seller is the sole record and beneficial owner of the Purchased Shares. The Purchased Shares are not subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such Purchased Shares, other than restrictions on transfer imposed by applicable U.S. securities Laws or the Organizational Documents of Seller or the Target Companies. Seller will convey legal and valid title to all of the Purchased Shares at the Closing to Purchaser free and clear of all Liens, and Purchaser will be the legal and beneficial owner of all of the Purchased Shares.

Section 3.06          Financial Statements.

(a)           Section 3.06(a)(i) of the Seller Disclosure Letter contains true, correct and complete copies of certain of the Seller’s and/or its Subsidiaries’ (i) selected audited balance sheet as of December 31, 2021 (the “Balance Sheet Date”), December 31, 2020 and December 31, 2019 and statements of income, changes in shareholder equity and cash flows for the twelve (12)-month periods then ended (the “Audited Financial Statements”), and (ii) selected unaudited balance sheets as of June 30, 2022 (the “Most Recent Balance Sheet Date”) and statements of income, changes in shareholder equity and cash flows for the six-month period then ended (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been based upon, in all material respects, the information contained in Seller’s and/or its Subsidiaries’ books and records, have been prepared in accordance with IFRS or GAAP, as applicable, consistently applied throughout the periods indicated, and present fairly in all material respects the financial position, cash flows and results of operations of the Seller and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes).

(b)           Section 3.06(b) of the Seller Disclosure Letter contains the projections prepared by Seller, and reflect projections for the three year period beginning on the Closing Date on a year-by-year basis. Such projections are based upon estimates and assumptions stated therein, all of which Seller believes to be reasonable and fair in light of current conditions and current facts known to Seller and, as of the Closing Date, reflect Seller’s good faith and reasonable estimates of the future financial performance of the Target Companies and of the other information projected therein for the period set forth therein.

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(c)           The Target Companies have no Liabilities, except (i) Liabilities specifically reserved for on the Most Recent Balance Sheet Date contained in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities that were incurred after the Most Recent Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities specifically disclosed in Section 3.06(c) of the Seller Disclosure Letter, (iv) Liabilities incurred or arising under or in connection with the Transactions, including expenses related thereto; (v) Liabilities that will be discharged or paid off prior to or at the Closing or (vi) Liabilities that would not be material, individually or in the aggregate, to the Target Companies (taken as a whole). As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money (or guarantee thereof) of any Target Company (excluding intercompany Indebtedness for borrowed money between any Target Companies) other than Indebtedness for borrowed money reflected on the consolidated balance sheet of the Target Companies set forth in the Financial Statements or as set forth on Section 3.06(b) of the Seller Disclosure Letter.

(d)           The Target Companies maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorizations as necessary; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS; and (iii) to the extent applicable, material information relating to the Target Companies is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting. Since the Look-back Date, no Target Company has identified or been advised by its auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Target Companies’ internal controls over financial reporting.

(e)           The PCAOB Audited Financial Statements when delivered by Seller in accordance with Section 5.20 will, when so delivered, be based upon, in all material respects, the information contained in the Target Companies’ books and records, be prepared in accordance with GAAP, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, cash flows and results of operations of the Target Companies (taken as a whole) as of the times and for the periods referred to therein.

(f)            The Acquired Subsidiaries’ and Probable Acquired Subsidiaries’ financial statements when delivered by Seller in accordance with Section 5.20 will be prepared in accordance the accounting standards required by SEC Guidance, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, cash flows and results of operations of each of the Acquired Subsidiaries and Probable Acquired Subsidiaries as of the times and for the periods referred to therein.

Section 3.07          Absence of Certain Developments. Since the Most Recent Balance Sheet Date until the date hereof, there has not been any Seller Material Adverse Effect that has arisen and is continuing. Since the Most Recent Balance Sheet Date, except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 3.07 of the Seller Disclosure Letter, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, (a) the Target Companies have operated in the Ordinary Course of Business in all material respects, and (b) no Target Companies have taken any action that would have been prohibited by Section 5.01 if it were taken after the date hereof and prior to the Closing Date.

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Section 3.08           Orders.

(a)           There is no Governmental Order pending or, to the Seller’s Knowledge, threatened in writing, by or against Seller or any of its Affiliates, that seeks to delay or prevent the consummation of the Transactions.

(b)           Section 3.08 of the Seller Disclosure Letter sets forth a list of all Governmental Orders pending or, to Seller’s Knowledge, threatened in writing which, if adversely determined, would be material to the business of the Target Companies (taken as a whole) or would delay or prevent the consummation of the transactions contemplated herein (including the Share Sale) or by the Ancillary Agreements.

Section 3.09          Title to Properties.

(a)           Except as set forth on Section 3.09(a) of the Seller Disclosure Letter, the Target Companies own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the material, tangible personal property, used or held for use by them in the conduct of their business that are material to the business of the Target Companies (taken as a whole), free and clear of all Liens, except for Permitted Liens and Excepted Liens.

(b)           The real property demised by the Leases described on Section 3.09(b)(i) of the Seller Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the Target Companies. Except as set forth on Section 3.09(b)(ii) of the Seller Disclosure Letter and assuming that such Lease is a valid and binding obligation of the other counterparties thereto, the Leases are in full force and effect, and the applicable Target Company holds a legal, binding, valid, enforceable and existing leasehold interest in each parcel or tract of real property leased by it under each such Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. Seller has delivered or made available to Purchaser complete and accurate copies of each of the Leases described on Section 3.09(b)(i) of the Seller Disclosure Letter and none of such Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. None of the Target Companies, and to Seller’s Knowledge no other party to any such Leases, is in default, or has delivered or received any notice of default, under any of such Leases and no event has occurred that with notice or the passage of time, or both, would constitute a default, or permit the termination, modification or acceleration of rent under any such Leases, except where such default would not reasonably be expected to be material to the Target Companies, taken as a whole. Except as set forth on Section 3.09(b)(iii) of the Seller Disclosure Letter, (a) none of the Target Companies have subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (b) none of the Target Companies have collaterally assigned or granted any other security interest in such Leases or any interest therein.

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(c)           Except as set forth on Section 3.09(c) of the Seller Disclosure Letter, none of the Target Companies own any real property.

(d)           Except as set forth on Section 3.09(d) of the Seller Disclosure Letter, Seller owns no personal property, real property, leased real property or any other asset other than the Purchased Shares.

(e)           The Target Companies own, operate or control, or are parties to legally binding Contracts that will result in the Target Companies owning, operating or controlling, the projects set forth on Section 3.09(e) of the Seller Disclosure Letter.

Section 3.10          Tax Matters.

(a)           Each Target Company has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all material Tax Returns (including all Income Tax Returns) that are required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (including all Income Taxes) due and payable by the Target Companies (whether or not shown on any such Tax Return) have been duly and timely paid. Each Target Company has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party and each Target Company has complied in all material respects with respect to all applicable Laws relating to payment, reporting, withholding, and collection of Taxes or remittance thereof.

(b)           Except as set forth on Section 3.10(b) of the Seller Disclosure Letter, there are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of any Target Company pending, in progress, or threatened in writing that have not been resolved or completed.

(c)           No Target Company has received any written notice from any taxing authority of any Income Tax or other material Tax deficiency, assessment, adjustment, proposed adjustment, or other issue relating to any Income Taxes or other material Taxes, which has not been paid or otherwise resolved in full. No Target Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Target Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against any Target Company.

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(d)           No Target Company (i) has any liability for the Taxes of any Person (other than any Target Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law, or as a transferee or successor, by contract, or otherwise, (ii) is or has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (including, for clarity, any affiliated group within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Tax Law)) for purposes of filing any Tax Return or paying Taxes, other than a group the common parent of which is the Company; or (iii) is a party to, or has any liability under, any Tax allocation, sharing, indemnification, gross-up, or similar Contract or arrangement or any other Contract or arrangement providing for payments in respect of Taxes or Tax benefits (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

(e)           No Target Company has waived or extended any statute of limitations in respect of Income Taxes or other material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to such Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver) (other than any such waivers or extensions that are no longer in effect), nor is any written request for any such extension or waiver from any taxing authority outstanding. None of Seller and the Target Companies has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to any Target Company at any earlier date than is required by Law.

(f)            No Target Company has distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the past two (2) years.

(g)           No Target Company is a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h)           No written claim has been made by a Governmental Authority in any jurisdiction in which any Group Company does not file a Tax Return or pay Taxes that such entity is or may be subject to Tax or required to file Tax Returns in such jurisdiction, which claims have not been resolved or withdrawn.

(i)            Each Target Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable, and is not managed or controlled outside such jurisdiction for income Tax purposes.

(j)            There are no Liens for Taxes upon any of the Purchased Shares or any asset of any Target Company other than Permitted Liens.

(k)           Each Target Company has the U.S. federal income tax classification that is set forth on Section 3.10(k) of the Seller Disclosure Letter, and each Target Company has been so classified for U.S. federal income tax purposes at all times since the date set forth on Section 3.10(k) of the Seller Disclosure Letter.

(l)            There are no Income Tax or other material Tax rulings, requests for rulings, technical advice memoranda, closing agreements or similar agreements or rulings relating to Taxes that have been issued to or with respect to the Target Companies or into which any Target Company has entered into that would be binding on any of any Target Company in any taxable period (or portion thereof) after the Closing Date, in each case which agreement or ruling would be effective after the Closing Date.

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(m)          No Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(n)           Each Target Company has complied in all material respects with respect to any “escheat,” “abandoned property,” “unclaimed property,” or other similar Laws.

The unpaid Taxes of the Target Companies (i) did not, as of the Most Recent Balance Sheet Date, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the unaudited consolidated balance sheets and (ii) do not materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Target Companies in filing its Tax Returns.

Section 3.11           Contracts and Commitments.

(a)           Except as set forth on Section 3.11(a) of the Seller Disclosure Letter, no Target Company is party to any:

(i)            CBA;

(ii)           Contract, agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of their properties or assets (A) pursuant to which, any Target Company has incurred or may incur Indebtedness exceeding the Threshold Amount for which any of any Target Company will be liable following the Closing, or (B) relating to any Liens on assets of any Target Company;

(iii)          guaranty of any Indebtedness or other material guaranty;

(iv)         Contract, lease or agreement under which it is lessee of, or holds, uses or operates any real or personal property or assets owned by any other party, for which the annual rental or payment commitment exceeds the Threshold Amount;

(v)          Contracts or group of related Contracts with any Top Customer or any Top Supplier;

(vi)         Contracts or agreements relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Target Company since the Look-back Date or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Target Company or, pursuant to which any Target Company have any continuing “earn out” or other contingent payment obligations or any surviving material indemnification obligations;

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(vii)         joint venture, partnership, limited liability company or similar agreement with any third party (including any agreement providing for joint development or marketing);

(viii)        (A) Contract pursuant to which any Target Company licenses, or is otherwise permitted by a third party to practice, use or register, or receive any other rights under, any material Intellectual Property Rights (other than “shrink wrap licenses,” “click through” licenses and licenses to off-the-shelf Software on standard commercial terms with fees of less than the Threshold Amount per year), (B) Contract pursuant to which a third party licenses, or is permitted to use or register, or granted any other rights under, any Company-Owned IP Rights (other than non-exclusive licenses granted by a Target Company to customers in the Ordinary Course of Business), or (C) Contract affecting any Target Company’s ability to use, enforce, or disclose any material Intellectual Property Rights, such as covenant-not-to-sue, coexistence, consent-to-use, concurrent use, or settlement agreements;

(ix)          distribution, sales representative, marketing or similar Contract or agreement that required any Target Company to make commission payments under such agreement in excess of the Threshold Amount during the twelve (12)-month period ended on the Balance Sheet Date;

(x)           Contract or agreement pursuant to which any Target Company would be required to make, in the aggregate, capital expenditures in excess of the Threshold Amount;

(xi)          Contract or agreement that (a) materially limits the ability of any Target Company to compete in any line of business or with any product or with any Person or in any geographic area or market or during any period of time or (b) contains covenants that restrict the business activity of any Target Company in any material respect (other than non-disclosure agreements entered into in the Ordinary Course of Business);

(xii)         Contract or agreement that contains “most-favored-nation” obligations or restrictions, or rights of first refusal or offer or any similar requirement or right, in each case binding any Target Company in favor of any third party;

(xiii)        Contract or agreement where any Target Company is subject to a requirement of exclusive dealing or any similar exclusivity obligation;

(xiv)        any interest, currency or hedging derivatives or similar Contracts;

(xv)         Contract or agreement that limits the incurrence of Indebtedness or the declaration or payment of any dividends or other distributions;

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(xvi)        Contract or agreement that involves payment to or by any Target Company in excess of the Threshold Amount annually;

(xvii)       Contract or agreement whose termination (other than those termination by passage of time) would have a Seller Material Adverse Effect;

(xviii)      management agreement or other Contract for the employment or engagement of any Service Provider on a full time, part time, consulting or other basis that: (A) provides for annual compensation (whether cash and/or otherwise) which may exceed $150,000, (B) provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement, (C) provides for the payment of any cash or other compensation or benefits related to a retention, severance, transaction-based or change in control bonus or other similar Contract with any Service Provider or (D) restricts any Target Company’s ability to terminate the employment or engagement of any Service Provider at any time for any lawful reason or for no reason without penalty or Liability; or

(xix)        Contract or agreement that relates to the settlement of any Action (A) with any Governmental Authority since the Look-back Date; (B) that materially restricts or imposes obligations upon any Target Company; or (C) requires payment by an Target Company of more than the Threshold Amount after the date hereof.

(b)           Each Contract described in clauses (i) through (xix) of Section 3.11(a) is a “Material Contract”. Seller has provided to Purchaser true and correct copies of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

(c)           Neither any Target Company nor, to Seller’s Knowledge, any other party thereto is in material breach of, violation of or default under any Material Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any Material Contract by any Target Company, or, to Seller’s Knowledge, any counterparty. All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the applicable Target Company and, to Seller’s Knowledge, each counterparty, and are enforceable against the applicable Target Company and, to Seller’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.12           Intellectual Property; Information Technology; Privacy.

(a)           Section 3.12(a) of the Seller Disclosure Letter sets forth a list of all (i) Patents, registered Marks, registered Copyrights and domain name registrations, including any applications for any of the foregoing, included in the Company-Owned IP Rights (the “Company Registered IP”) and (ii) material Software included in the Company-Owned IP Rights.

(b)           The Target Companies, as the case may be, exclusively own all right, title and interest in and to the Company-Owned IP Rights, free and clear of all Liens except for Permitted Liens. Except as would not be material to the Target Companies taken as a whole, (i) the Company Registered IP is subsisting, valid, and enforceable, and (ii) the Target Companies are current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered IP.

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(c)           None of the Company-Owned IP Rights are subject to any Government Order adversely affecting the use thereof or rights thereto by the Target Companies. There is no Action pending or, to Seller’s Knowledge, threatened against any Target Company concerning the ownership, use, scope, patentability, registrability, validity or enforceability of any Company-Owned IP Rights (other than proceedings in the Ordinary Course of Business before any Governmental Authority related to the application for any item of Company Registered IP) and the Target Companies have not received any written notices regarding the foregoing.

(d)           Since the Look-back Date, to Seller’s Knowledge, there has been and there is no written allegation made by any Target Company of, and there has been no and there is no infringement, misappropriation or other violation of any material Company-Owned IP Rights by any Person.

(e)           Except as would not reasonably be expected to be material to the Target Companies taken as a whole, the operation of any Target Company as currently conducted as of the date hereof, and the operation of any Target Company as conducted since the Look-back Date, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. No Target Company has received any written notice since the Look-back Date alleging that the operation of any Target Company infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any other Person (including any demand or request from any Person that any Target Company license any Intellectual Property Rights). There is no Action pending, or, to Seller’s Knowledge, threatened against any Target Company alleging that the operation of the business of any Target Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

(f)            Except as set forth on Section 3.12(f) of the Seller Disclosure Letter and as would not reasonably be expected to be material to the Target Companies taken as a whole, the Target Companies have secured from all founders, consultants, advisors, employees, freelancers, writers, and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Right for or on behalf of, or under the direction or supervision of, the Target Companies (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Intellectual Property Rights developed or created in connection with the employment or engagement of any Contributor, that the Target Companies do not otherwise own by operation of law. No Contributor owns or, to Seller’s Knowledge, claims any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights. Except as would not reasonably be expected to be material to the Target Companies taken as a whole, each Target Company has obtained written and enforceable Contracts with respect to invention disclosure and present assignments of such Intellectual Property Rights to such Target Company, from all current and former Contributors.

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(g)           The Target Companies have taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Company IP Rights, and to Seller’s Knowledge, there have been no misappropriation or unauthorized uses or disclosures of any such Trade Secrets. The Target Companies have entered into reasonable confidentiality agreements with each Person having access to the Target Companies’ Trade Secrets. To Seller’s Knowledge, no such Person is in violation of any such agreement.

(h)           The Target Companies exclusively own all right, title and interest in and to, or otherwise possess valid, enforceable and sufficient licenses and rights to, all Company IP Rights that are material to the Target Companies’ business (subject to Section 3.12(b) with respect to the Company-Owned IP Rights) and all such Company IP Rights shall be owned or available for use by the Target Companies immediately after the Closing on terms and conditions identical to those under which the Target Companies owned or used such Company IP Rights immediately prior to the Closing. The Target Companies may exercise, transfer, or license the Company IP Rights without material restriction or material payment to any Person. Neither this Agreement nor any of the transactions contemplated hereby will restrict or impair the right of the Target Companies to transfer, alienate, enforce, own, use or license, or affect the validity or enforceability of, any Company-Owned IP Rights.

(i)            The Target Companies (i) have taken commercially reasonable steps to protect the confidentiality, integrity and security of the Company Systems and have implemented and comply with commercially reasonable written data and information security, business continuity and disaster recovery plans and procedures that are consistent with industry best practices and applicable Laws, and (ii) have taken commercially reasonable steps to assess and test such plans and procedures, and such assessments and tests have not identified any material issues that remain unremedied. Since the Look-back Date, the Company Systems have not been affected by any material failure that has not been remedied in all material respects. To Seller’s Knowledge, since the Look-back Date, there have been no security breaches that materially affected the operation of the Company Systems or have not been remedied in all material respects. The Target Companies have purchased a sufficient number of licenses (whether licensed by seats or otherwise) for all Software used in or necessary for the operation of the businesses of the Target Companies as presently conducted.

(j)            The Target Companies (and, to Seller’s Knowledge, any third Person using Personal Information on their behalf) comply in all material respects with its internal policies and privacy statements, policies and procedures related to privacy and security of Company Systems (and the data therein, including Personal Information), the Target Companies’ Contracts, and applicable Privacy Laws (including the most current version of the Payment Card Industry Data Security Standards, as applicable). Since the Look-back Date, no Target Company has received any written or, to Seller’s Knowledge, unwritten claims, notices or complaints asserting non-compliance with applicable Privacy Laws or privacy statements, policies, procedures or Contracts regarding the Target Companies’ information practices or the use, access, collection, retention, processing, disclosure, modification or destruction of any Personal Information, or alleging a violation of any individual’s privacy, publicity or confidentiality rights, including from the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority and there is no Action pending, or, to Seller’s Knowledge, threatened against any Target Company relating to any of the foregoing. The Target Companies have taken reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Information used by the Target Companies against any unauthorized use, access or disclosure.

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Section 3.13          Litigation. Except as set forth on Section 3.13 of the Seller Disclosure Letter, since the Look-back Date there have been no, and there currently are no Actions pending or, to Seller’s Knowledge, threatened against the Target Companies that, if adversely decided or resolved, have had or would reasonably be expected be material to the Target Companies taken as a whole, at law or in equity, before or by any other Governmental Authority, and no Target Company is subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or Governmental Authority.

Section 3.14          Employee Benefit Plans.

(a)           Section 3.14(a) of the Seller Disclosure Letter sets forth an accurate and complete list of all Plans. None of the Target Companies has any plan or commitment to, or has represented that it will, adopt or enter into any additional Plans or to materially amend or terminate any existing Plan. Each of the Plans that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan and no such determination letter has been revoked and nothing has occurred and no fact, condition, or circumstance exists that could reasonably be expected to adversely affect the qualified status of such Plan. Each trust established in connection with any Plan which is intended to be qualified under Section 501(a) of the Code is so exempt, and nothing has occurred and no fact, condition, or circumstance exists that could reasonably be expected to adversely affect the qualified status of any such trust. Each Plan has been established, maintained, operated, funded, and administered in accordance with its terms in all material respects and in compliance in all material respects with the requirements of the Code, ERISA and all other applicable Law. No Plan, and no Target Company or any Plan fiduciary with respect to any Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to Seller’s Knowledge, threatened.

(b)           With respect to each Plan (and each related trust or other funding vehicle), all contributions (including employer contributions and employee salary reduction contributions, premiums, distributions, payments, distributions, reimbursements, and accruals that are due have been timely made or properly accrued in accordance with the terms of such Plan and applicable Law or, if not yet due, have been properly accrued for in accordance with any applicable accounting requirements. All wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any Service Providers have been timely paid or made in full or, to the extent not yet due, properly accrued in accordance with any applicable accounting requirements, the terms of the Plan and all applicable Law. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) or other failure to act or comply in connection with the administration or investment of assets has occurred with respect to any Plan. There is no current, pending or, to Seller’s Knowledge, threatened Actions (except for routine claims for benefits) relating to any Plan. No Target Company has made any filing in respect of any Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program. Each Target Company and each of its Affiliates has complied and is in compliance in all material respects with the requirements of (i) the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, (ii) ) Section 4980B of the Code and any similar state Law and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws (including the proposed regulations) and no Target Company has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax or other penalty thereunder (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable). The obligations or insured contingencies under all Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers and all applicable premiums are paid up to date. No Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

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(c)           Seller has made available to Purchaser, to the extent applicable, complete, current and correct copies of: (i) all documents embodying or governing each Plan and each related trust or funding agreement and insurance policy, if any (or a written description of the material terms and conditions of each Plan that is unwritten), and any amendments thereto, (ii) the most recent summary plan description (and summary of material modifications) and any other notice or description provided to or agreed with employees, (iii) the three (3) most recently filed Form 5500 annual reports with all required schedules and attachments, (iv) the current determination letter or opinion letter, as applicable, received from the IRS, (v) the nondiscrimination, coverage and compliance testing results for the three (3) most recently completed plan years, (v) any nonroutine communications to or from any Governmental Authority, or any notices to or from a Governmental Authority relating to a Plan, (vi) the three (3) most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Plan, and (vii) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations.

(d)           No Plan is and neither any Target Company nor any ERISA Affiliate maintains, sponsors, has ever sponsored, contributes to, is required to contribute to, has ever contributed to, or could reasonably be expected to have, or has ever had, any Liability (whether fixed or contingent) with respect to a: (i) defined benefit plan (including a defined benefit plan as defined in Section 3(35) of ERISA) or any other plan, including a plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code, or Section 302 of ERISA, (ii) “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), (iii) multiple employer plan as described in Section 413(c) of the Code, (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (v) a “voluntary employee benefit association” (as such term is defined under Section 501(c)(9) of the Code). No Target Company nor any ERISA Affiliate has promised to any Person, has ever promised to any Person, has any Liability or obligation, or has ever had any Liability or obligation, to provide post-employment health, life, disability or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable state Law for which the covered Person pays the full cost of coverage for themselves and their beneficiaries. Neither Target Company has incurred any Liability under Title I of ERISA.

(e)           Neither the execution, delivery and performance of this Agreement by Seller nor the consummation by the Company of the transactions contemplated hereby and thereby will not (alone or in combination with any other event, including a termination or restructure of employment on or following the Closing), directly or indirectly, result in (i) payment or provision of any additional, or an increase in the amount of, compensation, share incentives or other benefits, an acceleration of the amount of any compensation or benefits, or entitlement to any severance or similar benefit or change in employment status or responsibilities, payable to or in respect of any Service Provider, (ii) any acceleration in the vesting or the timing of payment of any outstanding options, compensation or benefits held by or payable to or in respect of any Service Provider, (iii) any increased, enhanced or accelerated funding obligation with respect to any Plan, (iv) any restriction on the ability of any Target Company to amend, modify or terminate any Plan, or (v) any forgiveness of indebtedness of any current or former employee, officer, director or consultant of any Target Company.

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(f)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in conjunction with any other event) result in an “excess parachute payment” to any “disqualified individual” (each, within the meaning of Section 280G of the Code).

(g)           No Target Company has any obligation to pay a Tax “gross-up”, reimbursement or indemnification payment to any Person, including for the imposition of any excise Tax under Section 4999 of the Code or any Tax imposed under Section 409A of the Code or 457A of the Code.

(h)           No compensation has been or would reasonably be expected to be, or has ever been, includable in the gross income of any current or former “service provider” (within the meaning of Section 409A of the Code) of any Target Company or other Person as a result of the operation of Section 409A of the Code or Section 457A of the Code.

(i)            No Target Company has ever sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

Section 3.15           Insurance. All material policies of insurance maintained by or on behalf of each Target Company (the “Insurance Policies”) are set forth on Section 3.15 of the Seller Disclosure Letter and true and complete copies of such Insurance Policies have been provided to Purchaser. All Insurance Policies that are material to the business of the Target Companies (taken as a whole) are, and since the Look-back Date have been, in full force and effect and all premiums due and payable in respect thereof have been paid and no written notice of cancellation, termination, material amendment or denial of coverage has been received by any Target Company with respect to any such policy. All such Insurance Policies maintained by the Target Companies are in full force and effect, and no Target Company is in material default with respect to the provisions of any such policies or its payment obligations thereunder. There is no claim pending under such Insurance Policies as to which any Target Company has received written notice that coverage has been denied.

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Section 3.16          Compliance with Laws.

(a)           Seller is in compliance, in all material respects, with all Laws applicable to its business.

(b)           Each Target Company is, and since the Look-back Date has been, in material compliance with all applicable Laws and regulations of any Governmental Authority. Since the Look-back Date, no Target Company has received any written notice from a Governmental Authority of any Action against any of them alleging any failure to comply with any applicable Law or regulation.

(c)           Since the Look-back Date, (i) none of the Target Companies have violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to Seller’s Knowledge, representative, consultant or other Person acting for or on behalf of any Target Company has violated any Anticorruption Law, and (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to Seller’s Knowledge, threatened. Each Target Company has adopted and maintains reasonably adequate policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(d)           Since the Look-back Date, neither any Target Company nor any director, officer or managing employee of any Target Company has been a Sanctioned Person.

Section 3.17          Permits. Except as set forth on Section 3.17 of the Seller Disclosure Letter, and as would not reasonably be expected to be material to the Target Companies taken as a whole, the Target Companies hold and are, and has been, since the Look-back Date, in compliance with, in all material respects, all Permits that are required by any Governmental Authority to conduct the business as now conducted and all such Permits are valid and in full force and effect. No Target Company has received any written notice from any Governmental Authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, except where such occurrence would not be material to the business.

Section 3.18          Environmental Compliance. Except as set forth on Section 3.18 of the Seller Disclosure Letter:

(a)           The Target Companies are, and since the Look-back Date have been, in compliance with all applicable Environmental Laws, except where the failure to comply would not be material to the Target Companies.

(b)           The Target Companies have obtained and possess all material permits, licenses and other authorizations required under Environmental Laws for the operations of the Target Companies as currently conducted and are in compliance with all terms and conditions of such permits, licenses and authorizations in all material respects.

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(c)           No Target Company has received, since the Look-back Date, any written notice of material violation of or notice of material Liability arising under, Environmental Laws, relating to any Target Company or its facilities, the subject of which is unresolved.

(d)           There are no Actions pending or, to Seller’s Knowledge, threatened against any Target Company, pursuant to Environmental Laws that would be material to the Target Companies.

(e)           No Target Company is subject to any outstanding judgment, order or decree of any Governmental Authority relating to a violation of or Liability under Environmental Laws, and that would be material to the Target Companies.

Section 3.19           Customers and Suppliers. Section 3.19 of the Seller Disclosure Letter sets forth an accurate list of the top five (5) customers of the Target Companies based on calendar year 2021 sales (the “Top Customers”) and the top five (5) suppliers based on calendar year 2021 spend of the Target Companies (the “Top Suppliers”). Since January 1, 2021, no Target Company has received any notice from any Top Supplier to the effect that such supplier will stop, materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, developing or supplying materials, products or services to any Target Company. Since January 1, 2021, no Target Company has received any notice from any Top Customer to the effect that such customer will stop, or materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, purchasing services from the Target Companies. To Seller’s Knowledge, no supplier or customer of a Target Company is violating any Law.

Section 3.20           Affiliated Transactions. Except as set forth on Section 3.20 of the Seller Disclosure Letter, none of Seller, any equityholder, partner, member, officer, director, employee or any Affiliate or Subsidiary of Seller (other than any Target Company) or any officer, director, manager, equityholder or Affiliate of any Target Company or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to any Target Company (or any Target Company owes any money to, or guarantees any payment by, any such Person) or has any interest in any material property, asset or right, tangible or intangible, used by any Target Company, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with any Target Company.

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Section 3.21           Employees.

(a)           (i) No Target Company has experienced any, nor to Seller’s Knowledge has there been any threatened, strike, work stoppage, unfair labor practice charge, labor grievance, labor arbitration, lockout, slowdown, picketing, hand billing or other material labor or industrial relations dispute, in each case since the Look-back Date, (ii) none of the employees of the Target Companies are represented by any trade union, works council, labor organization, employee association or representative with respect to their employment with any Target Company, (iii) since the Look-back Date, (a) to Seller’s Knowledge, there has been no labor organizing effort or other industrial relations dispute pending or threatened with respect to employees of any Target Company and (b) to Seller’s Knowledge, no trade union, works council, labor organization, employee association or representative or group of employees of the Target Companies has made a demand for recognition or certification, and there have been no representation or certification proceedings or petitions seeking representation pending with the National Labor Relations Board, any other labor relations tribunal or authority or any other Governmental Authority, (iv) no Target Company is, or has ever been, party to or otherwise bound by any CBA or collective bargaining relationship with any trade union, works council, labor organization, employee representative or association and no CBAs are currently being negotiated by any Target Company, and (v) since the Look-back Date, the Target Companies have been in material compliance with all, and there are no pending or threatened claims or proceedings against any Target Company under any, applicable Laws respecting labor and employment, including Laws, statutes rules and regulations respecting, if applicable, terms and conditions of employment of employees, prospective employees and former employees, employment practices, hiring practices, background checks, child labor, pay equity, wrongful or unfair discharge or dismissal, collective bargaining and labor relations, fair labor standards, reasonable accommodations, workers’ compensation, document retention, notice, employment and reemployment rights of members of the uniformed services, secondment, occupational safety and health requirements, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), meal and rest breaks, withholding and remittance of Taxes, employment discrimination, harassment, retaliation, equal opportunity/employment equality, whistleblowing, disability rights or benefits, employee trainings and notices, employee leave issues, paid time off, COVID-19, affirmative action, plant closures, redundancies and layoffs (including, if applicable, the WARN Act or any collective redundancy legislation), workers’ compensation, and unemployment insurance and related matters.

(b)           (i) The Target Companies have, since the Look-back Date, properly classified each of its Service Providers as “employees” or “independent contractors” and, if applicable, as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act of 1938, as amended, or similar applicable non-U.S. Law) and have properly reported all compensation paid to such persons for all purposes, and (ii) the Target Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, redundancy payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.

(c)           Each Target Company is, and has at all times since the Look-back Date been, in compliance in all material respects with, and has not materially violated the terms and provisions of, any applicable immigration legislation in any jurisdiction, including the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (“Immigration Laws”). All current and former Service Providers are, and have at all times been, legally authorized to work in the territory in which they perform the duties of their employment, and with respect to each current Service Provider, the applicable Target Company has all times collected and has retained in their records a current Form I-9 (Employment Eligibility Verification Form) and all other records, documents, or other papers and on-boarding materials that are generally collected in connection with the completion of the Form I-9. No Target Company has, since the Look-back Date, been warned, fined, or otherwise penalized by reason of its failure to comply with the Immigration Laws, nor is any such proceeding pending or, to Seller’s Knowledge, threatened.

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(d)           To Seller’s Knowledge, no Service Provider is in violation of any material term of any material employment agreement, nondisclosure agreement, common law non-disclosure obligations, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Target Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Target Company.

(e)           No current employee of any Target Company or other Service Provider with annualized compensation at or above $150,000 has informed any Target Company or any of its Affiliates (whether in writing or otherwise) of any plan to terminate employment with or services for any Target Company and, to Seller’s Knowledge, no such employee intends to terminate his or her employment prior to the Closing.

(f)            No Target Company is a party to, or otherwise bound by, any consent decree with, or citation, direction, order, award or improvement notice from or issued by, any Governmental Authority relating to employees, employment practices or occupational health and safety. Since the Look-back Date, to Seller’s Knowledge, (i) no allegation involving, directly or indirectly, sexual or other unlawful harassment or discrimination has been made, asserted or threatened against (A) any officer of any Target Company or (B) any current or former Service Provider, and (ii) none of the Target Companies or current or former Service Provider is party to any agreement resolving or otherwise related to direct or indirect allegations of sexual or other unlawful harassment or discrimination. To Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to serve as a basis for any such allegation of sexual or other unlawful harassment or discrimination.

(g)           No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Target Company has occurred since the Look-back Date or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guideline or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Target Companies have not otherwise experienced any material employment-related Liability with respect to COVID-19. Since the Look-back Date, no Target Company has effectuated any “mass layoff” or “plant closing” (each as defined in the WARN Act), “collective redundancy” or implemented any early retirement or exit incentive program, in each case, in violation of applicable Law (including, where applicable, the WARN Act).

(h)           (i) Each Target Company has paid in full (other than remuneration accrued for the current salary period or for reimbursement of business expenses) to all of its employees or adequately accrued for in accordance with applicable accounting requirements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; and (ii) since the Look-back Date, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Seller’s Knowledge, threatened before any Governmental Authority with respect to any current or former employees of any Target Company. There are no material Liabilities, whether contingent or absolute, of any Target Company (or the Business) relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

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(i)            Schedule 3.21(i) contains a true, correct and complete list of the names and current role, annual salary rates or current hourly wages (including any overtime arrangements), as applicable, bonus opportunity, share incentives, pension arrangements, commission opportunity, other compensation and benefits (separately identifying each category of compensation and including contingent entitlements), hire date, accrued vacation and paid-time-off, principal work location, employing Person and leave status of all present employees of each Target Company and, if applicable, each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy an executive, administrative, or professional position.

(j)            No Target Company has used the services of any agency workers, or where applicable in the United States of America, any temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code).

Section 3.22           Seller Filings(a)           . Seller has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the Companies Registration Office (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Seller Filings”). As of their respective effective dates, the Seller Filings complied in all material respects with the requirements of applicable Law as in effect on the applicable date, applicable to such Seller Filings, and none of the Seller Filings as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.23           Seller Information. The information relating to Seller or any Target Company supplied by Seller for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to the stockholders of Purchaser or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Seller makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement or any Purchaser SEC Documents; or (b) any projections or forecasts included in the Proxy Statement.

Section 3.24           Brokerage. Other than fees or commissions for which Seller will be solely responsible, there are no claims for, and the Target Companies, Purchaser and their respective Affiliates have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Seller for which any Target Company, Purchaser or any of their respective Affiliates is or may be liable.

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Section 3.25           Investment Representations.

(a)           Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act. Seller acknowledges that Purchaser has the right to require evidence of its status as an accredited investor, if necessary.

(b)           Seller acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and Seller represents that it understands the highly speculative nature of an investment in Purchaser Common Stock, which may result in the loss of the total amount of such investment.

(c)           Seller has adequate means of providing for Seller’s current needs and possible contingencies, and Seller has no need, and anticipates no need in the foreseeable future, for liquidity in Seller’s investment in Purchaser Common Stock. Seller is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, Seller is able to hold the Purchaser Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d)           Seller understands and acknowledges that the acquisition of the Purchaser Common Stock involves substantial risk. Seller has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of its investment in the Purchaser Common Stock.

(e)           Seller is acquiring the Purchaser Common Stock for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Purchaser Common Stock in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(f)            Seller understands and acknowledges that the Purchaser Common Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Seller acknowledges that such securities may not be transferred, sold, offered for sale, mortgaged, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom.

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Section 3.26           No Other Representations and Warranties. SELLER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SELLER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PURCHASER OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SELLER OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PURCHASER TO SELLER IN ARTICLE IV. SELLER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the Purchaser Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), and/or (ii) the Purchaser SEC Documents, and subject to the terms, conditions and limitations set forth in this Agreement, Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and the Closing Date (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 4.01           Organization and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted. Purchaser is not in breach of Purchaser’s Organizational Documents. Complete and correct copies of the Organizational Documents of Purchaser, as in effect as of the date of this Agreement, have been made available to Seller.

Section 4.02           Subsidiaries. Purchaser has no direct or indirect Subsidiaries, and does not own or hold the right to acquire any shares or stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, company, corporation, organization or entity.

Section 4.03           Authorization; No Breach; Valid and Binding Agreement.

(a)           Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Share Sale) and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate actions or proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, other than the Purchaser Shareholder Approval.

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(b)           Except for the Purchaser Shareholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of Purchaser under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of Purchaser’s Organizational Documents, (ii) any Contract or instrument or Permit to which Purchaser or its or their respective properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which Purchaser is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 4.03(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(c)           The execution and delivery of this Agreement or any Ancillary Agreement by Purchaser do not, and the performance of this Agreement or any Ancillary Agreement by Purchaser will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, the rules and regulations of NASDAQ.

(d)           This Agreement has been, and each Ancillary Agreement to which Purchaser is a party has been or will be at Closing, as applicable, duly executed and delivered by Purchaser, as applicable, and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto or thereto, this Agreement and each Ancillary Agreement to which Purchaser is a party constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.04           Orders. Section 4.04 of the Purchaser Disclosure Letter sets forth a list of all Governmental Orders pending or, to the Purchaser’s Knowledge, threatened in writing which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or would delay or prevent the consummation of the transactions contemplated herein (including the Share Sale) or by the Ancillary Agreements.

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Section 4.05           Purchaser Trust Account. As of September 30, 2022, the Purchaser Trust Amount is approximately $233 million (including, if applicable, an aggregate of $8,050,000 of deferred underwriting commissions and other fees being held in the Purchaser Trust Account payable to the underwriters of the IPO upon consummation of a Business Combination (the “Deferred Underwriting Commissions”)), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Purchaser Trust Agreement. The Purchaser Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The Purchaser Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect. Purchaser has complied in all material respects with the terms of the Purchaser Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Purchaser Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the Knowledge of Purchaser, the Trustee. Except for the Purchaser Trust Agreement, there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Purchaser Trust Agreement in the Purchaser SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriters of Purchaser’s initial public offering and (B) holders of Purchaser Common Stock who have elected to redeem their Purchaser Common Stock in accordance with Purchaser’s Organization Documents) to any portion of the proceeds in the Purchaser Trust Account. Prior to the Closing, none of the funds held in the Purchaser Trust Account may be released, except in accordance with the Purchaser Trust Agreement. There is no Action pending, or to the Knowledge of Purchaser, threatened with respect to the Purchaser Trust Account.

Section 4.06           Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.07           Absence of Changes. Since the date of the most recent balance sheet in the Purchaser SEC Documents until the date hereof, there has not been any Purchaser Material Adverse Effect that has arisen and is continuing.

Section 4.08           No Undisclosed Liabilities. Purchaser has no Liabilities or Indebtedness, except (i) Liabilities or Indebtedness specifically reserved for in the financial statements set forth in the Purchaser SEC Documents or disclosed in the notes thereto, (ii) Liabilities or Indebtedness that were incurred after the date of the most recent balance sheet included in the Purchaser SEC Documents in the Ordinary Course of Business, (iii) Liabilities or Indebtedness specifically disclosed in Section 4.08 of the Purchaser Disclosure Letter, or (iv) Liabilities or Indebtedness incurred or arising under or in connection with the Transactions, including expenses related thereto.

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Section 4.09          Tax Matters.

(a)           Purchaser has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all material Tax Returns that are required to be filed by Purchaser, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by Purchaser (whether or not shown on any such Tax Return) have been duly and timely paid, other than Taxes being contested in good faith for which adequate reserves have been established in accordance with GAAP. Purchaser has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party.

(b)           There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of Purchaser pending, in progress, or threatened in writing that have not been resolved or completed.

(c)           Purchaser has not waived or extended any statute of limitations in respect of material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to Income Taxes or other material Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver) (other than any such extensions or waivers that are no longer in effect), nor is any written request for any such extension or waiver from any taxing authority outstanding.

(d)           Purchaser has not distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the past two (2) years.

(e)           There are no Liens for Taxes upon any of the Closing Consideration or any asset of Purchaser other than Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on Purchaser’s financial statements in accordance with GAAP.

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Section 4.10           Capitalization.

(a)           As of the date of this Agreement, (i) the authorized capital stock of Purchaser consists of (x) 100,000,000 shares of Purchaser Common Stock (of which 23,890,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable), (y) 10,000,000 shares of Purchaser Class B Common Stock (of which 7,666,667 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable), and (z) 1,000,000 shares of preferred stock of Purchaser, par value $0.0001 per share (of which none are issued or outstanding), (ii) 14,245,000 shares of Purchaser Common Stock are issuable in respect of the Public Rights, the Public Warrants and the Sponsor Warrants, (iii) 7,666,667 shares of Purchaser Common Stock are issuable upon the automatic conversion of the Purchaser Class B Common Stock, and (iv) 127,500 shares of Purchaser Common Stock are issuable if the entire aggregate of the Sponsor Promissory Note is converted. No shares of Purchaser Common Stock are held in the treasury of Purchaser. Except for the Purchaser Share Redemption, the Transactions, the Public Rights, the Public Warrants, the Sponsor Warrants, the Sponsor Promissory Note and the Purchaser Class B Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Purchaser or obligating Purchaser to issue or sell any capital stock of, or other equity interests in, Purchaser. All shares of Purchaser Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Purchaser Common Stock to be issued pursuant to this Agreement, subject to the Purchaser Shareholder Approval and the effectiveness of the A&R Purchaser Charter, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. To the extent applicable, the shares of Purchaser Common Stocks to be issued pursuant to any Investments, subject to the Purchaser Shareholder Approval and the effectiveness of the A&R Purchaser Charter, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock (except for the Purchaser Share Redemption). Purchaser does not own any equity securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any equity securities, or any securities or obligations exercisable or exchangeable for or convertible into equity securities of such Person. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To Purchaser’s Knowledge, except for the Sponsor Support Agreement and the Insider Letter Agreement, there are no outstanding proxies, voting agreements or other agreements or arrangements relating to any equity securities of Purchaser. Except for the Purchaser Common Stock and the Purchaser Class B Common Stock, there are no outstanding securities of Purchaser or Indebtedness having the right to vote on any matters on which the holders of equity securities of Purchaser may vote.

(b)           Except for the Public Rights, the Public Warrants, the Sponsor Warrants, the Sponsor Promissory Note and the Purchaser Class B Common Stock, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments or Contracts of any kind to which Purchaser is a party or by which any of them is bound obligating Purchaser to issue or sell, or cause to be issued or sold, additional shares of Purchaser Common Stock or any other capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into shares of Purchaser Common Stock or other interest or participation in Purchaser.

Section 4.11           Litigation. Except as set forth on Section 4.11 of the Purchaser Disclosure Letter, since the date of incorporation of Purchaser there have been no, and there currently are no Actions pending or, to the Purchaser’s Knowledge, threatened against Purchaser that, if adversely decided or resolved, have had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, at law or in equity, before or by any other Governmental Authority.

Section 4.12           Compliance with Laws.

(a)            Purchaser is, and since its date of incorporation has been, in material compliance with all applicable Laws and regulations of any Governmental Authority. Since its date of incorporation, Purchaser has not received any written notice from a Governmental Authority of any Action against any of them alleging any failure to comply with any applicable Law or regulation.

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(b)           Since its inception, (i) Purchaser has not violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Purchaser’s Knowledge, representative, consultant or other Person acting for on behalf of Purchaser has violated any Anticorruption Law, or (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Purchaser’s Knowledge, threatened. Purchaser has adopted and maintains commercially reasonable policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(c)           Since its date of incorporation, neither Purchaser, nor any director, officer or managing employee of Purchaser has been a Sanctioned Person.

Section 4.13           Employees. Other than the officers and directors listed in the Purchaser SEC Documents, Purchaser does not have any employees. Purchaser does not currently maintain or have any Liability under any compensation or benefit plan, program, contract, or arrangement (whether written or unwritten).

Section 4.14           SEC Filings and Financial Statements.

(a)           Purchaser has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Purchaser SEC Documents”). As of their respective effective dates (in the case of Purchaser SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Purchaser SEC Documents), the Purchaser SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements and notes of Purchaser contained or incorporated by reference in the Purchaser SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Purchaser as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Documents. No financial statements other than those of Purchaser are required by GAAP to be included in the consolidated financial statements of Purchaser.

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(c)      Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Purchaser, such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act. Purchaser has established and maintained a system of internal controls and, to the Knowledge of Purchaser, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP.

(d)      Since the date of the latest Form 10-Q of Purchaser filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Purchaser that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Purchaser Material Adverse Effect.

Section 4.15      [Reserved.]

Section 4.16      Material Contracts. Purchaser has filed as an exhibit to the Purchaser SEC Documents every “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than this Agreement and any Ancillary Agreement) to which, as of the date of this Agreement, Purchaser is a party or by which any of its assets are bound. Neither Purchaser nor, to the Purchaser’s Knowledge, any other party thereto is in material breach of, violation of or default under any such Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any such Contract by Purchaser, or, to the Purchaser’s Knowledge, any counterparty. All such Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of Purchaser and, to Purchaser’s Knowledge, each counterparty, and are enforceable against Purchaser and, to Purchaser’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.17      Purchaser Affiliated Transactions. Except as set forth on Section 4.17 of the Purchaser Disclosure Letter, none of Purchaser, any equityholder, partner, member, officer, director, employee or any Affiliate of Purchaser or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to Purchaser or has any interest in any material property, asset or right, tangible or intangible, used by Purchaser, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with Purchaser.

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Section 4.18      Brokerage. Other than fees or commissions for which Purchaser will be solely responsible, there are no claims for, and Purchaser has no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Purchaser for which Purchaser is or may be liable.

Section 4.19      Business Activities.

(a)      Since its date of incorporation, Purchaser has not conducted any business activities other than activities related to Purchaser’s initial public offering or directed toward the accomplishment of a “business combination”, as such term is defined in Purchaser’s Organizational Documents (a “Business Combination”). Except as set forth in Purchaser’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Purchaser or to which Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Purchaser or any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted or as contemplated to be conducted as of the Closing.

(b)      Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Purchaser does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Purchaser has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 4.20      NASDAQ Listing. The Public Units, the Public Shares, the Public Warrants and the Public Rights are each listed on NASDAQ. Purchaser is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Public Units, the Public Shares, the Public Warrants and the Public Rights thereon and there is no Action pending or, to the Knowledge of the Purchaser, threatened against Purchaser by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Public Units, the Public Shares, the Public Warrants and the Public Rights on NASDAQ.

Section 4.21      Proxy Statement. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of Purchaser or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and any amendment or supplement thereto shall comply in all material respects with applicable securities Laws, including the Securities Act and the Exchange Act; provided, however, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

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Section 4.22      No Other Representations and Warranties. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, NONE OF SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PURCHASER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SELLER, ANY OF THE TARGET COMPANIES OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SELLER TO PURCHASER IN ARTICLE III. PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT.

ARTICLE V
ACTIONS PRIOR TO THE CLOSING

The respective Parties covenant and agree to take the following actions:

Section 5.01      Operations of the Target Companies Prior to the Closing. From the date hereof until the earlier of the Closing and the date this Agreement is validly terminated in accordance with Article VII (such period, the “Interim Period”), except as set forth in Section 5.01(a) of the Seller Disclosure Letter and the Restructuring, as required by Law (including COVID-19 Measures) or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Purchaser (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Seller shall, and shall cause each of the Target Companies to, (x) operate in the Ordinary Course of Business, (y) use commercially reasonable efforts to keep available the services of its current officers and employees, and (z) use commercially reasonable efforts to preserve intact its existing assets, business and operations, and to preserve the present rights, permits, franchises, goodwill and relationships with customers, suppliers, distributors, licensors, licensees, lessors and other key Persons with whom it has a significant relationship. Without limiting the generality of the foregoing, except as set forth in Section 5.01(a) of the Seller Disclosure Letter, as required by Law or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Purchaser (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Seller shall not, and shall cause each of the Target Companies to not, take any of the following actions:

(a)       amend the Organizational Documents of any Target Company or form any Subsidiaries that are not wholly owned Subsidiaries;

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(b)      split, subdivide, combine or reclassify any shares of capital stock of any Target Company or any equity or equity-linked securities of any Target Company;

(c)      (i) deliver, encumber, mortgage, charge, pledge, redeem, purchase, transfer, issue, sell or otherwise dispose of any equity securities, (ii) grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, (iii) permit the exercise of any options or (iv) amend any terms of any such equity securities or agreements;

(d)      (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(e)      make any loans, advances, or capital contributions to, or investments in, any other Person (other than among the Target Companies), except in the Ordinary Course of Business;

(f)       make a material change in any method of financial accounting or accounting practice of the Target Companies, except as required by IFRS or applicable Law;

(g)      sell, lease, license or otherwise dispose of any assets (whether by merger, sale of shares, sale of assets or otherwise), except in the Ordinary Course of Business or for any assets having an aggregate value of less than the Threshold Amount;

(h)      (i) transfer, sell, assign, license, sublicense, grant other rights under, encumber, impair, abandon, fail to diligently maintain, or otherwise dispose of any right, title or interest of any Target Company in any Intellectual Property Rights, in each case, that are material to any business of the Target Companies, other than non-exclusive licenses granted by a Target Company to customers in the Ordinary Course of Business; (ii) amend, waive, cancel or modify any rights in or to any Intellectual Property Rights, in each case, that are material to any business of the Target Companies, other than as it relates to rights solely between or among the Target Companies; or (iii) divulge, furnish to or make accessible any Trade Secrets constituting Company IP Rights to any Person that is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(i)       issue or incur any additional Indebtedness except for borrowings under the Target Company’s existing credit facilities or otherwise incurred in the Ordinary Course of Business;

(j)       amend or modify any agreements in respect of Indebtedness in a manner that would be adverse to the Target Companies, taken as a whole, other than as it relates to amendments or modifications solely between or among the Target Companies;

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(k)      except as otherwise required by any Plan as in effect on the date of this Agreement and set forth on Section 3.14(a) of the Seller Disclosure Letter or as otherwise required by applicable Law: (i) increase, decrease, make any changes in or grant any increase in the compensation of any Service Provider, except for any increases in the rate of base salary or wage made in the Ordinary Course of Business that does not exceed 10% for any such Person; (ii) grant, promise, pay, or increase any severance, incentive awards (whether or not equity or equity-based), bonus, fringe, transaction, retention, change in control, or other compensation or benefits to any Service Provider; (iii) establish, adopt, enter into, amend, modify, terminate or increase the coverage or benefits under any Plan (or any plan, program, agreement or other arrangement that would be a Plan if in effect on the date hereof); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Plan or otherwise due to any of its current or former employees, directors, officers or other individual service providers; or (v) grant any equity or equity-linked compensation awards;

(l)       hire, engage, terminate (other than for cause), furlough, or temporarily layoff any employee, consultant or other individual service provider with an annual base compensation in excess of $250,000, except as a replacement for a previous employee, consultant or other individual service provider with an annual base compensation in excess of $250,000 (at comparable compensation to the individual being replaced);

(m)     waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor outside of the Ordinary Course of Business;

(n)      negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, employee representative or association or group of employees as the bargaining representative for any employees of any Target Company;

(o)      implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would implicate the WARN Act;

(p)      (i) make, change, revoke, amend, or otherwise modify any material Tax election (including any Income Tax election), including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or any other action to change the classification of any Target Company for U.S. federal (and applicable state and local) income Tax purposes, (ii) change any Tax accounting period or adopt, change or otherwise modify any accounting method, principles or practices with respect to Income Taxes or other material Taxes, (iii) amend, refile or otherwise modify any previously filed material Tax Returns, (iv) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of the Target Company or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (v) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (vi) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (vii) surrender any right to claim a Tax refund, offset, or other reduction in liability, (viii) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority, or (ix) fail to pay any material Tax that becomes due and payable (including any estimated Tax payments) (other than any Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with the Accounting Principles);

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(q)      authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization (or equity split or like change in capitalization), dissolution or winding-up of any Target Company;

(r)       make any capital expenditure (or series of related capital expenditures) in an amount exceeding the Threshold Amount that is not provided for in, or fail to make any capital expenditure contemplated in, the agreed upon monthly capital expenditure budgets for 2021 delivered by Seller to Purchaser;

(s)      enter into, terminate (other than automatic termination in accordance with the terms thereof) or modify or amend in any material respect any Contract that, upon entry by any Target Company thereto, constitutes, or would constitute if it had been entered into prior to the date of this Agreement, a Material Contract;

(t)       declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its shares, capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property (in each case, other than among the Target Companies or Tax allocation cash payment distributions made in the Ordinary Course of Business);

(u)      (i) accelerate the collection (or discount) of accounts receivables, (ii) intentionally delay or postpone the payment of trade accounts payable or enter into any agreement or negotiation with any party to extend the payment date of any trade accounts payable, or (iii) make any material changes with respect to policies and procedures relating to the establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue, in each case outside of the Ordinary Course of Business;

(v)      amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

(w)     agree to do any of the foregoing, or take any action or omit to take any action which action or omission, respectively, would result in any of the foregoing.

Section 5.02      Operations of Purchaser Prior to the Closing. During the Interim Period, except as set forth in Section 5.02(a) of the Purchaser Disclosure Letter, as required by Law (including COVID-19 Measures) or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Seller (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Purchaser shall not, and shall cause each of its Subsidiaries to not, take any of the following actions:

(a)      seek any approval from Purchaser’s shareholders to, or otherwise, make any change, amendment or modification to any of the Organizational Documents of Purchaser or form any Subsidiary, except as contemplated by the Purchaser Shareholder Proposals;

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(b)      seek any approval from Purchaser’s shareholders to, or otherwise, make any change, amendment or modification to the Trust Agreement, except as contemplated by the Purchaser Shareholder Proposals;

(c)      (i) make, change, revoke, amend, or otherwise modify any material Tax election, including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or any other action to change the classification of Purchaser for U.S. federal (and applicable state and local) income Tax purposes, (ii) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of the Purchaser or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (iii) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (iv) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (v) surrender any right to claim a Tax refund, offset, or other reduction in liability, or (vi) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority;

(d)      authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a liquidation, dissolution, reorganization or other wind up of the business or operations of Purchaser;

(e)      (i) make or declare any dividend or distribution to the shareholders of Purchaser or make any other distributions in respect of any of Purchaser’s capital stock, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Purchaser’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock, warrants or other equity interests of Purchaser, other than a redemption of Public Shares (prior to the Closing) made as part of the Purchaser Shareholder Redemption;

(f)       other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Purchaser (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(g)      incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Purchaser or guaranty any debt securities of another Person, other than any Indebtedness for (i) the Working Capital Loan, (ii) borrowed money or guarantees incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and (iii) transaction expenses incurred in connection with the transactions contemplated by this Agreement or Ancillary Agreements;

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(h)      incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 5.02(g) and other fees and expenses for professional services incurred in connection with the Transactions;

(i)       (i) issue any shares of Purchaser Common Stock, or securities exercisable for or convertible into shares of Purchaser Common Stock or capital stock of Purchaser, other than the issuance of shares of Purchaser Common Stock pursuant to this Agreement and any Investment Agreements (if applicable) or the Public Rights, Public Warrants, the Sponsor Warrants or the Purchaser Class B Common Stock, (ii) grant any options, warrants or other equity-based awards with respect to Purchaser Common Stock not outstanding on the date hereof or (iii) amend, modify or waive any of the material terms or rights set forth in any Public Warrant or Sponsor Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(j)       change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(k)      acquire any ownership interest in any real property;

(l)       acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(m)     except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise in any material respect any material Contract;

(n)      engage in any activities or business, other than activities or business (i) in connection with or incident or related to Purchaser’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial;

(o)      waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any Liability that would require monetary payment or impose nonmonetary obligations on Purchaser or any of its Affiliates (or any Target Company after the Closing); or

(p)      agree to do any of the foregoing, or take any action or omit to take any action, which action or omission, respectively, would result in any of the foregoing.

Section 5.03      Access; Notification of Certain Matters.

(a)      During the Interim Period, the officers, employees and authorized Representatives of Purchaser (at Purchaser’s expense) shall have reasonable access during normal business hours upon providing written notice to Seller no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of Seller or the Target Companies (including audit books) in order for Purchaser to have the opportunity to make such investigation as it may reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Purchaser and Purchaser’s Representatives will not be permitted to interfere unreasonably with the operations of Seller or the Target Companies. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require Seller or any Target Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which Seller or any Target Company is bound, or violate any applicable Law.

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(b)      During the Interim Period, the officers, employees and authorized Representatives of Seller (at Seller’s expense) shall have reasonable access during normal business hours upon providing written notice to Purchaser no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of Purchaser (including audit books) in order for Seller to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Seller and Representatives of Seller will not be permitted to interfere unreasonably with the operations of Purchaser. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require Purchaser to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which Purchaser is bound, or violate any applicable Law.

(c)      During the Interim Period, Seller shall disclose to Purchaser in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 6.01 and Section 6.03 to be satisfied.

(d)      During the Interim Period, Purchaser shall disclose to Seller in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 6.02 and Section 6.03 to be satisfied.

Section 5.04      Confidentiality; Public Announcements.

(a)      Purchaser and Seller acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference and which shall apply to this Section 5.04. At Closing, the Confidentiality Agreement shall be automatically terminated in its entirety; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)      Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of NASDAQ or Euronext, including the filing of any Current Report on Form 8-K or other appropriate filings with the SEC, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions without the prior written consent of the other Party. To the extent a Party is required by Law to issue a press release or other public announcement relating to the subject matter of this Agreement or the Transactions, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith.

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Section 5.05      Commercially Reasonable Efforts.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Sale and the other Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (iii) the delivery of all notices to, and the obtaining of all consents, approvals or waivers from, third parties required as a result of the Transactions; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

(b)       Without limiting the generality of the foregoing, other than in connection with the Restructuring, neither Purchaser nor Seller shall, and each shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) increase the risk, in any material respect, of delaying or not obtaining any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk, in any material respect, of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

Section 5.06      Regulatory Filings. Within ten (10) Business Days, or as promptly as reasonably practicable, after the date hereof, the Parties shall make, or cause to be made, the filings required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the Transactions. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The Parties shall use their commercially reasonable efforts to: (a) respond to any requests for additional information made by any Governmental Authority; (b) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (c) keep each other apprised of the status of matters relating to any Regulatory Approval contemplated by this Agreement or any Ancillary Agreement; (d) advise the other Party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (e) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority; and (f) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with judicial proceedings under or relating to Regulatory Approval. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude the other Party from receiving any confidential competitively sensitive information required to be shared under this Section 5.06; provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other Party’s prior written consent; and (ii) use commercially reasonable efforts to cause any applicable waiting periods to terminate or expire at the earliest possible date.

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Section 5.07      Proxy Statement.

(a)       As promptly as reasonably practicable after the date of this Agreement, Purchaser will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions (the “Proxy Statement”) in preliminary form. Purchaser shall as promptly as reasonably practicable notify Seller of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Purchaser shall use commercially reasonable efforts to cooperate and provide Seller with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by Seller in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Except in the case of a Change in Recommendation pursuant to Section 5.07(d), the Purchaser Board Recommendation shall be included in the Proxy Statement. Purchaser will use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Purchaser will cause the Proxy Statement to be transmitted to the Purchaser Shareholders as promptly as reasonably practicable.

(b)      Seller acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Target Companies. Accordingly, Seller will, as promptly as reasonably practicable after the date of this Agreement, use its commercially reasonable efforts to provide Purchaser with all information concerning the operations and business of the Target Companies and their respective management and operations and financial condition, in each case, required, or reasonably requested by Purchaser, to be included in the Proxy Statement, including (i) the required financial statements of the Target Companies, the Acquired Subsidiaries and the Probable Acquired Subsidiaries prepared in accordance with SEC Guidance, including the requirements of Regulation S-X and a related consent from the Company’s independent public accountants, (ii) required selected financial data of the Target Companies, the Acquired Subsidiaries and the Probable Acquired Subsidiaries required by Item 301 of Regulation S-K, and (iii) required management’s discussion & analysis for the periods required under applicable SEC Guidance. Without limiting the generality of the foregoing, Seller shall use its commercially reasonable efforts to cooperate with Purchaser in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X. Seller shall use commercially reasonable efforts to make the managers, directors, officers and employees of the Target Companies available to Purchaser and its counsel (and other Representatives engaged in connection with the preparation of the Proxy Statement) in connection with the drafting of the Proxy Statement, as reasonably requested by Purchaser, and responding in a timely manner to comments on the Proxy Statement and such other filings from the SEC.

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(c)      Purchaser will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Purchaser, all action necessary to call, hold and convene a meeting of the holders of Purchaser Common Stock (including any permitted adjournment) (the “Purchaser Special Meeting”) to consider and vote upon the Purchaser Shareholder Proposals as promptly as practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Purchaser Special Meeting to consider and vote upon the Purchaser Shareholder Proposals has been called and noticed, except as required by Law, Purchaser will not postpone or adjourn the Purchaser Special Meeting without the consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed) other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Purchaser has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Purchaser Shareholders prior to the Purchaser Special Meeting, or (iii) an adjournment or postponement to solicit additional proxies from the Purchaser Shareholders to the extent Purchaser has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Purchaser Shareholder Proposals, provided that, in the case of an postponement or adjournment in accordance with clause (i), (ii) or (iii), above, such postponement or adjournment may be no more than the earlier of (i) fifteen (15) Business Days from the original date of the Purchaser Special Meeting and (ii) four (4) Business Days prior to the Termination Date. Subject to Section 5.07(d), following delivery of the Proxy Statement to the Purchaser Shareholders, Purchaser will use commercially reasonable efforts to solicit approval of the Purchaser Shareholders Proposals by the Purchaser Shareholders.

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(d)      Subject to this Section 5.07(d), the Purchaser Board will recommend that the Purchaser Shareholders approve the Purchaser Shareholder Proposals (the “Purchaser Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Purchaser Shareholder Proposals, the Purchaser Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Purchaser Board Recommendation (any such action a “Change in Recommendation”) in response to an Intervening Event if the Purchaser Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be a breach of the Purchaser Board’s fiduciary obligations to the Purchaser Shareholders under applicable Law, provided, that: (A) Seller shall have received written notice from Purchaser of Purchaser’s intention to make a Change in Recommendation at least five (5) Business Days prior to the taking of such action by Purchaser (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making a Change in Recommendation, if requested by Seller, Purchaser and its representatives shall have negotiated in good faith with Seller and its Representatives regarding any revisions or adjustments proposed by Seller to the terms and conditions of this Agreement as would enable Purchaser to proceed with its Purchaser Board Recommendation and not make such Change in Recommendation and (C) Purchaser may make a Change in Recommendation only if the Board of Directors of Purchaser, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Seller shall have, prior to the expiration of the 5-Business Day period, proposed, continues to determine in good faith that failure to make a Change in Recommendation would be a breach of its fiduciary duties to the Purchaser Shareholders under applicable Law. An “Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known or reasonably foreseeable to Purchaser or the Purchaser Board as of the date of this Agreement and (ii) does not relate to any alternative transaction; provided, however, that (1) any change in the price or trading volume of shares of Purchaser Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business or financial condition of the Target Companies constitute an Intervening Event unless such event, fact, circumstance or development constitutes a Seller Material Adverse Effect; and (3) the Target Companies meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account). Purchaser agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting for the purpose of voting on the Purchaser Shareholder Proposals in accordance with the terms of this Agreement shall not be affected by any Change in Recommendation, and Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting and submit for the approval of the Purchaser Shareholders the matters contemplated by the Proxy Statement in accordance with the terms of this Agreement, regardless of whether or not there shall be any Change in Recommendation.

(e)      If at any time prior to the Closing Date, any event, circumstance or information relating to Purchaser, Seller or any of their respective Affiliates, officers or directors or other Representatives should be discovered by Purchaser or Seller, as applicable, that in the reasonable judgment of Purchaser or Seller, as applicable, should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC by Purchaser and, to the extent required by Law, disseminated to the holders of shares of Purchaser Common Stock.

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(f)       Subject to this Section 5.07, Purchaser shall use commercially reasonable efforts to complete the Purchaser Share Redemption as promptly as practicable and shall not terminate or withdraw the Purchaser Share Redemption other than in connection with the valid termination of this Agreement. Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Purchaser Share Redemption. Nothing in this Section 5.07(f) shall (i) impose any obligation on Purchaser to extend the Purchaser Share Redemption beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Purchaser to terminate this Agreement in accordance its terms.

Section 5.08      Listing. During the Interim Period, Purchaser shall use all reasonable efforts that are necessary or desirable for Purchaser to remain listed as a public company on, and for the shares of Purchaser Common Stock to be tradable over, NASDAQ.

Section 5.09      Insurance Policy. As soon as practicable after the Closing but not more than sixty (60) days thereafter, Purchaser shall obtain “key man” and disability insurance policies on Vincent Browne.

Section 5.10      No Claim Against the Purchaser Trust Account. Seller acknowledges that it has read the Prospectus and that Purchaser has established the Purchaser Trust Account from the proceeds of Purchaser’s February 2022 initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Purchaser’s holders of Public Shares (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Purchaser Trust Account, Purchaser may disburse monies from the Purchaser Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of Purchaser’s Business Combination; (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within fifteen (15) months, or if a three-month extension is exercised at Purchaser’s sole discretion, eighteen (18) months, from the closing of the IPO; (c) any amounts necessary to pay any Taxes; or (d) to, or on behalf of, Purchaser after or concurrently with the consummation of a Business Combination. Seller hereby agrees that it does not now and shall not at any time hereafter have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Purchaser Trust Account or distributions therefrom, or make any claim prior to Closing against the Purchaser Trust Account, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Seller hereby irrevocably waives any Claims it may have against the Purchaser Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and will not, prior to the Closing, seek recourse against the Purchaser Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 5.10 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid (including deferred IPO underwriting discount and expenses payable to Purchaser’s underwriters in connection with the IPO). Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce it to enter into this Agreement. This Section 5.10 shall not limit the right of Seller to seek specific performance against Purchaser pursuant to Section 9.12, including the right to seek specific performance against Purchaser to require Purchaser to take such actions contemplated by this Agreement subject to the satisfaction of Purchaser’s conditions to the Closing in Section 6.01 and Section 6.03, and to comply with the terms of the Purchaser Trust Agreement, including distribution of funds from the Purchaser Trust Account upon the Closing in accordance with the terms of this Agreement.

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Section 5.11      Section 16 Matters. Prior to the Closing, the Purchaser Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of shares of Purchaser Common Stock by Purchaser, in each case, pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization”) of the Target Companies who is expected to become a “covered person” of Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder shall be an exempt transaction for purposes of Rule 16b-3 promulgated under the Exchange Act.

Section 5.12      Transaction Litigation. Each of Purchaser, on the one hand, and Seller, on the other hand, shall cooperate with the other and use commercially reasonable efforts in the defense or settlement of any third-party Action relating to the Transactions which is brought or threatened in writing against (a) Purchaser and/or any of their respective directors or officers, or (b) Seller, any of the Target Companies and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Party reasonably and promptly informed of any developments in connection with any such Action, (ii) giving the other Party a reasonable opportunity to participate in any such Action or settlement thereof (and consider in good faith the suggestions of the other Party in connection therewith), (iii) utilizing counsel reasonably agreeable to the Parties (such agreement to counsel not to be unreasonably withheld, conditioned or delayed), and (iv) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.13      [Reserved].

Section 5.14      Director and Officer Liability; Indemnification.

(a)      From and after the Closing, Purchaser agrees that it shall indemnify and hold harmless each present and former director and officer of (x) each Target Company (the “Company Indemnified Parties”) and (y) Purchaser (the “Purchaser Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Target Companies or Purchaser, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Purchaser shall, and shall cause its Subsidiaries to (i) maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Purchaser’s and its Subsidiaries’ (including the Target Companies’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Target Companies, Purchaser or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

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(b)      For a period of six (6) years from the Closing, Purchaser shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Purchaser’s, the Target Companies’ or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Purchaser or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Purchaser be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Purchaser or the Target Companies, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”); provided, that, if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then Purchaser shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Purchaser’s or the Target Companies’ current directors’ and officers’ liability insurance carrier; provided, however, that (i) Purchaser may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 5.14 shall be continued in respect of such claim until the final disposition thereof.

(c)      Notwithstanding anything contained in this Agreement to the contrary, this Section 5.14 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Purchaser and all successors and assigns of Purchaser. In the event that Purchaser, the Target Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that proper provision shall be made so that the successors and assigns of Purchaser shall succeed to the obligations set forth in this Section 5.14.

(d)      On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to Seller and Purchaser with the post-Closing directors and officers of Purchaser, which indemnification agreements shall continue to be effective following the Closing.

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Section 5.15      Third Party Consents and Notices. Prior to the Closing Date, Seller shall give any notices to third parties, and use commercially reasonable efforts to obtain any consents under any Material Contract that are required as a result of the Transactions, including Contracts set forth on Section 5.15 of the Seller Disclosure Letter; provided, however, that Seller and Purchaser shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Material Contract in connection with consummation of the Transactions and in seeking any such actions, notices, consents, approvals or waivers. Assuming Seller has complied with this Section 5.15 in all material respects, obtaining any consents, approvals or waivers shall not, in and of itself, be a condition to Closing.

Section 5.16      Employment Agreements. During the Interim Period, the Parties will use commercially reasonable efforts to cause each of the Key Employees to enter into an employment agreement, to be effective as of the Closing, based on the terms and conditions as reasonably and mutually agreed upon by, Purchaser, Seller and such employees (the “Key Employee Employment Agreements”); provided that the Parties acknowledge and agree that the entry into such Key Employee Employment Agreements is not, and shall not be, a condition to Closing.

Section 5.17      No Purchaser Transactions. During the Interim Period, except as otherwise contemplated hereby, neither Seller nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Purchaser without the prior written consent of Purchaser.

Section 5.18      Acquisition Proposals and Alternative Transactions.

(a)       During the Interim Period, Purchaser will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Purchaser Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Purchaser Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Purchaser Acquisition Proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b)       During the Interim Period, Seller will not, and each will cause their Affiliates and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Seller Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Seller Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Seller Acquisition Proposal or (d) otherwise cooperate with, assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 5.19      Purchaser Public Filings. During the Interim Period, Purchaser will use reasonable efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

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Section 5.20      Financial Statements. As promptly as reasonably practicable after the date of this Agreement, Seller shall deliver to Purchaser the PCAOB Audited Financial Statements, the audited and unaudited financial statements of the Acquired Subsidiaries and the Probable Acquired Subsidiaries, in each case in the form and to the extent that are required to be included in the Proxy Statement, and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of Seller that are required to be included in the Proxy Statement. Each Party shall each use its commercially reasonable efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of Seller or Purchaser, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and any other filings to be made by Purchaser with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 5.21      Available Cash. If condition in Section 6.02(e) is not satisfied but is waived by Seller and the Closing occurs, then each of the Locked-Up Persons shall execute an agreement extending the transfer restrictions included in the Insider Letter Agreement that are applicable to the shares of Purchaser Common Stock (including the shares of Purchaser Common Stock issuable on conversion of Purchaser Class B Common Stock) held by or attributable to such Locked-Up Persons such that one-quarter of such Locked-Up Person’s shares of Purchaser Common Stock (including the shares of Purchaser Common Stock issuable on conversion of Purchaser Class B Common Stock) shall be subject to a two-year transfer restriction instead of a one-year transfer restriction and Section 5(a)(A) of the Insider Letter Agreement shall be extended accordingly (the “Lock-Up Extension Agreement”). For the avoidance of doubt, the other three-quarters of such Locked-Up Person’s shares of Purchaser Common Stock (including the shares of Purchaser Common Stock issuable on conversion of Purchaser Class B Common Stock) shall not be subject to the Lock-Up Extension Agreement.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01      Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by Purchaser, to the extent permitted by applicable Law:

(a)      Accuracy of Representations of Seller. (i) The representations and warranties of Seller set forth in Article III (other than the Seller Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Seller Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Seller to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Seller Material Adverse Effect, and (ii) the Seller Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

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(b)      Compliance with Covenants. Seller shall have performed or complied with all agreements and covenants required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)      No Seller Material Adverse Effect. There shall not have occurred a Seller Material Adverse Effect since the date hereof that is continuing.

(d)      Closing Certificate. Seller shall have delivered to Purchaser a certificate, signed by an executive officer of Seller and dated as of the Closing Date, certifying as to the matters set forth in Section 6.01(a), Section 6.01(b) and Section 6.01(c).

Section 6.02      Conditions to Obligations of Seller. The obligations of the Seller to consummate the Transactions are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

(a)      Accuracy of Representations of Purchaser. (i) The representations and warranties of Purchaser set forth in Article IV (other than the Purchaser Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Purchaser Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Purchaser to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Purchaser Material Adverse Effect, and (ii) the Purchaser Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)      Compliance with Covenants. Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)      No Purchaser Material Adverse Effect. There shall not have occurred a Purchaser Material Adverse Effect since the date hereof that is continuing.

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(d)      Closing Certificate. Purchaser shall have delivered to Seller a certificate, signed by an executive officer of Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

(e)      Available Cash. The amount of Available Cash shall be equal to or greater than $25,000,000.

Section 6.03     Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

(a)      Receipt of HSR Approval. The HSR Approval, if required, shall have been obtained.

(b)      No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the Transactions (including the Share Sale), and there shall not be any pending Action by any Governmental Authority which would reasonably be expected to result in the issuance of any such Governmental Order.

(c)      Purchaser Shareholder Approval. The approval of the Purchaser Shareholder Proposals other than the advisory charter proposal; (the “Purchaser Shareholder Approval”) shall have been duly obtained in accordance with the Laws of the State of Delaware, the Organizational Documents of Purchaser and the rules and regulations of NASDAQ.

(d)      Listing. The shares of Purchaser Common Stock to be issued pursuant to the Transactions and any Investment Agreements, if applicable, shall have been conditionally approved for listing on NASDAQ, subject to official notice of the issuance thereof and any requirement to have a sufficient number of round lot holders of shares of Purchaser Common Stock.

(e)       Net Tangible Assets. Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Purchaser Share Redemption.

ARTICLE VII
TERMINATION

Section 7.01      Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the mutual written consent of Purchaser and Seller.

Section 7.02      Termination by Purchaser or Seller. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either Purchaser or Seller if any injunction or other Governmental Order of any Governmental Authority preventing the consummation of the Transactions (including the Share Sale) shall have become final and non-appealable.

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Section 7.03      Termination by Seller. Seller may terminate this Agreement at any time prior to the Closing by written notice to Purchaser:

(a)      upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of Purchaser shall have become untrue or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 6.02(a) or Section 6.02(b) incapable of fulfillment, and such violation or breach has neither been waived by Seller nor (if capable of being cured) cured by Purchaser within thirty (30) days of Purchaser’s receipt of written notice of such violation or breach from Seller; provided, however, that the right to terminate this Agreement under this Section 7.03(a) shall not be available to Seller if Seller is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements that has not been cured; or

(b)      if (i) the Closing shall not have occurred by May 26, 2023 (the “Termination Date”), provided, that the Termination Date may be extended to a later date by mutual written consent of Purchaser and Seller, in which case such later date shall be deemed the Termination Date for purposes of this Agreement; and (ii) the failure of the Closing to occur on or before the Termination Date is not caused by a failure of Seller to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

Section 7.04      Termination by Purchaser. Purchaser may terminate this Agreement at any time prior to the Closing by written notice to Seller:

(a)      upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of Seller shall have become untrue or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 6.01(a), Section 6.01(b) or Section 6.01(c) incapable of fulfillment, and such violation or breach has neither been waived by Purchaser nor (if capable of being cured) cured by Seller within 30 days of Seller’s receipt of written notice of such violation or breach from Purchaser; provided, however, that the right to terminate this Agreement under this Section 7.04(a) shall not be available to Purchaser if Purchaser is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements that has not been cured;

(b)      if (i) the Closing shall not have occurred by the Termination Date and (ii) the failure of the Closing to occur on or before the Termination Date is not caused by a failure of Purchaser to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing; or

(c)      if Seller fails to consummate the Transactions on the fifth (5th) Business Day following the later of (A) the day on which the last of the conditions set forth in Sections 6.02 and 6.03 (excluding conditions that, by their nature are to be satisfied at the Closing) are satisfied and (B) the date on which Purchaser delivers written notice to Seller that the condition in the foregoing clause (A) is satisfied and Purchaser has irrevocably confirmed that it is ready, willing and able to consummate the Transactions and is prepared to satisfy the conditions set forth in Sections 6.02 and 6.03 that cannot be satisfied until Closing on such date.

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Section 7.05      Effect of Termination. Subject to Section 7.06, if this Agreement is terminated pursuant to this Article VII, all further obligations of the Parties under this Agreement (other than those contained in Section 5.10, this Section 7.05, Article IX and the Confidentiality Agreement, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates will have any further liability to any other Party; provided that nothing herein shall relieve any Party from liability for such Party’s breach of this Agreement prior to the date of termination or for fraud under applicable Law.

Section 7.06      Termination Fee. If Purchaser terminates this Agreement pursuant to Section 7.04(c), then Seller shall promptly pay Purchaser a termination fee of $2,000,000 (the “Termination Fee”). Seller acknowledges and agrees that (i) the Termination Fee is a fair and reasonable estimate of the actual damages suffered by Purchaser, which amount would otherwise be impossible to calculate with precision, (ii) the Termination Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) the Termination Fee shall be the sole and exclusive remedy available to Purchaser against Seller; provided, however, that the limitations set forth in this Section 7.06 shall not apply to the Liabilities arising from a finding of fraud committed by Seller, as determined by a final, non-appealable order in a court of competent jurisdiction.

ARTICLE VIII
TAX MATTERS

Section 8.01      Cooperation. After the Closing Date, Purchaser and Seller shall provide each other with reasonable cooperation in connection with the preparation and filing of Tax Returns of the Target Companies, any other Tax Returns or Tax filings contemplated by this Agreement and any Tax audit, contest, claim or other proceeding in respect of any Tax Returns or Taxes of the Target Companies in each case with respect to Pre-Closing Tax Periods, and shall make available to the other and to any taxing authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Target Companies for all periods that end prior to or on, or that include, the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

Section 8.02      Straddle Period Allocation. For purposes of the Agreement, in the case of a Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be (a) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (b) in the case of all other Taxes, determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), partnership, or other pass-through entity in which any Target Company holds a beneficial interest shall be deemed to terminate at such time), as if the taxable period of that entity ended as of the close of business on the Closing Date); provided that exemptions, allowances or deductions that are calculated on an annual (or monthly) basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis.

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Section 8.03      Pass-Through Tax Returns. Any Pass-Through Tax Returns of the Relevant Target Companies that Purchaser prepares and files, or causes to be prepared and filed, for any Pre-Closing Tax Period that are to be filed after the Closing Date (the “Purchaser Prepared Returns”) shall be prepared in a manner consistent with the Relevant Target Company’s past practices (to the extent supportable at a “more likely than not” or higher level of comfort), except as otherwise required by applicable Law. Each Purchaser Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to Seller for review no later than thirty (30) days prior to the due date for filing such Purchaser Prepared Return (taking into account applicable extensions). Purchaser shall consider in good faith all reasonable comments timely received from Seller in writing no later than fifteen (15) days prior to the due date for filing any such Purchaser Prepared Return (taking into account applicable extensions). Notwithstanding the foregoing, each Purchaser Prepared Return for the Company for any Straddle Period for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Tax Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of end of business on the Closing Date), except as otherwise required by applicable law. Purchaser shall prepare, or cause to be prepared, all other Tax Returns of the Target Companies that are filed after the Closing Date for which are not Purchaser Prepared Returns.

Section 8.04      Push-Out Election. Notwithstanding anything else to the contrary, with respect to any Tax audit, examination, or other proceeding by any Governmental Authority relating to any Pass-Through Tax Returns of a Relevant Target Company for any Pre-Closing Tax Period (each, a “Tax Proceeding”), a valid “push out” election under Section 6226 of the Code and the Treasury Regulations promulgated thereunder (and applicable state or local income Tax law) shall be made to the extent such election is available for any Pre-Closing Tax Period (or portion thereof).

Section 8.05      Tax Sharing Agreements. All Tax allocation, indemnification, sharing, gross-up, or similar Contracts or arrangements with respect to or involving a Target Company, on the one hand, and Seller and its Affiliates (other than the Target Companies), on the other hand, shall be terminated as of the Closing Date, thereby extinguishing any obligations or liabilities of the Target Companies thereunder.

Section 8.06      Purchase Price Allocation. Within thirty (30) days of the determination of the Final Consideration pursuant to Section 2.05, Seller shall provide the Purchaser Representative with a statement that allocates (the “Purchase Price Allocation”) the Final Consideration (any other amounts required to be taken into account for U.S. federal income tax purposes) among the appropriate assets of Seller in accordance with the applicable Law. The Purchaser Representative shall have the right to raise reasonable objections to any portion of the initial Purchase Price Allocation within thirty (30) days after its receipt thereof from Seller by delivering written notice to Seller setting forth in reasonable detail its objections to the initial Purchase Price Allocation and the reasons therefor. Unless the Purchaser Representative raises objections in accordance with the preceding sentence, the Purchaser Representative shall be deemed to have agreed to the initial Purchase Price Allocation as prepared by Seller. The Purchaser Representative and Seller shall attempt to resolve any objections raised by the Purchaser Representative within such thirty (30)-day period. To the extent the Parties agree on the Purchase Price Allocation, the Parties shall prepare and file all Tax Returns in a manner consistent with the Purchase Price Allocation and shall not take any position on any Tax Return or in the course of any Tax audit, review, litigation, or other proceeding inconsistent with the Purchase Price Allocation, unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law) or a revised Purchase Price Allocation as mutually agreed by the Parties.

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Section 8.07      Tax Treatment. The Parties acknowledge and agree that the Transactions are intended to be treated for U.S. federal (and applicable state and local) income Tax purposes as a contribution described in Section 351(a) of the Code. The Parties shall prepare and file all Tax Returns in a manner consistent with such intended tax treatment and shall not take any position on any Tax Return or in the course of any Tax audit, review, litigation, or other proceeding inconsistent with such intended tax treatment, unless otherwise required by applicable Law.

Section 8.08      Transfer Taxes. All transfer Taxes, stamp Taxes and other sales, use, documentary, excise, and similar Taxes, if any, that are imposed on the Transactions (collectively, “Transfer Taxes”), shall be borne by Seller. The Person responsible under Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to Seller or Purchaser, as applicable. The Parties shall reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to any Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. If Seller is not responsible for filing such Tax Return, Seller shall pay to the Person responsible for filing such Tax Return all Transfer Taxes that it owes pursuant to this Section 8.08 within five (5) Business Days of written demand from the Person responsible for filing such Tax Return, provided that no payment shall be required more than three (3) days before the Transfer Tax is required to be paid.

ARTICLE IX
GENERAL PROVISIONS

Section 9.01      Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; (b) any claim against Seller in connection with the Restructuring if timely made pursuant to the applicable statute of limitations for such claim or (c) any claim against any Person with respect to fraud or willful breach of this Agreement if timely made pursuant to the applicable statute of limitations for such claim.

Section 9.02      Indemnification by Seller. From and after the Closing, Seller shall be liable for, and shall indemnify and hold harmless Purchaser from and against any and all losses, Liabilities, actions, claims, demands, judgments, obligations, damages, Taxes, interest, awards, fines, penalties, costs and expenses (including out-of-pocket legal fees, costs and expenses incurred in investigating, preparing or defending the foregoing), asserted against, incurred, sustained or suffered by Purchaser as a result of, arising out of or otherwise relating to the Restructuring. If Purchaser has a claim for indemnification pursuant to this Section 9.02, then the Purchaser Representative shall give Seller written notice of such claim, and such claims, to the extent not mutually resolved between Seller and the Purchaser Representative, shall be resolved in accordance with the dispute resolution provisions set forth in Section 9.04.

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Section 9.03      Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 9.04      Consent to Jurisdiction, Waiver of Jury Trial.

(a)       Any Action that is based upon, arises out of, in connection with or relates to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (a “Dispute “) must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Dispute, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Dispute shall be heard and determined only in any such court, and (iv) agrees not to bring any Dispute based upon, arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any Action permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 9.04.

(b)       EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 9.05      Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) two (2) Business Days after deposit for next-day delivery with a nationally or internationally recognized courier or overnight service such as Federal Express or DHL (or upon any earlier receipt confirmed in writing by such service), (c) seven (7) Business Days after mailing via U.S. certified or registered mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to Purchaser, to:

Clean Earth Acquisitions Corp.
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn:	Aaron Ratner
E-mail:	aaron@carbonfoundry.com

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with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attention:	Will Chuchawat
Email:	WChuchawat@proskauer.com

If to Purchaser Representative, to:

Clean Earth Acquisitions Sponsor, LLC
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn:	Alexander Greystoke
E-mail:	AlexHSC2@gmail.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attention:	Will Chuchawat
Email:	WChuchawat@proskauer.com

If to Seller, to:

Alternus Energy Group Plc
Suite 9 & 10
Plaza 212
Blanchardstown Corporate Park 2
Dublin D15 R504
Ireland
Attn:	Tali Durant
E-mail:	td@alternusenergy.com

with a copy (which shall not constitute notice) to:

Carmel, Milazzo & Feil LLP
55 West 39th Street, 18th Floor
New York, NY 10018
Attn:	Ross D. Carmel, Esq.
E-mail:	rcarmel@cmfllp.com

and to such other address or addressee as any such Party has specified by prior written notice to the other Party in accordance with this Section 9.05.

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Section 9.06      Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Party, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the D&O Indemnified Parties shall be third party beneficiaries and entitled to enforce Section 5.14, the Released Parties shall be third party beneficiaries and entitled to enforce Section 9.13, Carmel, Milazzo & Feil LLP shall be a third party beneficiary and entitled to enforce Section 9.15(a), and Proskauer Rose LLP shall be a third party beneficiary and entitled to enforce Section 9.15(b).

Section 9.07      Entire Agreement; Amendments; Waiver.

(a)       This Agreement and the Exhibits and Disclosure Letters referred to herein, the Ancillary Agreements and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior and contemporaneous agreements, understandings and intents, whether express or implied (whether oral or written), between or among any of the Parties with respect to such subject matter.

(b)       No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by all of the Parties. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such waiver is sought. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any Party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 9.08      Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 9.09      Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Section 9.10      Post-Closing.

(a)      Post-Closing Payments Related to the Business. If any payment on accounts receivable of any Target Company or other assets of a Target Company is received by Seller or its Affiliate after the Closing Date, Seller will hold such amounts received as trustee for, and remit such amounts to, Purchaser by wire transfer of immediately available funds as soon as practicable (and in any event within five (5) Business Days following receipt thereof). Purchaser may endorse and cash any checks or instruments payable or endorsed to Seller or any Affiliate thereof or its order which are received by Purchaser and which relate to any Target Company.

(b)      Business Relationships. After the Closing, Seller will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the Business. Seller will refer to Purchaser all inquiries relating to any Target Company. None of Seller, its Affiliates or any Representative of either Seller or its Affiliates shall take any action that would reasonably be expected to diminish the value of the Target Companies after the Closing or that would interfere with the Target Companies.

(c)      Name Change. Within five Business Days following the Closing, Seller shall change its name and the name of any of its Affiliates such that the names of Seller and its Affiliates shall not contain the name “Alternus” or any name that may be similar thereto.

Section 9.11      Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions. Furthermore, the Parties agree to comply with all Laws in connection with the Transactions.

Section 9.12      Remedies; Specific Performance. The Parties acknowledge that money damages may not be an adequate remedy at law if any Party fails to perform any of its obligations hereunder, and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach (or threatened breach) and to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond. No remedy under this Agreement shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 9.13      No Recourse. All Actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement, and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 9.06), Persons that are expressly identified as parties to this Agreement and not against any Released Party. No other Person, including any director, officer, employee, incorporator, member, partner, manager, shareholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such Liability or obligation.

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Section 9.14      Fees and Expenses. Except as expressly set forth in this Agreement, including the treatment of Purchaser Transaction Expenses and Seller Transaction Expenses, all fees and expenses incurred in connection with this Agreement, the Transactions or otherwise shall be paid by the Party incurring such fees or expenses.

Section 9.15      Legal Representation.

(a)       The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby arises after the Closing between or among (x) Seller and any of its directors, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”), on the one hand, and (y) Purchaser, the Purchaser Representative, the Sponsor, the shareholders or holders of other equity interests of Purchaser, the Purchaser Representative or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Purchaser Group”), on the other hand, any legal counsel, including Carmel, Milazzo & Feil LLP, that represented Seller prior to the Closing may represent any member of the Seller Group in such dispute even though the interests of such Persons may be directly adverse to Purchaser, and even though such counsel may have represented Seller in a matter substantially related to such dispute, or may be handling ongoing matters for Seller, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Seller and/or any member of the Seller Group, on the one hand, and Carmel, Milazzo & Feil LLP, on the other hand (the “Carmel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Seller Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Seller prior to the Closing with Purchaser under a common interest agreement shall remain the privileged communications or information of Seller. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Carmel Privileged Communications, whether located in the records or email server of Purchaser, Seller or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Carmel Privileged Communications, by virtue of the Transactions.

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(b)      The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby arises after the Closing between or among (x) any member of the Seller Group, on the one hand, and (y) any member of the Purchaser Group, on the other hand, any legal counsel, including Proskauer Rose LLP, that represented Purchaser and the Sponsor prior to the Closing may represent any member of the Purchaser Group in such dispute even though the interests of such Persons may be directly adverse to Seller, and even though such counsel may have represented Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Purchaser and/or any member of the Purchaser Group, on the one hand, and Proskauer Rose LLP, on the other hand (the “Proskauer Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Purchaser Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Purchaser prior to the Closing with Seller under a common interest agreement shall remain the privileged communications or information of Purchaser. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Proskauer Privileged Communications, whether located in the records or email server of Purchaser, Seller or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Proskauer Privileged Communications, by virtue of the Transactions.

Section 9.16      Notarial Independence. The Parties acknowledge that the Dutch Notary is associated with Loyens & Loeff N.V., the firm that advises Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree that:

(a)      the Notary shall execute the Unisun Deed of Sale and Transfer and other relevant Unisun Closing transaction documentation; and

(b)      Purchaser is and may in future be assisted and represented by Loyens & Loeff N.V. in relation to this Agreement and any documents that may be concluded, or disputes that may arise, in connection therewith.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Business Combination Agreement as of the date first above written.

CLEAN EARTH ACQUISITIONS CORP.

By:	/s/ Aaron Ratner
Name: Aaron Ratner
Title: Chief Executive Officer

ALTERNUS ENERGY GROUP PLC

By:	/s/ Vincent Browne
Name: Vincent Browne
Title: Chief Executive Officer

CLEAN EARTH ACQUISITIONS SPONSOR, LLC, in its capacity as the Purchaser Representative and solely for purposes of Sections 2.05, 2.09, 8.06 and 9.02

By:	/s/ Martha F. Ross
Name: Martha F. Ross
Title: Representative for Sponsor

[Signature Page to Business Combination Agreement]

Exhibit A

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2022 by and among Clean Earth Acquisitions Corp., a Delaware corporation (“Purchaser”), Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland (“Seller”), and Clean Earth Acquisitions Sponsor, LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, Purchaser and Seller are concurrently herewith entering into a Business Combination Agreement dated as of the date hereof (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, Purchaser will acquire from Seller the Purchased Shares, on the terms and subject to the conditions therein;

WHEREAS, Sponsor is, as of the date of this Agreement, the beneficial and the sole legal owner of the number of shares of Class A Common Stock of Purchaser, par value $0.0001 per share, and/or Class B Common Stock of Purchaser, par value $0.0001 per share (the “Purchaser Shares”) set forth opposite Sponsor’s name on Schedule A hereto (such Purchaser Shares, together with any other Purchaser Shares acquired by Sponsor after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, Sponsor is, as of the date of this Agreement, the beneficial and the sole legal owner of warrants to purchase the number of shares of Class A Common Stock at a price of $11.50 per share, set forth opposite Sponsor’s name on Schedule A hereto (the “Purchaser Warrants”);

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, Purchaser and Seller have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
Representations and Warranties of Sponsor

Sponsor hereby represents and warrants to Purchaser and Seller:

1.1.          Incorporation and Power. Sponsor (i) is a limited liability company incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted, and (ii) is not in breach of Sponsor’s Organizational Documents.

1.2.          Authorization; No Breach; Valid and Binding Agreement.

(a)            Sponsor has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sponsor, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action on the part of Sponsor. No other corporate actions or proceedings on the part of Sponsor are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby.

(b)            Subject to the terms and conditions of the Business Combination Agreement (including the Ancillary Agreements), the execution, delivery and performance of this Agreement by Sponsor, and the consummation of the transactions contemplated hereby, do not, and will not, (i) conflict with any Governing Matters, (ii)  result in any breach of any Governing Matters, (iii) constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under any Governing Matters, (iv) result in a violation of any Governing Matters, (v) result in the creation of any Lien upon any assets or properties of Sponsor under any Governing Matters, (vi) give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to any Governing Matters, (vii) result in any loss or impairment of any right under any Governing Matters, or (viii) require any authorization, consent, approval, exemption or other action by, notice to, or filing with, any court or other Governmental Authority. For purposes hereof, the term “Governing Matters” means (i) the provisions of Sponsor’s Organizational Documents, (ii) any Contract or Permit to which Sponsor or its properties or assets is bound, or (iii) any Law to which Sponsor is subject or its properties or assets are subject.

(c)            This Agreement has been duly executed and delivered by Sponsor constitutes a valid and binding legal obligation of Sponsor, enforceable in accordance with its terms, except as enforceability may be limited by applicable Laws.

1.3.          Subject Shares. Sponsor is the beneficial and sole legal owner of the Purchaser Shares and Purchaser Warrants (as applicable) set forth opposite Sponsor’s name on Schedule A hereto, and all such Purchaser Shares and Purchaser Warrants (as applicable) are owned by Sponsor free and clear of all Liens, other than Liens pursuant to this Agreement or applicable federal or state securities Laws. Sponsor does not legally own any shares or other equity securities or securities convertible, exercisable or exchangeable into equity securities of Purchaser other than (i) the Purchaser Shares and the Purchaser Warrants (as applicable) listed on Schedule A hereto and (ii) the Sponsor Promissory Note. Sponsor has the sole right to vote the Purchaser Shares, and none of the Purchaser Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Purchaser Shares, except as contemplated by this Agreement, the Business Combination Agreement or any Ancillary Agreement.

1.4.          Orders. There is no Governmental Order pending or, to the knowledge of Sponsor, threatened or contemplated, by or against Sponsor, that seeks to delay, limit or prevent the performance by the Sponsor of its obligations under this Agreement. Sponsor is in compliance will all applicable Laws and Governmental Orders and is not currently subject to any pending or, to the knowledge of Sponsor, threatened or contemplated, proceeding, action or investigation by any Governmental Authority.

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1.5.          Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by Sponsor for which Purchaser or any of its Affiliates may become liable.

1.6.          Affiliate Arrangements. Neither Sponsor nor any of its Affiliates is party to, or has any rights with respect to or arising from, any Contract with Purchaser, other than as contemplated by the Business Combination Agreement, any Ancillary Agreement or in connection with the Transactions or as set forth in the Purchaser SEC Documents.

1.7.          Acknowledgement. Sponsor expressly understands and acknowledges that each of Purchaser and Seller is entering into the Business Combination Agreement and Ancillary Agreements in reliance upon Sponsor’s execution and delivery of this Agreement.

ARTICLE II
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sponsor and Seller:

2.1.          Incorporation and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted. Purchaser is not in breach of Purchaser’s Organizational Documents.

2.2.          Authorization; No Breach; Valid and Binding Agreement.

(a)            Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action on the part of Purchaser. No other corporate actions or proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby.

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(b)            Subject to the terms and conditions of the Business Combination Agreement (including the Ancillary Agreements and the Purchaser Disclosure Letter), the execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, do not, and will not, (i) conflict with any Purchaser Governing Matters, (ii) result in any breach of any Purchaser Governing Matters, (iii) constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under any Purchaser Governing Matters, (iv) result in a violation of any Purchaser Governing Matters, (v) result in the creation of any Lien upon any assets or properties of Purchaser under any Purchaser Governing Matters, (vi) give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to any Purchaser Governing Matters, (vii) result in any loss or impairment of any right under any Purchaser Governing Matters, (viii) require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority. For purposes hereof, the term “Purchaser Governing Matters” means (i) the provisions of Purchaser’s Organizational Documents, (ii) any Contract or Permit to which Purchaser or its properties or assets is bound, or (iii) any Law to which Purchaser is subject or its or their respective properties or assets are subject.

(c)            This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable Laws.

2.3.          Orders. There is no Governmental Order pending or, to Purchaser’s Knowledge, threatened or contemplated, by or against Purchaser, that seeks to delay, limit or prevent the performance by Purchaser of its obligations under this Agreement. Purchaser is in compliance will all applicable Laws and Governmental Orders and is not currently subject to any pending or, to Purchaser’s Knowledge, threatened or contemplated, proceeding, action or investigation by any Governmental Authority.

ARTICLE III
Representations and Warranties of Seller

Seller hereby represents and warrants to Sponsor and Purchaser:

3.1.          Incorporation and Power. Seller is a public limited company duly incorporated, validly existing and in good standing under the laws of Ireland, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted. Seller is not in breach of Seller’s Organizational Documents.

3.2.          Authorization; No Breach; Valid and Binding Agreement.

(a)            Seller has all requisite corporate or limited company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action on the part of Seller. No other corporate actions or proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby.

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(b)            Subject to the terms and conditions of the Business Combination Agreement (including the Ancillary Agreements and the Seller Disclosure Letter), the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not, and will not, (i) conflict with any Seller Governing Matters, (ii) result in any breach of any Seller Governing Matters, (iii) constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under any Seller Governing Matters, (iv) result in a violation of any Seller Governing Matters, (v) result in the creation of any Lien upon any assets or properties of Seller under any Seller Governing Matters, (vi) give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to any Seller Governing Matters, (vii) result in any loss or impairment of any right under any Seller Governing Matters, (viii) require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority. For purposes hereof, the term “Seller Governing Matters” means (i) the provisions of Seller’s Organizational Documents, (ii) any Contract or Permit to which Seller or its properties or assets is bound, or (iii) any Law to which Seller is subject or its or their respective properties or assets are subject.

(c)            This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by applicable Laws.

3.3.          Orders. There is no Governmental Order pending or, to the Knowledge of the Seller, threatened or contemplated, by or against Seller, that seeks to delay, limit or prevent the performance by the Seller of its obligations under this Agreement. Seller is in compliance will all applicable Laws and Governmental Orders and is not currently subject to any pending or, to Seller’s Knowledge, threatened or contemplated, proceeding, action or investigation by any Governmental Authority.

ARTICLE IV
Support Agreement; Certain Other Covenants of Sponsor

4.1.          Binding Effect of Business Combination Agreement. Sponsor hereby acknowledges that it has read the Business Combination Agreement and Sponsor has had a reasonable opportunity to consult with its tax and legal advisors. Sponsor shall be bound by, and comply with, the obligations of Purchaser pursuant to Section 5.04(b) (Confidentiality, Public Announcements) and Section 5.18 (Acquisition Proposals and Alternative Transactions) of the Business Combination Agreement (and any relevant definitions contained in such Sections) as if Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

4.2.          Agreement to Vote.

(a)            In Favor of the Transactions. At any general meeting of Purchaser (or at any adjournment thereof) or in connection with any shareholder written resolution of Purchaser, or in any other circumstances upon which a vote, consent, resolution or other approval with respect to the Business Combination Agreement, the Ancillary Agreements, or any Transaction is sought, Sponsor shall, (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including, but not limited to, by class vote and/or shareholder written consent or written resolution, if applicable) the Subject Shares in favor of granting the Purchaser Shareholder Approval or, if there are insufficient votes in favor of granting the Purchaser Shareholder Approval, in favor of the adjournment of such general meeting of Purchaser to a later date.

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(b)            Against Other Transactions. At any general meeting of Purchaser (or at any adjournment thereof) or in connection with any shareholder written resolution of Purchaser, or in any other circumstances upon which Sponsor’s vote, consent, resolution or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including, but not limited to, by withholding class vote and/or written consent or written resolution, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement, Ancillary Agreements and the Transactions), acquisition, scheme, arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of, or by, Purchaser (including, but not limited to, any public offering of any shares of Purchaser), any of its Subsidiaries, or a newly-formed holding company of Purchaser or such Subsidiaries, other than in connection with the Transactions in accordance with the terms of the Business Combination Agreement, (ii) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time, relating to a Business Combination for Purchaser other than the Transactions, (iii) any change in the business, management, control or board of directors of Purchaser (other than in connection with the Transactions and the Purchaser Shareholder Proposals), (iv) any amendment of the Organizational Documents of Purchaser or other proposal or transaction involving Purchaser or any of its Subsidiaries (other than any amendment to the Organizational Documents of Purchaser contemplated in the Business Combination Agreement), and (v) any other action, proposal, plan, scheme, arrangement or agreement that would be reasonably likely to (A) prevent, impede, interfere with, delay, postpone, obstruct or attempt to discourage, adversely affect, impair, frustrate the purposes of, result in a breach by Purchaser of, prevent or nullify, any provision of the Business Combination Agreement or any Ancillary Agreement or the Transactions, (B) change in any manner the voting rights of any class of Purchaser’s capital stock, (C) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Purchaser under the Business Combination Agreement or any Ancillary Agreement, (D) result in any of the conditions set forth in Article VI of the Business Combination Agreement not being fulfilled or (E) change in any manner the dividend policy or capitalization of, any class of capital stock of, Purchaser.

(c)            Revoke Other Proxies. Sponsor represents and covenants that any proxies or agreements heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies or agreements have been or are hereby revoked.

4.3.          Sponsor Letter Agreement. Sponsor shall not modify or amend that certain Insider Letter Agreement, dated as of February 23, 2022, by and among Sponsor, Purchaser and the other parties thereto (the “Sponsor Letter Agreement”), other than as contemplated by the Business Combination Agreement, any Ancillary Agreement or in connection with the Transactions.

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4.4.          Purchaser Contracts. Sponsor shall not enter into, renew or amend in any Contract (or transaction) between or among Sponsor or any Affiliate of Sponsor (other than Purchaser or any of its Subsidiaries), on the one hand, and Purchaser or any of Purchaser’s Subsidiaries, on the other hand, other than as contemplated by the Business Combination Agreement, any Ancillary Agreement or in connection with the Transactions or Working Capital Loans.

4.5.          No Transfer. Other than (x) pursuant to this Agreement, (y) upon the consent of Seller or (z) to an Affiliate of Sponsor or a “permitted transferee” under the Sponsor Letter Agreement (provided that such Affiliate or permitted transferee shall enter into a written agreement, in form and substance reasonably satisfactory to Purchaser, agreeing to be bound by this Agreement to the same extent as Sponsor was with respect to such transferred Subject Shares or Purchaser Warrants, as applicable), from the date of this Agreement until the date of termination of this Agreement, Sponsor shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, mortgage, loan, grant any option or derivative, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Shares or Purchaser Warrants, as applicable, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares or Purchaser Warrants, as applicable, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than set forth in this Agreement or any other Ancillary Agreement, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including, but not limited to, pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or any other Ancillary Agreement, (iii) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder, (iv) commit or agree to take any of the foregoing actions, (v) take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or (vi) would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void ab initio. Sponsor agrees with, and covenants to, Purchaser and Seller that Sponsor shall not request that Purchaser register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares or Purchaser Warrants, as applicable.

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4.6.          Waiver of Anti-Dilution Protection. Sponsor hereby waives, forfeits, surrenders and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, all of the following: (a) the ability to adjust the Initial Conversion Ratio (as defined in the Purchaser’s Second Amended and Restated Certificate of Incorporation effective on February 23, 2022 (the “Purchaser Charter”)) pursuant to Section 4.3(b) of the Purchaser Charter or otherwise in connection with the Transactions, and (b) any and all rights to other anti-dilution protections with respect to shares of Purchaser Common Stock (whether resulting from any PIPE Investment and/or the consummation of the Transactions or otherwise). Sponsor acknowledges and agrees that (i) this Section 4.6 shall constitute written consent waiving, forfeiting and surrendering the adjustment to the Initial Conversion Ratio pursuant to Section 4.3(b) of the Purchaser Charter; and (ii) such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of the Business Combination Agreement. Notwithstanding anything to the contrary herein, if the Closing occurs, any and all anti-dilution protections and similar rights contained in the Prospectus which apply to any of the Subject Shares shall automatically (without any further action) be deemed irrevocably and permanently waived, forfeited and surrendered pursuant to this Section 4.6. The parties expressly acknowledge and agree that provisions set forth in this Section 4.6 are an essential element of this Agreement and the Transactions contemplated by the Business Combination Agreement, and in the absence of the provisions of this Section 4.6, the terms and conditions of this Agreement, the Business Combination Agreement and the Transactions would have been substantially different and/or the parties would not have entered into and sought to perform this Agreement, the Business Combination Agreement and the Transactions.

4.7.          No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to have any Subject Shares redeemed and shall also not directly or indirectly submit or surrender any of its Subject Shares for redemption in connection with the Transactions or otherwise.

4.8.          New Shares. In the event that prior to the Closing (i) any Purchaser Shares, Purchaser Warrants or other securities are issued or otherwise distributed to Sponsor pursuant to any stock dividend or distribution, or any change in any of the Purchaser Shares, Purchaser Warrants or other capital stock of Purchaser by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) Sponsor acquires legal or beneficial ownership of any Purchaser Shares or Purchaser Warrants after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) Sponsor acquires the right to vote or share in the voting of any Purchaser Shares after the date of this Agreement (collectively, the “New Securities”), then the following shall apply: the terms “Subject Shares” and “Purchaser Warrants”, as applicable, shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into) and be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares or Purchaser Warrants owned by Sponsor as of the date hereof.

4.9.          Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (i) Sponsor makes no agreement or understanding herein in any capacity other than in its capacity as an actual or prospective record holder and beneficial owner of the Subject Shares, and (ii) nothing herein will be construed to limit or affect any action or inaction by any representative of Sponsor serving as a member of the board of directors (or other similar governing body) of Purchaser or as an officer, employee or fiduciary of Purchaser, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Purchaser.

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4.10.        Termination. This Agreement shall terminate upon the earliest of (i) the Closing (provided, however, that upon such termination, Section 4.1 (with respect to obligations pursuant to Section 5.04(b) (Confidentiality, Public Announcements) of the Business Combination Agreement only), Section 4.6, Section 4.9, this Section 4.10 and Article V shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms and conditions (provided, however, that upon such termination, Section 4.9, this Section 4.10 and Article V shall survive indefinitely).

4.11.        Additional Matters. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser or Seller may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and any other Ancillary Agreement, including the Investor Rights Agreement (with respect to Sponsor only) and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of Purchaser, under applicable Law or otherwise) which would impede, disrupt, limit, restrict, obstruct, prevent or otherwise adversely affect the consummation of the Transactions.

ARTICLE V
General Provisions

5.1.          Notice. All notices, demands and other communications hereunder shall be in writing and be given to Sponsor, Purchaser and Seller at the address in accordance with Section 9.05 of the Business Combination Agreement (or at such other address for a party as shall be specified by like notice). The notice shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) two (2) Business Days after deposit for next-day delivery with a nationally or internationally recognized courier or overnight service such as Federal Express or DHL (or upon any earlier receipt confirmed in writing by such service), (c) seven (7) Business Days after mailing via U.S. certified or registered mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email.

5.2.          Remedies; Specific Performance. The parties hereto acknowledge that money damages may not be an adequate remedy at law if any party fails to perform any of its obligations hereunder. Accordingly, the parties agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such party from committing or continuing any breach or threatened breach and to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond. No remedy under this Agreement shall be exclusive of any other remedy, and all available remedies shall be cumulative.

5.3.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to its choice of law rules).

5.4.          Consent to Jurisdiction; Waiver of Jury Trial. Any dispute, controversy, difference, or claim based on, arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by Section 9.04 of the Business Combination Agreement, which is hereby incorporated by reference.

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5.5.          Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (including by operation of law) without the prior written consent of all of the parties hereto. Any attempted assignment of rights or obligations in violation of this Section 5.5 shall be null and void ab initio.

5.6.          Amendment; Waiver. This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Sponsor, Purchaser and Seller. No waiver of any provision or default under, nor consent to any exception to, the terms and conditions of this Agreement shall be effective unless in writing and signed by the party to be so bound, and then only to the extent and for the specific purpose in the instance so provided.

5.7.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.8.          Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto. This Agreement shall be deemed jointly drafted by each of the parties. Each party has availed, or had the opportunity to avail, the advice and assistance of independent legal counsel.

5.9.          Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.10.        Entire Agreement. This Agreement and the agreements referenced herein (including, but not limited to, the Business Combination Agreement and Ancillary Agreements) constitute the entire agreement and complete understanding of the parties hereto in respect of the subject matter hereof and supersede any and all prior understandings, agreements or representations (whether oral, written, implied or otherwise) by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

5.11.        No Third Party Beneficiaries. The provisions of this Agreement are intended solely for the benefit of the parties and shall create no rights or obligations enforceable by any other third party (including, but not limited to, employees, contractors or representatives of a party).

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5.12.        Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation;”

(d) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement; and

(e) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

CLEAN EARTH ACQUISITIONS CORP.

By:	/s/ Aaron Ratner

Name: Aaron Ratner
Title: Chief Executive Officer

ALTERNUS ENERGY GROUP PLC

By:	/s/ Vincent Browne

Name: Vincent Browne
Title: Chief Executive Officer

CLEAN EARTH ACQUISITIONS SPONSOR, LLC

By:	/s/ Martha F. Ross

Name: Martha F. Ross
Title: Representative of the Sponsor

SCHEDULE A

Name	Number of Purchaser Shares	Number of Purchaser Warrants
Clean Earth Acquisitions Sponsor, LLC	7,666,667 shares of Class B Common Stock 890,000 shares of Class A Common Stock (as part of the Sponsor Units)	Warrants to purchase 445,000 shares of Class A Common Stock (as part of the Sponsor Units)

Exhibit B

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLEAN EARTH ACQUISITIONS CORP.

Clean Earth Acquisitions Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Clean Earth Acquisitions Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 14, 2021 (the “Certificate of Incorporation”), and was subsequently amended and restated by the first amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on November 17, 2021 (the “First A&R Certificates of Incorporation”), and by the second amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on February 23, 2022 (the “Second A&R Certificate of Incorporation”, and together with the “Certificate of Incorporation” and the “First A&R Certificate of Incorporation” hereinafter referred to as the “Original Certificates of Incorporation”).

2.	This Third Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), restates and amends the provisions of both the First A&R Certificate of Incorporation and the Second A&R Certificate of Incorporation, and was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

4.	The Original Certificates of Incorporation are being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of October 12, 2022, by and among the Corporation, Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland, and Clean Earth Acquisitions Sponsor, LLC, a Delaware limited liability company, in its capacity as the representative of the Corporation, (as amended, modified, amended and restated, supplemented or waived from time to time, the “Initial Business Combination”).

5.	This Amended and Restated Certificate of Incorporation hereby amends and restates the provisions of the Original Certificates of Incorporation in their entirety as follows:

ARTICLE I

NAME

Section 1. Name. The name of this corporation is Alternus Clean Energy Inc.

ARTICLE II

REGISTERED AGENT

Section 2. Address. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

Section 3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 151,000,000 shares, consisting of (a) 150,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation or any certificate of designations relating to any series of Preferred Stock.

Section 4.2. Preferred Stock. Subject to Article IX of this Amended and Restated Certificate of Incorporation, the board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. Common Stock.

(a)	Voting Rights.

i.	Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

ii.	Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation, the holders of shares of Common Stock shall each be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

iii.	Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation, holders of Common Stock, shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(b)	Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

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(c)	Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BY-LAWS

Section 5.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation and without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement. Without limiting the rights or obligations of any party to the Investor Rights Agreement, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws, or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1. Board of Directors.

(a)	Board Powers. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b)	Number, Election and Term.

i.	The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

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ii.	Without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders for the calendar year ended December 31, 2024, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders for the calendar year ended December 31, 2025 and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders for the calendar year ended December 31, 2026. At each annual meeting including and following the annual meeting of the stockholders for the calendar year ended December 31, 2023, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Investor Rights Agreement.

iii.	Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 6.2. Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights or obligations of any party granted pursuant to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled (a) by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders) or (b) upon the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 6.3. Newly-Created Directorships and Vacancies. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Without limiting the rights or obligations of any party pursuant to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.2.

Section 6.4. Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly

Section 6.5. Quorum. A quorum for the transaction of business by the directors shall be set forth in the By-Laws.

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ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1. Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3. Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limited Liability of Directors and Officers. To the fullest extent permitted by law, no director or officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. If the DGCL is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2. Indemnification and Advancement of Expenses.

(a)	To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 8.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

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(b)	The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate of Incorporation, the By-Laws, the Investor Rights Agreement, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)	Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

(e)	To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by a third party, (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of such third party to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against such third party and (iii) the Corporation irrevocably waives, relinquishes and releases such third party from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by such third party on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and such third party shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.

ARTICLE IX

RESERVED

ARTICLE X

DGCL SECTION 203

Section 10.1. DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

CORPORATE OPPORTUNITY

Section 11.1. Corporate Opportunity. To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

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ARTICLE XII

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Section 12.1. Amendment. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XII.

ARTICLE XIII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 13.1. Forum. Subject to the last sentence in this Section 13.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 13.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 13.2. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 13.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

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ARTICLE XIV

SEVERABILITY

Section 14.1. Severability. If any provision or provisions (or any part thereof) of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

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IN WITNESS WHEREOF, Clean Earth Acquisitions Corp. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CLEAN EARTH ACQUISITIONS CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

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Exhibit C

AMENDED AND RESTATED BYLAWS

OF

ALTERNUS CLEAN ENERGY INC.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware, or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware..

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer, or by the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s third amended and restated certificate of incorporation (as the same may be further amended or restated from time to time, the “Certificate of Incorporation”) or these amended and restated bylaws (these “Bylaws”), the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a)	Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)	Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)	Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

i.	A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

ii.	A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)	Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)	Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a)	Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

i.	In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

ii.	To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

iii.	The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

iv.	In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)	Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)	Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a)	Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b)	In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)	Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)	To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)	If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)	In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board, Chief Executive Officer or President and (b) shall be called by the Chairman of the Board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)	Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b)	Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c)	President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d)	Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e)	Secretary.

i.	The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

ii.	The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f)	Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g)	Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office, including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize.

(h)	Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a)	Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)	Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a)	If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)	If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a)	If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

i.	in the case of certificated shares, the certificate representing such shares has been surrendered;

ii.	(A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

iii.	the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

iv.	the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

v.	such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)	Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a)	A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)	A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. The Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all then-outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a)	In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b)	In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a)	Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)	Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)	Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)	Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)	Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a)	Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

i.	participate in a meeting of stockholders; and

ii.	be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)	Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Exhibit D

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, this “Investor Rights Agreement”), dated as of October 12, 2022 (the “Effective Date”), is made by and among (i) Clean Earth Acquisitions Corp., a Delaware corporation (“PubCo”); (ii) Clean Earth Acquisitions Sponsor, LLC, a Delaware limited liability company (“Sponsor”); (iii) Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland (“Seller”); and (iv) each other Person who executes a joinder as an “Other Holder” (collectively, the “Other Holders”). Each of PubCo, Sponsor, Seller and the Other Holders may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Business Combination Agreement”), by and among PubCo, Seller and Clean Earth Acquisitions Sponsor, LLC, a Delaware limited liability company, in its capacity as the representative of PubCo and solely for purposes of Section 2.05 thereto in connection with the business combination (the “Business Combination”) set forth in the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement, Seller will sell to PubCo, and PubCo will purchase from Seller, the Purchased Shares;

WHEREAS, PubCo and Sponsor entered into that certain Registration Rights Agreement, dated as of February 23, 2022 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, Sponsor desires to terminate the Original RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 5.7(b).

“Action” has the meaning set forth in Section 5.13(a).

“Adverse Disclosure” means any public disclosure of material non-public information, which (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) would reasonably be expected to have a material adverse effect on PubCo and (x) PubCo has a bona fide business purpose for preserving the confidentiality of such information and (y) failure to disclose such information renders PubCo unable to comply with SEC requirements, in each case under circumstances that would make it impractical or impossible to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable.

“Affiliate” of any particular Person means any other Person that directly, or indirectly through one or more of its intermediaries, controls, is controlled by or under common control with such particular Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York or Dublin, Ireland.“Cause” means the Holder’s fraud, gross negligence, recklessness, bad faith, intentional breach, willful misconduct or violation of any Laws applicable to this Investor Rights Agreement.

“Claim” has the meaning set forth in Section 3.6(a).

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Date” has the meaning given to such term in the Business Combination Agreement.

“Common Shares” means shares of Class A Common Stock of PubCo, par value $0.0001 per share, including (i) any shares of Class A Common Stock issuable upon the exercise of any warrant or other right to acquire shares of Class A Common Stock and conversion of the Class B Common Stock of PubCo, and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such shares of Class A Common Stock by way of conversion, dividend, share split, share sub-division or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Confidential Information” has the meaning set forth in Section 2.7.

“Demand Delay” has the meaning set forth in Section 3.2(a)(i).

“Demand Initiating Holders” has the meaning set forth in Section 3.2(a).

“Demand Period” has the meaning set forth in Section 3.2(c).

“Demand Registration” has the meaning set forth in Section 3.2(a).

“Demand Registration Notice” has the meaning set forth in Section 3.2(a).

“Distribution” means a distribution, however structured (including through dissolution), by any Holder of Equity Securities of PubCo to such Holder’s limited partners, members or equityholders (as applicable).

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means a Person that is not a natural Person.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock or restricted share awards, restricted stock or restricted share units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means (i) any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, (ii) any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official, (iii) any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, (iv) any court, tribunal, judicial or arbitral body or arbitrator (public or private), or (v) any Self-Regulatory Organization; provided that in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1; provided, that a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will become a Holder upon PubCo receiving a representation in writing from such Party confirming the number of Registrable Securities it holds.

“Holder Indemnitees” has the meaning set forth in Section 5.13(a).

“Indemnification Sources” has the meaning set forth in Section 5.13(c).

“Indemnified Liabilities” has the meaning set forth in Section 5.13(a).

“Indemnified Party” has the meaning set forth in Section 3.6(c).

“Indemnitee-Related Entities” has the meaning set forth in Section 5.13(c).

“Insider Letter Agreement” means that certain Insider Letter Agreement, dated February 23, 2022, by and among Sponsor, PubCo and the other parties thereto identified therein.

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Independent Director” means an individual who qualifies as “independent” as such term is used in the NASDAQ rules.

“Laws” means any laws (statutory, common or otherwise), acts, statutes, constitutions, treaties, directive, executive order, injunction, judgment, decree, ordinances, codes, rules, regulations or rulings of a Governmental Entity. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Period” means the period commencing on the Closing Date and ending on the date falling twelve (12) months following the Closing Date.

“Lock-Up Shares” has the meaning set forth in Section 4.1.

“Market Stand-Off Period” has the meaning set forth in Section 3.10.

“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other public marketing or general advertising effort by Underwriters.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(iii).

“Maximum Offering Size” has the meaning set forth in Section 3.2(d).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions (a) are not prohibited by applicable Law and are within such Party’s control, (b) do not directly conflict with any rights expressly granted to such Party in this Investor Rights Agreement or the Business Combination Agreement and (c) are necessary, in the case of any action that requires a vote or other action on the part of the Board (to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity), to cause such result, including, but not limited to, (i) calling extraordinary general meetings of PubCo, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to Common Shares, (iii) causing the adoption of shareholders’ resolutions and amendments to the Organizational Documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual general meeting or extraordinary general meeting of PubCo.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

“Original RRA” has the meaning set forth in the Recitals.

“Other Holders” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (i) any Family Member of such Person (or to a trust, the beneficiary of which is a Family Member of such Person), (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (iii) who operates or engages in a business which competes with the business of PubCo and its Subsidiaries), (iv) a charitable organization, (v) any direct or indirect limited partners, members or equity holders of such Person (including via distribution or dissolution) and (vi) any Person that a Party is permitted to Transfer such Person’s Lock-Up Shares under the Insider Letter Agreement and the Private Placement Units Purchase Agreement.

“Person” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization, a Governmental Entity or other entity.

“Piggyback Registration Notice” has the meaning set forth in Section 3.3(a)(i).

“Principal Parties” means each of Sponsor and Seller.

“Private Placement Securities” means those units of PubCo issued to Sponsor pursuant to the Private Placement Units Purchase Agreement, including the shares of Class A Common Stock of PubCo underlying such units, the warrants to purchase Class A Common Stock of PubCo underlying such units and the shares of Class A Common Stock of PubCo underlying such warrants.

“Private Placement Units Purchase Agreement” means that certain Private Placement Units Purchase Agreement, dated February 23, 2022, by and between PubCo and Sponsor.

“Proceeding” has the meaning set forth in Section 5.7(b).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Ratner” means Aaron Ratner, an individual, who is a director of PubCo at the Closing.

“Registrable Securities” means (a) any Common Shares, (b) any Warrants or any Common Shares issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, share split, share sub-division or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held directly or indirectly by Sponsor, Seller or the Other Holders, or in each case, any of their respective Permitted Transferees; provided, that such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise lawfully transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC); or (v) such securities have been lawfully sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including (a) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision)), (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) any fees and disbursements of Underwriters customarily paid by the issuers or sellers of securities, including liability insurance if PubCo so desires or if the Underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (g) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in such Registration or other Transfer, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer and (h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders).

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, contractors, agents, attorneys, accountants, actuaries, consultants, financial advisors, or any other Person acting on behalf of such Person(s).

“Rules” has the meaning set forth in Section 5.7(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Shared Representative” has the meaning set forth in Section 2.7.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 3.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holders” means the Holders holding at least ten percent (10%) of the Registrable Securities or the holders of a majority of the Registrable Securities then owned by Sponsor and its Permitted Transferees.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.1.

“Subscription Agreements” has the meaning given to such term in the Business Combination Agreement.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Subsidiary” means, with respect to any Person, (i) any Entity of which a majority of the total voting power entitled to vote in the appointment or election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member, manager or general partner or similar position of such partnership, limited liability company, association or other Entity.

“Take-Down Participation Notice” has the meaning set forth in Section 3.1(d)(iv)(C).

“Take-Down Tagging Holder” has the meaning set forth in Section 3.1(d)(iv)(B).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, assignment, sale, pledge, encumbrance, mortgage, or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, assigns, sells, offers to sell, pledges, encumbers, mortgages or hypothecates, grants any options to purchase or otherwise dispose of, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(ii)(A).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.1(d)(ii)(A).

“Warrants” means (a) warrants to purchase 445,000 Common Shares issued to Sponsor pursuant to that certain Private Placement Units Purchase Agreement, dated February 23, 2022, by and between Sponsor and PubCo, and (b) to the extent applicable, any warrants to purchase Common Shares issuable to Sponsor upon the conversion of working capital loans, in each case, for a purchase price of $11.50 per share.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

Section 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement;

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law inclusive of all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation;”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement; and

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Article II
GOVERNANCE

Section 2.1 Board of Directors.

(a) Board Structure; Initial Composition. Each of the Parties hereto, severally and not jointly, agrees to take all Necessary Action to cause the Board to be comprised of seven (7) directors at and immediately following the Closing. The Parties hereto, severally and not jointly, agree to take all Necessary Action to cause the Board as of the Closing to be comprised of (i) three (3) individuals nominated by Sponsor (each, a “Sponsor Director”), and (ii) four (4) individuals nominated by Seller (each, a “Seller Director”). At and following the Closing, each of the Parties, severally and not jointly, agrees to take all Necessary Action to cause the foregoing directors to be divided into three classes of directors (Class I, Class II and Class III), with each class serving for staggered three-year terms. The Principal Parties shall mutually agree on which directors shall serve in each class as of the Closing; provided that one of the Sponsor Directors and two of the Seller Directors hall be Class III directors, one of the Sponsor directors and one of the Seller Directors shall be Class II directors and one of the Sponsor directors and one of the Seller Directors shall be a Class I director. The initial term of the Class I directors shall expire immediately following PubCo’s 2024 annual general meeting of PubCo at which directors are appointed. The initial term of the Class II directors shall expire immediately following PubCo’s 2025 annual general meeting of PubCo at which directors are appointed. The initial term of the Class III directors shall expire immediately following PubCo’s 2026 annual meeting at which directors are appointed.

(b) Independent Directors. From and after the initial slate of the Board is constituted pursuant to Section 2.1(a), PubCo shall take all Necessary Action to ensure that the Board consists of such number of Independent Directors so as to meet the independence requirements of NASDAQ or any other securities exchange on which the Equity Securities of PubCo are then listed.

(c) Removal; Vacancies. Sponsor or Seller, as applicable, shall have the exclusive right (in the applicable Party’s sole and absolute discretion) to (i) remove one or more of their nominees from the Board for any reason, and PubCo shall take all Necessary Action to cause the removal of any such nominee(s) at the request of the applicable Party and/or (ii) designate directors for appointment to the Board to fill vacancies created by reason of death, removal, resignation or any other vacancy of its nominees to the Board, and PubCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable (and in any event prior to the next meeting or action of the Board or applicable committee).

(d) Sponsor Representation. Following the Closing, after the expiration of Ratner’s initial term as a director of PubCo, Ratner shall have the right to continue to serve as a director of PubCo for so long as he Beneficially Owns Common Shares in PubCo representing at least forty percent (40%) of the Common Shares attributable to his interest in the Sponsor at the time of Closing. Pursuant to the preceding sentence, PubCo shall take all Necessary Action to include Ratner in the slate of nominees recommended by PubCo for appointment as directors at each applicable annual general meeting or extraordinary general meeting of PubCo at which directors are to be appointed including, for the avoidance of doubt, the Purchaser Special Meeting, as such term is defined in the Business Combination Agreement.

Section 2.2 Committees. In accordance with PubCo’s Organizational Documents, as of the Closing, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may, from time to time, by resolution establish and maintain other committees of the Board, in accordance with applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee.

Section 2.3 Compensation, Reimbursement of Expenses. Each Sponsor Director and Seller Director appointed or duly elected to the Board shall be entitled to compensation consistent with the compensation received by other directors, including (if applicable) any fees and equity awards. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses, in a manner which is reasonable and customary for public companies comparable to PubCo.

Section 2.4 Indemnification. PubCo shall provide the Sponsor Directors and the Seller Directors with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo. Furthermore, PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Sponsor Director or Seller Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, the Organizational Documents of PubCo and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 2.5 D&O Insurance. PubCo shall, in a manner which is reasonable and customary for public companies comparable to PubCo, do the following: (i) purchase and maintain directors’ and officers’ liability insurance, and (ii) for so long as any Sponsor Director or Seller Director serves as a director, continue to maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of any such director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such director for a period of not less than six (6) years from any such event in respect of any act or omission of such director occurring at or prior to such event.

Section 2.6 Review of Nominees. Any potential Sponsor Director or Seller Director nominee shall be subject to PubCo’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, either PubCo or Seller may reasonably object to any such nominee within 15 days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon the ability or integrity of such proposed director pursuant to events, occurrences or legal proceedings which occurred during the past ten (10) years as specified in sub-section (f) of Item 401 of Regulation S-K. In the event of such an objection, the Board may reasonably determine that any such nominee is unsuitable, in which case the applicable Party shall be entitled to propose a different nominee to the Board within thirty (30) days of the Board’s determination, and such replacement nominee shall be subject to the same review process outlined above in this Section 2.6.

Section 2.7 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of Parties agree and acknowledge that the Sponsor Directors and Seller Directors may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with Sponsor and Seller, as applicable. Each of Sponsor and Seller recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of Sponsor and Seller covenants and agrees, severally and not jointly, with PubCo that it will not (and will cause its respective controlled Affiliates and direct its Representatives who actually receive Confidential Information not to) at any time, except with the prior written consent of PubCo, disclose any Confidential Information known to it to any third party or use such Confidential Information for any unauthorized purpose. The foregoing restrictions on each Party shall not apply to Confidential Information, to the extent that (a) such information becomes generally available or known to the public through no fault of such Party, (b) disclosure is required by applicable Law (including any filing following the Closing Date with the SEC pursuant to applicable securities laws) or court of competent jurisdiction, or is requested by a Governmental Entity (provided, that, other than in the case of any required filing following the Closing Date with the SEC or in connection with any routine audit or examination as described below, such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure), (c) such information was lawfully available, or becomes lawfully available, to such Party without restriction from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Affiliates or Representatives without the use of or reference to the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit any of Sponsor or Seller from disclosing Confidential Information (x) to any Affiliate, Representative, limited partner, member or shareholder of such Party if such Persons have a need to know such information in order to perform their duties and/or properly advise such Party (provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and the Party shall be responsible for any breach of this Section 2.7 by any such Person) or (y) if such disclosure is made to a Governmental Entity with regulatory authority or jurisdiction over such Party in connection with a routine audit or examination that is not specifically directed at PubCo or the Confidential Information (provided, that such Party shall request that confidential treatment be accorded to any information so disclosed). No Confidential Information shall be deemed to be provided to any Person, including any Affiliate or Representative of Sponsor or Seller (as applicable), unless such Confidential Information is actually provided to such Person. Furthermore, receipt of Confidential Information shall not be imputed to any Affiliate of Sponsor or Seller solely by virtue of the fact that the Person serves in a similar capacity for such Affiliate (a “Shared Representative”) and has received Confidential Information, unless a Shared Representative conveys, shares or communicates Confidential Information to such Affiliate.

Article III
REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing. PubCo shall file, as soon as is reasonably practicable and in any event within forty-five (45) days of the Closing Date, a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 3.7 as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause such Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the SEC notifies PubCo that it will “review” the Shelf Registration Statement and (b) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act, until such time as all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as practicable after PubCo is eligible to use Form S-3. PubCo shall also use its reasonable best efforts to file any replacement or additional Shelf Registration Statement and use reasonable best efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 3.1(a). As soon as reasonably practicable following the effective date of the Shelf Registration Statement filed pursuant to this Section 3.1(a), PubCo shall notify the Holders of the effectiveness of such Shelf Registration Statement. On its effective date, the Shelf Registration Statement will comply with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement which remain unsold, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement). PubCo shall also use its reasonable best efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer), (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities and (iii) keep the Holders reasonably informed in respect of the foregoing.

(c) Suspension of Filing or Registration. If PubCo shall furnish to the Shelf Holders, a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing, effectiveness or continued use of any Shelf Registration Statement would require PubCo to make an Adverse Disclosure, then PubCo shall have a period of not more than forty-five (45) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than one (1) Shelf Suspension pursuant to this Section 3.1(c) and Demand Delay pursuant to Section 3.2(a). Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s Representatives who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its members, limited partners or shareholders who have agreed to keep such information confidential and (C) as required by applicable Laws. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension, and also furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act (or the rules or regulations promulgated thereunder), or as may otherwise be reasonably requested by the Shelf Holders Beneficially Owning at least a majority of the Registrable Securities then outstanding.

(d) Shelf Take-Downs.

(i) Generally. Subject to the terms and provisions of this Article III, following the Lock-Up Period, a Shelf Take-Down Initiating Holder may initiate a Shelf Take-Down that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 3.1(d). For the avoidance of doubt, a Shelf Holder that is not a Shelf Take-Down Initiating Holder cannot initiate any form of Shelf Take-Down.

(ii) Underwritten Shelf Take-Downs.

(A) A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable. The Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down with the prior written approval of PubCo (such approval shall not be unreasonably withheld by PubCo).

(B) With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(ii), Section 3.1(d)(iii) or Section 3.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters. Notwithstanding any other provision of this Section 3.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per-security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such underwritten offering.

(iii) Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 3.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Shelf Holders under such Shelf Registration Statement and any such Shelf Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Shelf Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 3.1(d)(ii).

(iv) Non-Marketed Underwritten Shelf Take-Downs. Any Shelf Take-Down Initiating Holder may initiate an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and PubCo shall provide written notice thereof to all other Shelf Holders. Any notice delivered pursuant to the immediately preceding sentence shall include (A) the total number of Registrable Securities expected to be offered and sold in such Shelf Take-Down and (B) the expected timing and plan of distribution of such Shelf Take-Down.

Section 3.2 Demand Registrations.

(a) Holders’ Demand for Registration. At any time when a Shelf Registration Statement is not effective pursuant to Section 3.1, Holders holding at least ten percent (10%) of the Registrable Securities at any time following the Lock-up Period or the holders of a majority of the Registrable Securities then owned by Sponsor and its Permitted Transferees (the then eligible Holders, the “Demand Initiating Holders”) may request in writing (a “Demand Registration Notice”) that PubCo shall file and effect a Registration Statement in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holders. The Demand Initiating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Offering shall have the right to select the Underwriter or Underwriters to administer such Underwritten Offering with the prior written approval of PubCo (such approval shall not be unreasonably withheld by PubCo). If at any time PubCo shall receive a Demand Registration Notice, PubCo shall:

(i) within thirty (30) days following the receipt of a Demand Registration Notice (subject to compliance with any applicable covenants in any underwriting agreement for a previous registration), file the appropriate Registration Statement; provided, that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 3.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if PubCo shall furnish to the Demand Initiating Holders a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing or effectiveness of such Registration Statement would require PubCo to make an Adverse Disclosure, in which case PubCo shall have an additional period (each, a “Demand Delay”) of not more than thirty (30) days within which to file such Registration Statement.; provided, however, that PubCo shall not exercise, in any twelve (12) month period, (x) more than one (1) Demand Delay pursuant to this Section 3.2(a) and Shelf Suspension pursuant to Section 3.1(c). The Demand Initiating Holders shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to the Demand Initiating Holders’ Representatives who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners, members and shareholders who have agreed to keep such information confidential and (C) as required by applicable Laws.

(b) Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 3.2 PubCo shall include such information in the written notice referred to in Section 3.2(a). In such event, the right of the Holders’ registration pursuant to this Section 3.2 shall be conditioned upon the Demand Initiating Holders’ participation in such Underwritten Offering and the inclusion of the Demand Initiating Holders’ Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities of PubCo proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by the Demand Initiating Holders and reasonably satisfactory to PubCo (as evidenced by PubCo’s prior written approval thereof, which shall not be unreasonably withheld). Notwithstanding any other provision of this Section 3.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise the Demand Initiating Holders, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated pro rata among the Demand Initiating Holders and other holders of Registrable Securities exercising a contractual or other right to dispose of Registrable Securities in such Underwritten Offering thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the Registration Statement; provided, that any Registrable Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the Demand Initiating Holders and other requesting holders of Registrable Securities in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from the Underwritten Offering. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. If the Underwriter has not limited the number of Registrable Securities to be underwritten, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration if the Underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

(c) Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the reasonable opinion of legal counsel for the Underwriters, a prospectus is required by applicable Law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if the SEC or another Governmental Entity issue any stop order, injunction or other suspension or limitation of the registration pursuant to applicable Law during the Demand Period the conditions specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied.

(d) Priority of Demand Registration. Notwithstanding any other provision of this Section 3.2, if (i) the Demand Initiating Holders intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwritten offering and (ii) the Underwriter(s) advise PubCo that the number of Registrable Securities proposed to be included in such offering (including Registrable Securities requested by the Holders to be included in such offering and any securities that the PubCo or any other Person proposes to be included that are not Registrable Securities) exceeds the number of Equity Securities that can be sold in such underwritten offering or the number of Equity Securities proposed to be included in such Demand Registration would adversely affect the price per security proposed to be sold in such underwritten offering (in either situation, the “Maximum Offering Size”), then PubCo shall so advise the Demand Initiating Holders with Registrable Securities requested to be included in such underwritten offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities requested to be included in such underwritten offering by the Demand Initiating Holders up to the Maximum Offering Size; and (B) second, any securities proposed to be registered by PubCo.

(e) Demand Registration Withdrawal. Any Holder whose Registrable Securities were to be included in any such registration pursuant to this Section 3.2 may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to PubCo and the Underwriter or Underwriters (if any) delivered three business days prior to the effective date of the relevant Demand Registration.

Section 3.3 Piggyback Registration.

(a) If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (i) a registration relating solely to employee benefit plans, (ii) a registration statement on Form S-4 or Form S-8 (or such other similar successor forms then in effect under the Securities Act), (iii) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (iv) a registration statement relating solely to dividend reinvestment or similar plans, (v) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of PubCo or any of its Subsidiaries that are convertible for Common Shares and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Common Shares into which such notes may be converted, (vi) a registration pursuant to Section 3.1 or Section 3.2 hereof or (vii) a registration expressly contemplated by the Subscription Agreements) PubCo shall:

(i) promptly (but in no event less than ten (10) Business Days before the anticipated filing date of the relevant Registration Statement) give to each Holder confidential written notice of such proposed filing (the “Piggyback Registration Notice”), such Piggyback Registration Notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed Underwriter(s), if any, in such offering and (B) offer to all of the Holders the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of the Piggyback Registration Notice; and

(ii) include in such Registration (and any related qualification under state securities laws or other similar compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of a Piggyback Registration Notice by any Holder or Holders except as set forth in Section 3.3(c) below.

(b) Notwithstanding anything herein to the contrary, this Section 3.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down or (iii) following the Lock-Up Period, to any Distribution (if applicable).

(c) Underwriting. If the Registration of which PubCo gives notice pursuant to Section 3.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall be subject to an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 3.3, if the Underwriters shall advise PubCo that marketing or other factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:

PubCo shall inform all Holders of Registrable Securities that have requested to participate in such offering that the number of Registrable Securities which may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, in the case of this foregoing clause (C) that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

No such reduction pursuant to the foregoing paragraph shall reduce the amount of Registrable Securities of the selling Holders included in the Registration below twenty-five percent (25%) of the total amount of Equity Securities included in such Registration. No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.

(d) Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 3.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.

(e) Priority of Piggyback Registrations. PubCo shall use commercially reasonable efforts to cause the Underwriters of a proposed Underwritten Offering to permit the Holders who have submitted a Piggyback Registration Notice in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Registration Notice on the same terms and conditions as any other Equity Securities included in the offering. Notwithstanding the foregoing, if the Underwriters advise PubCo that the number of Registrable Securities exceeds the Maximum Offering Size, then PubCo shall so advise the Holders with Registrable Securities requested to be included in such Underwritten Offering, and shall include in such offering the number of Registrable Securities which can be so sold in the following order of priority, up to the Maximum Offering Size: (A) first, the Registrable Securities proposed to be registered by PubCo up to the Maximum Offering Size; (B) second, on a pro rata basis, the Registrable Securities requested by the Holders to be included in such underwritten offering; and (C) third, the Registrable Securities requested to be included in such underwritten offering by securityholders other than the Holders.

(f) Piggyback Registration Withdrawal. Any Holder whose Registrable Securities were to be included in any such registration pursuant to this Section 3.3 may elect to withdraw any or all of its Registrable Securities therefrom, without liability to any of the other Holders and without prejudice to the rights of any such Holder to include Registrable Securities in any future registration (or registrations), by written notice to PubCo and the Underwriter(s) delivered prior to the effective date of the relevant Registration Statement.

Section 3.4 Expenses of Registration. All Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this Investor Rights Agreement (including any Distribution), shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration.

Section 3.5 Obligations of PubCo. Whenever required under this Article III to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;

(c) furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein, and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

(e) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by PubCo of any written comments by the SEC or any request by the SEC or any other federal or state Governmental Entity for amendments or supplements to such Registration Statement or such Prospectus or for additional information;

(f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of (i) the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement, (ii) any order by the SEC or any other Governmental Entity preventing or suspending the use of any preliminary or final Prospectus, (iii) any suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or (iv) the initiation or threaten of any legal proceeding for such foregoing purposes;

(h) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(i) use commercially reasonable efforts to make available for inspection by each Holder including Registrable Securities in such Registration, any Underwriter participating in any distribution pursuant to such Registration, and any attorney, accountant or other agent retained by such Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as such parties may reasonably request, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement;

(j) use its commercially reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1(b) and Section 3.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action that would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(k) in the case of an Underwritten Offering, use commercially reasonable efforts to obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or Underwriters, as the case may be, and their respective counsel;

(l) in the case of an Underwritten Offering, use commercially reasonable efforts to obtain for delivery to PubCo and the Underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing Underwriter or Underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(m) use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Shares or other Equity Securities of PubCo, as applicable, are then listed;

(n) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(o) reasonably cooperate with Holders including Registrable Securities in such Registration and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(p) use its commercially reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder, to the extent applicable in each instance;

(q) in the case of an Underwritten Offering that is Marketed, cause the senior executive officers of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the Underwriters and otherwise to reasonably facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and

(r) otherwise, in good faith, reasonably keep the Holders informed about the status, and progress of such Registration.

Section 3.6 Indemnification.

(a) PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any Registration, qualification, compliance or sale effected pursuant to this Article III, and each Underwriter, if any, and each Person who controls any Underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale effected pursuant to this Article III, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, ( and will reimburse, each such Holder, each such Underwriter and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with defending any such claim, loss, damage, liability or action; provided, that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder or Underwriter expressly for use therein.

(b) Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article III) does hereby undertake to indemnify and hold harmless, severally and not jointly, PubCo and its subsidiaries and affiliates, and each of their respective officers, directors, employees, trustees, parents, subsidiaries, partners, managers, members, equityholders, representatives, advisors, attorneys, accountants, beneficiaries, and agents, and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any (together, and collectively, all such indemnified parties shall be known as “PubCo Indemnitees”), against any and all claims, losses, damages and liabilities (or actions or omissions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made. Holder will reimburse, each of the PubCo Indemnitees for any legal fees or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that (i) relates to such Holder in its capacity as a selling security holder and (ii) was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 3.6(b).

(c) Each Person entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the Party required to provide such indemnification (the “Indemnifying Party”) of any Claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume control of the defense of any such Claim; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such Claim, shall be subject to reasonable approval by the Indemnified Party (whose approval shall not be unreasonably withheld, conditioned or delayed) and the Indemnified Party may also participate in such defense at the Indemnifying Party’s own expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such Claim. Settlement of any Claim by the Indemnifying Party shall be subject to the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by applicable Law, the Indemnifying Party, in lieu of or in addition to indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions or omissions that resulted in such Claim, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after Underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) or who has committed fraud, bad faith or willful misconduct in connection with the Claim will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation, fraud, bad faith or willful misconduct.

(e) The indemnities provided in this Section 3.6 shall survive the Transfer of any Registrable Securities by such Holder.

Section 3.7 Information by Holder. The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing as needed in connection with any Registration, qualification or compliance referred to in this Article III. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.9 hereof. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 3.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if such information is necessary to effect the Registration and such Holder fails to provide such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3. Delay of Registration. No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying, limiting or otherwise impeding any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III.

Section 3.9 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without Registration, PubCo agrees to use its reasonable best efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times;

(b) file with the SEC, in a timely manner, all reports and other documents as required under the Securities Act and Exchange Act; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder promptly upon request (i) a copy of the most recent annual or quarterly report of PubCo and such other public reports and documents so filed by PubCo with the SEC and (ii) such other public information, reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without Registration.

Section 3.10 Other Obligations. In connection with a Transfer of Registrable Securities, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and Sponsor represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements. Upon the Closing, the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 3.12 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 shall survive any such termination with respect to such Holder.

Article IV
LOCK-UP

Section 4.1 Lock-Up.

(a) Each Holder (other than Sponsor and any other holder of Private Placement Securities) severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period; provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 4.2, and Seller may Transfer (i) up to 2.5% of the Lock-up Shares issued to it at the Closing starting three months after the Closing and (ii) an additional 2.5% of the Lock-Up Shares issued to it at the Closing starting six months after the Closing. The “Lock-Up Shares” means the Registrable Securities held by the Holders (other than by Sponsor and any other holder of Private Placement Securities) as of the Closing Date.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares not in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) The Holders acknowledge and agree that the Lock-Up Shares Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

(d) The Sponsor acknowledges that the Common Shares held by the Sponsor, including the Private Placement Shares are subject to a lockup pursuant to the Insider Letter Agreement, as the same may be extended pursuant to Section 5.21 of the Business Combination Agreement, if applicable, and nothing contained in this Investor Rights Agreement shall affect such lockup.

Section 4.2 Permitted Transfers. During the Lock-Up Period, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (a) any Person, provided that the proceeds received by the Holder from such Transfer are contributed or loaned to Pubco on terms reasonably approved by the Board of Directors of PubCo, (b) any of such Person’s Permitted Transferees, upon written notice to PubCo, or (c) (i) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; or (ii) in the case of an individual, pursuant to a qualified domestic relations order; provided, that in each case, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, (y) such Transferee shall agree to be bound by such restrictions and obligations in writing and acknowledged by PubCo, and (z) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. Notwithstanding the foregoing provisions of this Section 4.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Investor Rights Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed solely to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article IV had such change in such relationship occurred prior to such Transfer).

Article V
GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the Principal Parties. Any such assignee may not again assign those rights and obligations, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void ab initio.

(b) Prior to the expiration of the Lock-Up Period, to the extent applicable to a Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2. After the expiration of the Lock-up Period, to the extent applicable to a Holder, the Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees (other than any charitable organization), or (y) any Person with the prior written consent of PubCo. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act, pursuant to a Rule 144 transaction or pursuant to any Distribution) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this Investor Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A. Unless a Transfer of Registrable Securities by a Holder is made in accordance with the terms and conditions of this Investor Rights Agreement, no such Transfer shall be registered on PubCo’s books and records and such Transfer of Registrable Securities shall be null, void and of no legal effect whatsoever.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective and permitted successors, assigns, heirs, executors and legal representatives.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies. This Investor Rights Agreement does not create any third-party beneficiaries hereto.

Section 5.2 Termination. Article II shall terminate automatically (without any action by any Party) as to the Principal Parties at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Except for Section 3.6 (which section shall terminate at such time as the Principal Parties and their Permitted Transferees are no longer entitled to any rights pursuant to such section), Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.12. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities; provided, that the provisions of Section 5.11, Section 5.12 and Section 5.13 shall survive any such termination with respect to such Holder. Notwithstanding anything herein to the contrary, in the event the Business Combination Agreement terminates in accordance with its terms prior to the Closing, this Investor Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law, shall remain unaffected and in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the Business Combination Agreement and all other Transaction Agreements (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter. There are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth herein and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified, in whole or in part, at any time without the express written consent of (i) PubCo, (ii) for so long as any Principal Party collectively Beneficially Owns Common Shares representing 10% or more of the Common Shares Beneficially Owned by such Person immediately after the Closing, such Person and (iii) the Holders holding in the aggregate more than fifty percent (50%) of the total Registrable Securities Beneficially Owned by all Holders (in aggregate); provided, that any such amendment or modification that adversely and disproportionately affects any Holder or Holders, as compared to any other Holder or Holders, shall require the prior written consent of such Holders who Beneficially Own a majority of the Registrable Securities Beneficially Owned by all such Holders so adversely and disproportionately affected; provided, further that any amendment or modification to Article III, Article IV, Section 5.12, Section 5.13, Section 5.15 or this Section 5.4 that adversely affects any right granted to any Principal Party shall require the consent of such Principal Party; and provided, further that any amendment or modification to Article II that adversely affects any right granted to any Principal Party shall require the consent of such Principal Party.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound, and then only to the extent and specific purpose in the instance so provided.

Section 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same document. No Party shall raise the use of a fax machine or email to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email, as a defense to the formation or enforceability of a contract. Each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Investor Rights Agreement or any document to be signed in connection with this Investor Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature and physical delivery thereof, as the case may be. The parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

Clean Earth Acquisitions Corp.
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn:          Aaron Ratner
E-mail:      aaron@mightyskyllc.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attention:  Will Chuchawat
Email:         WChuchawat@proskauer.com

if to Seller, to:

Alternus Energy Group Plc
Suite 9 & 10
Plaza 212
Blanchardstown Corporate Park 2
Dublin D15 R504
Ireland
Attn:           Tali Durant
E-mail:       td@alternusenergy.com

with a copy (which shall not constitute notice) to:

Carmel, Milazzo & Feil LLP
55 West 39th Street, 18th Floor
New York, NY 10018
Attn:            Ross D. Carmel, Esq.
E-mail:        rcarmel@cmfllp.com

if to Sponsor, to:

Clean Earth Acquisitions Sponsor, LLC
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn:            Alexander Greystoke
E-mail:       AlexHSC2@gmail.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Attention:  Will Chuchawat
Email:          WChuchawat@proskauer.com

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) This Investor Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to its choice of law rules).

(b) Any dispute, controversy, or claim based on, arising out of or relating to this Investor Rights Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Investor Rights Agreement (each, a “Proceeding”) shall be referred to and finally resolved by confidential binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”). The parties agree, that the expedited procedures of AAA shall apply to any dispute. The place of arbitration shall be New York, New York. There shall be one neutral arbitrator who shall be mutually agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by AAA shall be a retired judge with no less than fifteen years of experience with corporate and limited partnership matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware. The award shall be in writing and must state the findings of fact and conclusions of law on which it is based. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court of competent jurisdiction worldwide. Any reasonably costs or fees (including attorneys’ fees and expenses) incident to obtaining and enforcing the award shall be charged against the non-prevailing party in the arbitration. The arbitrator shall agree to (i) hold any information received during the arbitration in the strictest of confidence and (ii) not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The content of the arbitration (including any information about the evidence adduced or the documents produced in the arbitration proceedings, or about the existence, contents or results of the proceeding) shall be considered Confidential Information, except as may be required in aid of arbitration or for enforcement of an arbitral award. The arbitrator shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time of the process. For the avoidance of doubt, a request by a party to a court of competent jurisdiction for interim measures solely as necessary to preserve such party’s rights pending arbitration or to compel or enforce arbitration, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 5.7(b).

Section 5.8 Specific Performance. The parties hereto acknowledge that money damages may not be an adequate remedy at law if any Party fails to perform any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such party from committing or continuing any such breach or threatened breach and to seek compelling specific performance of the obligations of any other party under this Investor Rights Agreement, without the posting of any bond.. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement. Such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10 Consents, Approvals and Actions. If any consent, approval or action of a Party is required or permitted at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if confirmed in writing by a duly authorized representative of the Party.

Section 5.11 Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders. PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder. No Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. Subject to Section 5.17, the decision of each Holder to enter into this Investor Rights Agreement has been made by such Holder independently of any other Holder. Subject to Section 5.17, each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Shares or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its Subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Investor Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was done solely for the convenience of the Parties and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder solely, and not between PubCo and Holders collectively, or between and amongst Holders.

Section 5.12 Other Business Opportunities.

(a) The Parties expressly acknowledge and agree that, subject to any fiduciary duty that Sponsor Directors or Seller Directors have under applicable law, except as limited by applicable Law: (i) each of Sponsor and Seller (including (A) their respective Affiliates, (B) any company in which they have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), and the Sponsor Directors and the Seller Directors, (1) has the right to, and shall have no duty not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its Subsidiaries or deemed to be competing with PubCo or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person with no obligation to offer to PubCo or any of its Subsidiaries or any other Holder the right to participate therein; (2) may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its Subsidiaries; and (3) in the event that Sponsor or Seller (including (A) their respective Affiliates, (B) any company in which they have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors), a Sponsor Director or a Seller Director, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its Subsidiaries, such Person shall have no duty to communicate or present such corporate opportunity to PubCo or any of its Subsidiaries or any other Holder, as the case may be.. For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable Law, any right of PubCo or any of its Subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

(b) Each of the Parties hereby, so long as there is no breach of this Investor Rights Agreement in connection with the below, to the fullest extent permitted by applicable Law:

(i) confirms that none of Sponsor or Seller (nor any of their respective Affiliates) have any duty to PubCo or any of its Subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Investor Rights Agreement or any other agreement entered into by such Party;

(ii) acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its Subsidiaries, on the one hand, and Sponsor or Seller or any of their respective Affiliates (or any Sponsor Director or Seller Director acting in his or her capacity as such), on the other hand, Sponsor or Seller or applicable Affiliates (or any Sponsor Director or Seller Director acting in his or her capacity as a director) may act in its best interest and (B) none of Sponsor or Seller or any of their respective Affiliates or any Sponsor Director or Seller Director acting in his or her capacity as a director, shall be obligated (1) to reveal to PubCo or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a direct or indirect shareholder or director, as the case may be, that prefers the interest of PubCo or its Subsidiaries over the interest of such Person; and

(iii) waives any claim or cause of action against Sponsor and Seller and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.12(b)(i) or Section 5.12(b)(ii).

(c) Each of the Parties agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.12 shall not apply to any alleged claim or cause of action against Sponsor based upon the breach or nonperformance by Sponsor of this Investor Rights Agreement or any other agreement to which Sponsor is a party.

(d) The provisions of this Section 5.12, to the extent that they restrict the duties and liabilities of Sponsor or Seller or any of their respective Affiliates or any Sponsor Director or Seller Director otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of Sponsor or Seller or any of their respective Affiliates or any such Sponsor Director or Seller Director to the fullest extent permitted by applicable Law.

Section 5.13 Indemnification; Exculpation.

(a) PubCo will, and PubCo will cause each of its Subsidiaries to, jointly and severally indemnify, exonerate and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them before or after the date of this Investor Rights Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising or relating to, (i) any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or any of its Subsidiaries or (ii) the business, operations, properties, assets or other rights or liabilities of PubCo or any of its Subsidiaries; provided, that the foregoing indemnity shall not apply to any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Investor Rights Agreement by such Holder Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Holder Indemnitee to its direct or indirect equity holders, creditors or Affiliates, (y) to the extent such control or the ability to control PubCo or any of its Subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its Subsidiaries or (z) to the extent such Person’s Cause relates to, causes, gives rise to, results in, or affects such Indemnified Liabilities; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, PubCo will, and will cause its Subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.13, any limitation to the indemnity described above shall be deemed to apply only after a final non-appealable judgment of a court or arbiter of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its Subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its Subsidiaries. The rights of any Holder Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its Subsidiaries.

(b) PubCo will, and will cause each of its Subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, or any action or proceeding arising therefrom, whether or not such Holder Indemnitee is a party thereto. PubCo or its Subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.13, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) other than with respect to the settlement itself does not impose any other limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault or culpability by or on behalf of such Holder Indemnitee.

(c) PubCo acknowledges and agrees that PubCo shall, and to the extent applicable shall cause its Subsidiaries (including, for purposes hereof, any applicable insurance) to, be fully and primarily responsible for the payment to any Holder Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), For purposes of indemnification under the Investor Rights Agreement, under no circumstance shall PubCo or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Holder Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Holder Indemnitee or the obligations of PubCo or any of its Subsidiaries under the Investor Rights Agreement. PubCo shall cause each of its Subsidiaries to perform the terms and obligations of this Section 5.13(c) as though each such Subsidiary were a party to this Investor Rights Agreement. For purposes of this Section 5.13(c), the term “Jointly Indemnifiable Claims” shall include, without limitation, any Indemnified Liabilities for which any Holder Indemnitee shall be entitled to indemnification from both (1) PubCo and/or any of its Subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the Organizational Documents of any Indemnitee-Related Entity, on the other hand.

(d) In no event shall any Holder Indemnitee be liable to PubCo or any of its Subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Holder Indemnitee (as determined by a final, nonappealable determination of a court or arbiter of competent jurisdiction).

(e) Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 5.13, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of PubCo or any of its Subsidiaries in such capacity as officer or director. Such officers and directors are, or will be, subject to separate indemnification in such capacities through this Investor Rights Agreement and/or the Organizational Documents of PubCo and its Subsidiaries.

(f) The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.13 will be in addition to any other rights any such Person may have under any other section of this Investor Rights Agreement. This Investor Rights Agreement does not limit or forestall any other indemnity agreement or similar instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Organizational Documents of PubCo or any of its Subsidiaries.

Section 5.14 Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a) Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite organizational power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Party has the full organizational power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary organizational action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Party of this Investor Rights Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d) Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could limit, impede or obstruct such Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

(e) There is no pending legal action, suit or proceeding that would adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.

Section 5.15 No Third-Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, shareholder, Affiliate, portfolio company in which any such Party or any of its Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement). Nothing in this Section 5.15 shall affect the rights or obligations or the enforcement thereof under the Business Combination Agreement or any other agreement entered into in connection therewith. In the event of any conflict, discrepancy or ambiguity between this Investor Rights Agreement and the Business Combination Agreement (including any other agreement entered into in connection therewith), the latter shall prevail, control and govern for the purposes of such conflict, discrepancy or ambiguity.

Section 5.16 Legends. Without limiting the obligations of PubCo set forth herein, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities Laws and (ii) PubCo may (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.17 Adjustments. If there are any changes in the Common Shares as a result of share split, share sub-division, share dividend, combination, redesignation or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Shares as so changed.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:
CLEAN EARTH ACQUISITIONS CORP.

By:	/s/ Aaron Ratner
Name: Aaron Ratner
Title: Chief Executive Officer

SPONSOR:
CLEAN EARTH ACQUISITIONS SPONSOR, LLC

By:	/s/ Martha F. Ross
Name: Martha F. Ross
Title: Representative for Sponsor

SELLER:
ALTERNUS ENERGY GROUP PLC

By:	/s/ Vincent Browne
Name: Vincent Browne
Title: Chief Executive Officer

Exhibit A
Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of [___________], is between (“Transferor”) and (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [___________], 2022, among [________] ( “PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4 Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or physical delivery thereof, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Exhibit E

ALTERNUS CLEAN ENERGY INC.

202[●] EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [●]

APPROVED BY THE STOCKHOLDERS: [●]

1.             Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.             Definitions. As used herein, the following definitions will apply:

2.1           “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

2.2           “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

2.3           “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

2.4           “Applicable Laws” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

2.5           “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

2.6           “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

2.7           “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

2.8             “Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 12, 2022, by and among (i) Clean Earth Acquisitions Corp., a Delaware corporation, (ii) Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland (iii) Clean Earth Acquisitions Sponsor, LLC, a Delaware limited liability company.

2.9           “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

2.10         “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

2.11         “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) a material breach of any covenant or condition under any material agreement between the Participant and the Company; (ii) any act constituting bad faith, willful misconduct, intentional wrongdoing, gross negligence, recklessness, moral turpitude, dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy (including those pertaining to discrimination or harassment); (v) gross negligence or misconduct; (vi) breach of fiduciary duty to the Company; or (vii) refusal to follow or implement a clear and reasonable directive of Company. For purposes of this definition, the “Company” shall mean and include Subsidiaries and Affiliates. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose, except as expressly specified in the Plan or as otherwise agreed by the parties in a written agreement.

2.12         “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(a)           any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b)           there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c)           there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(d)           individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

2.13         “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.14         “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

2.15         “Common Stock” means the common stock of the Company.

2.16         “Company” means Alternus Clean Energy Inc., a Delaware corporation, or any successor thereto.

2.17         “Compensation Committee” means the Compensation Committee of the Board.

2.18         “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if (A) a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person and (B) such Consultant is providing services directly to the Company or any Subsidiary.

2.19         “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

2.20         “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)           a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(b)           a sale or other disposition of at least 50% of the outstanding securities of the Company;

(c)           a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(d)           a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

2.21         “Director” means a member of the Board.

2.22         “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

2.23         “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

2.24         “Effective Date” means [●].

2.25         “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

2.26         “Employer” means the Company or the Affiliate of the Company that employs the Participant.

2.27         “Entity” means a corporation, partnership, limited liability company or other entity.

2.28         “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.29         “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

2.30         “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(a)           If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(b)           If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(c)           In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

2.31         “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

2.32         “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

2.33         “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

2.34         “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

2.35         “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

2.36         “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, (ii) the terms of any Non-Exempt Severance Agreement.

2.37         “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

2.38         “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

2.39         “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

2.40         “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

2.41         “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

2.42         “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

2.43         “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

2.44         “Other Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6.3.

2.45         “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

2.46         “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

2.47         “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

2.48         “Performance Awards” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 6.2 pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

2.49         “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any measure of performance selected by the Board.

2.50         “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

2.51         “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

2.52         “Plan” means this Alternus Clean Energy Inc. 202[●] Equity Incentive Plan, as may be amended from time to time.

2.53         “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

2.54         “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 5.8.

2.55         “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6.1.

2.56         “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

2.57         “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6.1.

2.58         “RSU Award Agreement” means a written agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of a RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

2.59         “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.60         “Rule 405” means Rule 405 promulgated under the Securities Act.

2.61         “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.62         “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

2.63         “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.64         “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 3.1.

2.65         “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

2.66         “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

2.67         “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

2.68         “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

2.69         “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

2.70         “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

2.71         “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

3.             Shares Subject to the Plan.

3.1           Share Reserve. Subject to adjustment in accordance with Section 3.2 and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 8,000,000 shares of Common Stock.

3.2           Share Reserve Operation.

3.2.1        Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

3.2.2        Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

3.2.3        Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock underlying a previously granted Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of an Award; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

4.             Eligibility and Limitations.

4.1            Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

4.2           Specific Award Limitations.

4.2.1                Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

4.2.2                Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

4.2.3                Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

4.2.4                Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

4.3           Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 3.1.

4.4           Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,200,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 4.4 shall apply commencing with the first calendar year that begins following the Effective Date.

5.             Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

5.1             Term. Subject to Section 4.2 regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

5.2           Exercise or Strike Price. Subject to Section 4.2 regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

5.3           Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

5.3.1                by cash or check, bank draft or money order (or an electronic equivalent thereof) payable to the Company;

5.3.2                pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

5.3.3                by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

5.3.4                if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

5.3.5             in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

5.4           Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the aggregate strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

5.5           Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

5.5.1                Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

5.5.2                Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

5.6           Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

5.7           Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs, whether vested or unvested, will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

5.8           Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 5.9, if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested and exercisable, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 5.1):

5.8.1                three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

5.8.2                12 months following the date of such termination if such termination is due to the Participant’s Disability;

5.8.3                18 months following the date of such termination if such termination is due to the Participant’s death; or

5.8.4                18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in 5.8.1 or 5.8.2 above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

5.9           Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 5.1).

5.10         Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 5.10 is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

5.11         Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

6.             Awards Other Than Options and Stock Appreciation Rights.

6.1           Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

6.1.1                Form of Award.

(a)             RSAs: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company (including with respect to dividends as set forth in Section 6.1.5 below) with respect to any shares subject to a Restricted Stock Award.

(b)             RSUs: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award unless and until shares are actually issued in settlement of a vested RSU Award (including with respect to dividend equivalents as set forth in Section 6.1.4 below).

6.1.2                Consideration.

(a)             RSA: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(b)             RSU: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

6.1.3                Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

6.1.4                Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

6.1.5                Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement).

6.1.6                Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

6.2           Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

6.3           Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

6.4           Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) or that may be convertible or exchangeable for Common Stock may be granted either alone or in addition to Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan and Applicable Law, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

7.             Adjustments Upon Changes In Common Stock; Other Corporate Events.

7.1             Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust, for the purpose of preventing dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 3.1; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3.1; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

7.2             Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

7.3             Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

7.3.1             Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

7.3.2             Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection 7.3.2 and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement or unless otherwise provided by the Board, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection 7.3.2 and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.

7.3.3             Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

7.3.4             Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

7.4             Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

7.5             No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.             Administration.

8.1             Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection 8.3 below.

8.2             Powers of Board. The Board (or its delegated Committee(s)) will have the power, subject to, and within the limitations of, the express provisions of the Plan:

8.2.1             To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

8.2.2             To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board (or its delegated Committee(s)), in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

8.2.3             To settle all controversies regarding the Plan and Awards granted under it.

8.2.4             To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

8.2.5             To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

8.2.6             To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

8.2.7             To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

8.2.8             To submit any amendment to the Plan for stockholder approval.

8.2.9             To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

8.2.10           Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

8.2.11           To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

8.2.12           To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

8.3             Delegation to Committee.

8.3.1             General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

8.3.2             Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

8.4             Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

8.5             Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

9.             Tax Withholding.

9.1             Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

9.2             Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

9.3             No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

9.4             Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

10.           Miscellaneous.

10.1             Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

10.2             Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

10.3             Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

10.4             Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

10.5             No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

10.6             Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

10.7             Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

10.8             Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

10.9             Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

10.10             Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

10.11             Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

10.12             Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

10.13             Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

10.14             Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule. If an Award includes a “series of installment payments” (within the meaning of Treasury Regulations Section 1.409A-2(b)(2)(iii)), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Treasury Regulations Section 1.409A-3(e)), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award.

10.15             Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

11.           Covenants of the Company.

11.1             Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

12.           Additional Rules For Awards Subject To Section 409A.

12.1             Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

12.2             Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection 12.2 apply.

12.2.1             If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

12.2.2             If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

12.2.3             If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

12.3             Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection 12.3 shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

12.3.1             Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(a)             If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated, and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(b)             If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

12.3.2             Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection 12.5 of this Section.

(a)             In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(b)             If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection 12.5.2 below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(c)             The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

12.4             Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection 12.4 shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

12.4.1             If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated, and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

12.4.2             If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

12.5             If the RSU Award is a Non-Exempt Award, then the provisions in this Section 12.5 shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

12.5.1             Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

12.5.2             The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

12.5.3             To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

12.5.4             The provisions in this subsection 12.5 for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

13.             Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

14.             Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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